   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1996

                                                 REGISTRATION NO. 33-34738
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                            AMENDMENT NO. 3 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
               DELAWARE                              59-29-13586
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                             3625 QUEEN PALM DRIVE
                             TAMPA, FLORIDA 33619
                                (813) 621-0011
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------

                    DAVID C. RUBERG, CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.
                             3625 QUEEN PALM DRIVE
                             TAMPA, FLORIDA 33619
                                (813) 621-0011
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
       RALPH J. SUTCLIFFE, ESQ.                 RAYMOND Y. LIN, ESQ.
  KRONISH, LIEB, WEINER & HELLMAN LLP             LATHAM & WATKINS
      1114 AVENUE OF THE AMERICAS                 885 THIRD AVENUE
     NEW YORK, NEW YORK 10036-7798            NEW YORK, NEW YORK 10022

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                                                         PROPOSED
                                                         MAXIMUM
                                         PROPOSED       AGGREGATE
 TITLE OF SECURITIES    AMOUNT TO BE      MAXIMUM        OFFERING      AMOUNT OF
   TO BE REGISTERED      REGISTERED  OFFERING PRICE(1)    PRICE     REGISTRATION FEE
- - ------------------------------------------------------------------------------------
Senior Discount Notes
 due 2006                   (2)             (2)        $150,000,000     $51,725
- - ------------------------------------------------------------------------------------
Common Stock, $.01 par
 value                  4,596,192(3)    $26.875(4)     $123,522,660     $42,595
- - ------------------------------------------------------------------------------------
                                                          Total:        $94,320(5)

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of determining the registration fee.
(2) The amount of Senior Discount Notes to be registered and the proposed maximum offering price per note are not currently determinable. The Senior
    Discount Notes will be offered at a discount from their principal amount;
    the aggregate offering price is estimated to be $150,000,000.

(3) Includes 599,503 shares subject to Underwriters' overallotment option. See "Underwriting."

(4) Average of the bid and asked prices as reported on the Nasdaq National Market on May 7, 1996, pursuant to Rule 457(c).

(5) $80,320 of the Registration Fee was previously paid. $14,000 is being paid herewith.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                             CROSS-REFERENCE SHEET

 ITEM      CAPTION IN FORM S-3               LOCATION IN DEBT PROSPECTUS
 ----      -------------------               ---------------------------
  1   Forepart of the Registration
       Statement and Outside Front
       Cover Page of Prospectus...   Outside Front Cover Page

  2   Inside Front and Outside
       Back Cover Pages of
       Prospectus.................   Inside Front Cover Page; Available
                                      Information; Outside Back Cover Page

  3   Summary Information, Risk
       Factors and Ratio of
       Earnings to Fixed Charges..   Prospectus Summary; Risk Factors; Selected
                                      Financial and Other Operating Data


  4   Use of Proceeds.............   Prospectus Summary; Use of Proceeds

  5   Determination of Offering
       Price......................   *

  6   Dilution....................   *

  7   Selling Security-Holders....   *

  8   Plan of Distribution........   Front Cover Page; Underwriting

  9   Description of Securities to
       be Registered..............   Description of the Senior Discount Notes;
                                      Certain Federal Income Tax Consequences

 10   Interests of Named Experts
       and Counsel................   Legal Matters; Experts

 11   Material Changes............   Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operation

 12   Incorporation of Certain
       Information by Reference...   Incorporation of Certain Documents by
                                      Reference

 13   Disclosure of Commission
       Position on Indemnification
       For Securities Act
       Liabilities................   *

- - --------
* Omitted because item is inapplicable or answer is in the negative.

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                             CROSS-REFERENCE SHEET

 ITEM      CAPTION IN FORM S-3              LOCATION IN EQUITY PROSPECTUS
 ----      -------------------              -----------------------------
  1   Forepart of the Registration
       Statement and Outside Front
       Cover Page of Prospectus...   Outside Front Cover Page

  2   Inside Front and Outside
       Back Cover Pages of
       Prospectus.................   Inside Front Cover Page; Available
                                     Information;  Outside Back Cover Page

  3   Summary Information, Risk
       Factors and Ratio of
       Earnings to Fixed Charges..   Prospectus Summary; Risk Factors; Selected
                                      Financial and Other Operating Data

  4   Use of Proceeds.............   Prospectus Summary; Use of Proceeds

  5   Determination of Offering
       Price......................   Underwriting

  6   Dilution....................   Dilution

  7   Selling Security-Holders....   The Selling Stockholders

  8   Plan of Distribution........   Front Cover Page; Underwriting

  9   Description of Securities to
       be Registered..............   Description of Capital Stock

 10   Interests of Named Experts
       and Counsel................   Legal Matters; Experts

 11   Material Changes............   Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operation

 12   Incorporation of Certain
       Information by Reference...   Incorporation of Certain Documents by
                                      Reference
 13   Disclosure of Commission
       Position on Indemnification
       For Securities Act
       Liabilities................   *

- - --------
* Omitted because item is inapplicable or answer is in the negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 8, 1996

PROSPECTUS

[LOGO OF ICI
APPEARS HERE]             $150,000,000 GROSS PROCEEDS

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                        % SENIOR DISCOUNT NOTES DUE 2006

  Intermedia Communications of Florida, Inc. ("ICI" or the "Company") is hereby
offering (the "Offering") $    principal amount at maturity of Senior Discount
Notes due 2006 (the "Senior Discount Notes"). The issue price of each of the
Senior Discount Notes will be $    per $1,000 principal amount at maturity of
Senior Discount Notes. The Senior Discount Notes will mature on    , 2006. The
issue price of each Senior Discount Note represents a yield to maturity of  %
(computed on a semi-annual bond equivalent basis) calculated from    , 1996.

  The Senior Discount Notes will be issued at a substantial discount from their principal amount. Cash interest will not accrue on the Senior Discount Notes
prior to    , 2001. Commencing    , 2001, cash interest on the Senior Discount
Notes will be payable semi-annually in arrears on     and     at a rate of  %
per annum. Holders of the Senior Discount Notes will be required to report income for tax purposes in advance of the receipt of cash payments to which such income is attributable. See "Certain Federal Income Tax Considerations." The Senior Discount Notes will be redeemable at the option of the Company at
any time, in whole or in part, on or after    , 2001, at the redemption prices
set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, in the event of a Change of Control (as defined
herein) on or prior to    , 2001, each holder of the Senior Discount Notes will
have the right to require the Company to repurchase all or any part of such holder's Senior Discount Notes at a repurchase price equal to 101% of the Accreted Value (as defined herein) thereof or, in the case of any such purchase
after    , 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The Senior Discount Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the Company's 13 1/2% Series B Senior Notes due 2005 (the "Existing Senior Notes"), which are secured by certain pledged securities, and will rank senior to any future subordinated indebtedness. As of December 31, 1995, on a pro forma basis after giving effect to the Offering, the offering (the "Concurrent Offering") of 3,996,689 shares of the Company's common stock, par value $.01 per share (the "Common Stock") by the Company and certain selling stockholders and the consummation of the EMI Acquisition (as defined herein), the Company would have had approximately $326.0 million of senior indebtedness outstanding, including trade payables, approximately $6.2 million of which would have been secured (excluding the Existing Senior Notes), and the Company's subsidiaries would have had approximately $24.7 million of indebtedness outstanding, including trade payables.

  The Offering is contingent upon consummation of the Concurrent Offering. The Company has not applied and does not intend to apply for the listing of the Senior Discount Notes on any securities exchange or for quotation through the Nasdaq National Market.

                                  ----------

SEE "RISK FACTORS" ON PAGE 15 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH
                  AN INVESTMENT IN THE SENIOR DISCOUNT NOTES.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                         PRINCIPAL
                         AMOUNT AT   PRICE TO    DISCOUNTS AND  PROCEEDS TO THE
                         MATURITY  THE PUBLIC(1) COMMISSIONS(2)  COMPANY(1)(3)
- - -------------------------------------------------------------------------------
Per Senior Discount
 Note..................       %           %             %               %
- - -------------------------------------------------------------------------------
Total..................    $           $             $               $

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

(1) Plus the amount of accrued original issue discount, if any, from    , 1996.
(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting offering expenses payable by the Company estimated at
    $   .

                                  ----------

  The Senior Discount Notes are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Senior Discount Notes will be made against
payment therefor in New York, New York on or about    , 1996.

BEAR, STEARNS & CO. INC.

                             MORGAN STANLEY & CO.
                                 INCORPORATED
                                                             MERRILL LYNCH & CO.

                    The date of this Prospectus is    , 1996.

                     [INTERMEDIA ENHANCED NETWORK DIAGRAM]

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR DISCOUNT NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                         FOR CALIFORNIA RESIDENTS ONLY

  WITH RESPECT TO SALES OF THE SENIOR DISCOUNT NOTES OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SENIOR DISCOUNT NOTES MAY BE SOLD ONLY TO THE FOLLOWING INDIVIDUALS: (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES WHICH ARE UNDER COMMON CONTROL, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING OR (3) PERSONS WHO HAVE EITHER: (I) A NET WORTH (EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES) OF AT LEAST $250,000 AND AN ANNUAL GROSS INCOME OF AT LEAST $75,000, OR (II) IRRESPECTIVE OF ANNUAL GROSS INCOME, A NET WORTH OF AT LEAST $500,000 (EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL NOT SELL OR OTHERWISE TRANSFER ANY OF SUCH SECURITIES TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006.

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit hereto or as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

    The Company's Annual Report on Form 10-K for the year ended December 31,
  1995.

    The Company's Current Report on Form 8-K filed with the Commission on February 21, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on March 13, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on April 30, 1996 including the exhibits thereto.

    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    The description of capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS OF FLORIDA, INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-621-0011), ATTENTION:
INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information including the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" or "ICI" means Intermedia Communications of Florida, Inc. together with its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the Glossary attached hereto as Appendix A.

                                  THE COMPANY

  ICI is a rapidly growing provider of integrated telecommunication services. Founded in 1987 as one of the nation's first facilities-based competitive access providers ("CAPs"), the Company currently operates digital, fiber optic networks in nine metropolitan areas and has one network under development. Expanding beyond provision of traditional CAP services, the Company now provides enhanced network services, including frame relay and Internet access services, primarily to business and government customers, in approximately 600 cities nationwide, and is a facilities-based interexchange carrier providing services, to approximately 10,000 customers. ICI intends to begin providing a range of local exchange services in Florida in the second half of 1996 and in other parts of its service territory as requisite approvals are obtained. ICI has continued to increase its customer base and network density in the Southeast and its customers' traffic to locations outside its existing service territory continues to increase. The Company has pursued (and will continue to pursue) attractive opportunities to expand into other geographic markets.

  The Company's goal is to become the single source provider of comprehensive telecommunications services to its customers. To accomplish this goal, the Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and, over time, through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company. In addition, with the advent of state and federal laws mandating local exchange competition, significant opportunities exist for the Company to increase its market share and reach new market segments by allowing other parties, including interexchange carriers ("IXCs"), to resell ICI's local exchange services, when available.

  ICI's strategy is designed to build a base of recurring revenues and to take advantage of the increasing requirements of business and government customers for more effective and efficient solutions to their telecommunications needs. These customers require maximum reliability, high quality service, broad geographic coverage (including end-to-end connectivity), solutions-oriented customer service and the timely introduction of innovative services. These customers also demand that services be delivered in a cost-effective manner and, preferably, from a single source. The Company is well positioned to satisfy such customer requirements due to (i) the successful negotiation of interconnection co-carrier agreements for Florida with BellSouth Telecommunication, Inc. ("BellSouth"), GTE Florida Incorporated ("GTE") and Sprint United Telephone-Florida/Centel-Florida ("Sprint-United") and the implementation of network to network interfaces ("NNIs") for frame relay data transmission with each of such carriers, (ii) a specialized sales and service approach employing engineering and sales professionals who design and implement customized, cost-effective telecommunications solutions, (iii) the ongoing development and integration of new telecommunications services and (iv) the strategic deployment of voice and data switches and digital fiber optic networks designed with redundancy and diversity.

  In December 1994, the Company acquired Phone One, Inc. ("Phone One"), a facilities-based interexchange carrier providing services to customers primarily located in Florida and Georgia. In July 1995, the Company consummated its acquisition of FiberNet USA, Inc. and FiberNet Telecommunications of Cincinnati, Inc. (collectively "FiberNet") thereby expanding its fiber optic networks into four additional metropolitan areas. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI Communications Corp. ("EMI"), a wholly-owned subsidiary of Newhouse Broadcasting Corporation (the "EMI

Acquisition"), for 937,500 shares of ICI Common Stock. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily over digital microwave networks in the northeastern United States. For the year ended December 31, 1995, EMI's revenues were approximately $43 million and the combined pro forma revenues of ICI and EMI were approximately $82 million. Although ICI believes the EMI Acquisition will be consummated, there can be no assurance that the conditions to the closing of such transaction will be satisfied and that the transaction will be consummated. The FiberNet and Phone One acquisitions have allowed (and the pending EMI Acquisition will allow) ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) introduce additional business customers to all of the Company's service offerings, (iii) add long distance to its portfolio of service offerings, (iv) reduce costs by eliminating overlapping facilities and removing duplicate NNIs and (v) create synergies between long distance and local service offerings such as economies of scale, usage sensitive billing capabilities and cross-selling opportunities.

  Subject to receipt by the Company of the requisite approvals, the Company intends to deploy switching equipment to provide local exchange and switched access services in each of its principal markets. These new switches will also augment the Company's interexchange services. The Company recently began to deploy such switching equipment in Florida and intends to deploy four switches in Florida during 1996. In addition, the Company is the first alternative local exchange carrier to enter into interconnection co-carrier agreements for Florida with each of BellSouth, GTE and Sprint-United, the three major providers of local exchange services in Florida, which provide for reciprocal rights to terminate traffic on each other's networks. Based upon Federal Communications Commission ("FCC") data and the Company's knowledge of the industry, the Company estimates that the market for local network services in 1995 was $5.0 billion in Florida, and $95 billion in the United States, substantially all of which is currently served by local exchange carriers ("LECs").

  The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. As of December 31, 1995, this infrastructure was comprised of 17,128 fiber miles and 504 route miles and was connected to 380 buildings. ICI continues to expand these networks and has identified expansion opportunities in other selected markets. This expansion should enable the Company to (i) achieve economies of scale in the management of its networks as well as the marketing and sales of its services, including local exchange services, (ii) more effectively service customers that have a presence in multiple metropolitan areas and (iii) reach a significant number of new customers.

  The Company has also undertaken a major expansion of its intercity network to satisfy the growing demands for enhanced network services, including frame relay networking services, ATM and Internet access. As a result, the Company had approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995 (not including the approximately 1,500 nodes in approximately 400 cities served by EMI), as compared to approximately 900 nodes, serving customer locations in 336 cities as of December 31, 1994. Enhanced network services, which are currently provided primarily on the Company's frame relay network, are specialized interexchange services offered by the Company for customers that need to transport large amounts of data among multiple locations. To address the growing demand for end-to-end connectivity and interoperability throughout the United States, in 1994, ICI created, in conjunction with EMI and three other regional telecommunications companies, the UniSPAN(C) consortium. This consortium, along with ICI's relationship with certain other carriers, allows the Company to terminate traffic both nationally and internationally utilizing other companies' networks and provides a flow of traffic onto the Company's networks. In addition, to further increase efficient access to a greater customer base, ICI and EMI have successfully established approximately 100 NNIs which interconnect their frame relay networks to those of BellSouth, Bell Atlantic Telephone Companies, Sprint-United, NYNEX Corporation, Ameritech Operating Companies, Southern New England Telephone Company, GTE and other carriers. According to industry sources, the frame relay services market is projected to grow at the rate of 84% per year through 1997 from its 1993 base of $144 million; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable.

  ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 621-0011.

CORPORATE STRATEGY

  The Company's goals, and its strategy for achieving them, distinguish the Company from many of its competitors. The Company's goal is to be a provider of a comprehensive set of integrated telecommunications services to a broad range of business and government customers, both directly and through resellers. The Company has developed the staff and knowledge-based skills required to market its services directly to business and government customers, as well as to resellers. The Company believes this strategy reduces the risk that accompanies the dependence on a few large customers. In addition, the Company has a substantial base of customers to whom it can market local exchange services when introduced. The significant capacity inherent in the Company's networks also provides the Company with the opportunity to offer additional services without a commensurate increase in operating expenses. ICI provides its customers with a specialized sales and service approach that enhances the cost effectiveness, value and reliability of the Company's service offerings to its customers.

  In order to become the single source provider of comprehensive telecommunications services to its customers, ICI has developed operating strategies designed to attract and retain customers, optimize the operational and cost structure of its networks and achieve desired growth. Below are the important components of these strategies.

  Customer Strategy

  Provide Single-Source Telecommunications Services. The Company's service portfolio currently includes: high capacity access and private line services, high speed data networking (i.e., frame relay and ATM), Internet services, interexchange long distance services, switched access transport and integration services. The Company intends to continue to expand its service offerings to customers, including providing local exchange services beginning in 1996, in order to become a single-source provider of telecommunications services. Recent state and federal legislation has opened the local exchange services market to competition which until recently could only be serviced by the LECs. See "Business--Government Regulation." A single-source capability provides significant advantages for the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. The Company also believes that expanding its service offerings will be advantageous operationally as the Company is able to introduce additional services through existing networks and customer connections thereby leveraging the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base includes firms in the retail, financial services, grocery, manufacturing and other industry segments. The Company has entered into a contract with the State of Florida to provide frame relay based network services for the State Division of Communications. These services will be deployed statewide and utilized by many of the State's agencies. In addition, upon the consummation of the EMI Acquisition, the Company would be a provider of telecommunications services to the State of New York's Empire Net which connects numerous agencies within the State. The Company believes that its success in providing these services to government agencies will be replicated in other states within the Company's service territory.

  Develop IXC and Value-Added Reseller Relationships. Recent changes in state and federal regulation have accelerated ICI's ability to deliver local exchange services and have provided LECs with incentives to foster local exchange competition. In addition, as the IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI an attractive choice for joint ventures and preferred vendor arrangements with the IXCs, LECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches by increasing the traffic through its networks. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company intends to solicit IXCs, out of region LECs, cable companies and other value added resellers to resell its local exchange services, when available.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. As a result, the Company believes that a growing portion of its revenue base will be associated with long-term customer relationships.

  Provide Cost-Effective Service Offerings. ICI has developed a number of innovative services designed to provide cost-effective telecommunications solutions to its customers. Each of the Company's individually packaged services is competitively priced and when integrated into a comprehensive telecommunications package provides significant value over comparable LEC and IXC service offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers thereby broadening the market for ICI's services.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded and intends to continue to expand the utilization of its direct sales and support team consisting of engineering and sales professionals to (i) increase the level of integration between the Company's and the customer's operations thus making the customer more reliant on the Company's services and (ii) broaden the services that can be offered by the Company. During 1995, ICI increased its sales representatives from 39 to 57. The Company believes its solutions-oriented sales approach enables the Company to provide customers with effective customized solutions to their telecommunications requirements.

  Network Strategy

  Control Franchise Points of the Networks. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue potential and the greatest long-term competitive advantage. The Company believes that connections to customers and building entries represent an important strategic component of its networks. These connections provide the Company with the platform to sell a variety of services to existing or potential customers within a building. ICI also believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost effective and customized solutions to its customers. The ability to offer these types of solutions differentiates ICI from commodity transport service providers.

  Extend Coverage to Provide End-to-End Connectivity. The Company has entered into interconnection co-carrier agreements with the large LECs in Florida, which allow the Company access to substantially all business and government telephones in Florida. The Company anticipates entering into similar arrangements with LECs in other markets. To better serve its end user customers, the Company has also interconnected its frame relay network to those of BellSouth, GTE, Bell Atlantic and several other carriers, thereby substantially expanding the reach of its networks. Upon consummation of the EMI Acquisition, ICI would provide originating and terminating transport services in 45 states and maintain points of presence ("POPs") for interexchange and enhanced network services in most major cities in these states.

  Deploy Capital Cost Effectively on a Demand Driven Basis. The increasing geographic coverage of the Company's services and the growing availability of leased capacity at competitive rates have led the Company to lease network capacity in various areas prior to, or in lieu of, building additional capacity. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks thereby reducing the risks associated with network construction and (iv) focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage.

  Growth Strategy

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company generated significant internal growth. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions (such as FiberNet, Phone One and EMI (pending)) and joint ventures or selling relationships (such as those ICI has with its UniSPAN(C) partners). The Company continues to examine from time to time various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the target company warrant developing a presence in those geographic areas or (ii) the target company offers services consistent with the Company's service portfolio which are not currently offered by ICI utilizing technology compatible with that utilized by ICI. Furthermore, ICI carefully evaluates the target company's corporate culture to assess its ability to integrate the target company's personnel and systems into the Company. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of those goals by creating operating synergies and more rapid expansion of the Company's networks or services. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition.

                                  THE OFFERING

Securities Offered..........  $    principal amount at maturity of     % Senior
                              Discount Notes due    , 2006 of the Company. The
                              Senior Discount Notes will be issued at a discount from their principal amount to generate gross proceeds of $150.0 million.

Issue Price.................  $    per $1,000 stated principal amount at
                              maturity of the Senior Discount Notes.

Maturity Date...............        , 2006.

Interest....................  The Senior Discount Notes will accrete at a rate
                              of    % compounded semi-annually, to an aggregate
                              principal amount of $    by    , 2001. No
                              interest will be payable on the Senior Discount
                              Notes prior to    , 2001. The Senior Discount
                              Notes will accrue interest at a rate of    % per
                              annum from   , 2001, payable semi-annually in
                              arrears on     and    , commencing     , 2001.

Yield.......................    % per annum, computed on a semi-annual bond
                              equivalent basis and calculated from     , 1996.

Optional Redemption.........  The Senior Discount Notes may be redeemed at the option of the Company, in whole or in part, on or
                              after     , 2001, at a premium declining to par
                              in 2004, plus accrued and unpaid interest, if any, through the redemption date.

                              In the event of the sale by the Company prior to
                                   , 1999 of its capital stock (other than
                              Disqualified Stock (as defined herein)) to a
                              Strategic Investor (as defined herein), in a
                              single transaction or a series of related
                              transactions, for an aggregate purchase price equal to or exceeding $50.0 million, up to a maximum of 25% of the aggregate amount of the Senior Discount Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale to such Strategic Investor (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the capital stock (other than Disqualified Stock) so sold) at
                              a redemption price equal to    % of the Accreted
                              Value thereof, with respect to the Senior
                              Discount Notes to be redeemed on the redemption date, provided that at least 75% of the aggregate principal amount of Senior Discount Notes originally issued remains outstanding immediately after the occurrence of such redemption.

Change of Control...........  In the event of a Change of Control on or prior
                              to     , 2001, the holders of the Senior Discount
                              Notes will have the right to require the Company to purchase their Senior Discount Notes at a price equal to 101% of the Accreted Value thereof
                              or, in the case of any such purchase after    ,
                              2001, at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Original Issue Discount.....  The issuance of the Senior Discount Notes will result in original issue discount for federal income tax purposes. Thus, although no interest will accrue on the Senior Discount Notes prior to
                                 , 2001, and there will be no periodic payments
                              of interest prior to    , 2001, original issue
                              discount (that is, the excess of the sum of the principal amount and all cash interest payments over the issue price of the Senior Discount Notes) will accrue from the issue date and will be includible periodically as interest income in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations."

Ranking.....................  The Senior Discount Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the Existing Senior Notes, and will rank senior in right of payment to any future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company will, however, have claims that are prior to the claims of the holders of the Senior Discount Notes with respect to the assets securing such other indebtedness. Although the Senior Discount Notes are ranked pari passu with the Existing Senior Notes, the Existing Senior Notes are secured by certain pledged securities. Accordingly, the Senior Discount Notes are effectively subordinated to the Existing Senior Notes to the extent of such pledged securities. See "Description of Other Indebtedness." As of December 31, 1995, after giving pro forma effect to (i) the Offering and the Concurrent Offering and the application of the proceeds therefrom and (ii) the EMI Acquisition, (a) the total amount of outstanding liabilities of the Company and its subsidiaries would have been approximately $326.0 million and
                              (b) the total amount of outstanding liabilities of the Company's subsidiaries, including trade payables, would have been approximately $24.7 million. The Senior Discount Notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, of the Company's subsidiaries.

Certain Covenants...........  The indenture pursuant to which the Senior
                              Discount Notes will be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Discount Notes at a price equal to 100% of the Accreted Value thereof, if
                              such circumstances occur on or prior to     ,
                              2001, or at 100% of the principal amount thereof,
                              if such circumstances occur after    , 2001, plus
                              accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of the Senior Discount Notes."

Use of Proceeds.............  The net proceeds of the Offering, after underwriting discounts, commissions and expenses, are estimated to be $144.3 million. The net proceeds will be used to finance the continued expansion of the Company's telecommunications networks and the installation of voice switches, which will allow the Company to offer local exchange service, and for general corporate purposes, including working capital. In addition, the Company may use net proceeds to fund acquisitions of assets or businesses which are involved in the telecommunications business. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition.


Concurrent Offering.........  The Company has concurrently registered 3,500,000 shares of Common Stock, for sale by the Company and 496,689 shares of Common Stock for sale by the selling stockholders, in the Concurrent Offering. This Offering is contingent upon the consummation of the Concurrent Offering.

Consent Solicitation........  The Company has obtained from the holders of a majority of the aggregate principal amount outstanding of the Existing Senior Notes consents to amend certain provisions of the indenture governing such notes in order to permit the Company to incur additional debt (including the Senior Discount Notes) and amend certain other covenants in the indenture governing the Existing Senior Notes. On April 26, 1996, the Company and SunTrust Bank, Central Florida, National Association, as trustee, executed an amended and restated indenture governing the Existing Senior Notes which contains certain covenants that are more restrictive than those which will be contained in the Indenture including the covenant with respect to the incurrence of additional indebtedness and issuance of preferred stock. See "Description of Other Indebtedness" and "Description of the Senior Discount Notes."


      For additional information regarding the Senior Discount Notes, see
                  "Description of the Senior Discount Notes."

                   SUMMARY FINANCIAL AND OTHER OPERATING DATA
  Statement of operations and balance sheet data presented below as of and for the five years in the period ended December 31, 1995 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.
  The operating results of Phone One are included in the Company's consolidated operating results since December 2, 1994. The operating results of FiberNet have been included in the Company's consolidated operating results since March 1, 1995. The pro forma information gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they occurred at January 1, 1995 for operations information and December 31, 1995 for balance sheet and statistical information. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)
                                                                        PRO FORMA(1)
                                                                         YEAR ENDED
                                  YEAR ENDED DECEMBER 31,               DECEMBER 31,
                          --------------------------------------------  ------------
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  ------------
STATEMENT OF OPERATIONS:
 Revenue................  $ 5,184  $ 7,030  $ 8,292  $14,272  $ 38,631    $ 81,687
 Expenses:
 Facilities administra-
  tion and maintenance
  and line costs........    1,483    1,760    2,843    5,396    22,989      62,604
 Selling, general and
  administrative........    2,050    2,607    3,893    6,412    14,993      18,295
 Depreciation and amor-
  tization..............    1,570    2,190    3,020    5,132    10,196      12,808
                          -------  -------  -------  -------  --------    --------
                            5,103    6,557    9,756   16,940    48,178      93,707
                          -------  -------  -------  -------  --------    --------
 Operating income
  (loss)................       81      473   (1,464)  (2,668)   (9,547)    (12,020)
 Other income (expense)
 Interest expense.......   (1,063)  (1,031)    (844)  (1,218)  (13,767)    (13,826)
 Interest and other in-
  come..................       23      323      234      819     4,060       4,082
 Income tax benefit.....      --       --       --       --         97          97
                          -------  -------  -------  -------  --------    --------
 Loss before extraordi-
  nary item.............     (959)    (235)  (2,074)  (3,067)  (19,157)   $(21,667)
                                                                          ========
 Extraordinary loss on
  early extinguishment
  of debt...............      --       --       --       --     (1,592)
                          -------  -------  -------  -------  --------
 Net loss...............  $  (959) $  (235) $(2,074) $(3,067) $(20,749)
                          =======  =======  =======  =======  ========
 Net loss per share:(2)
 Loss before extraordi-
  nary item.............  $ (1.01) $  (.10) $  (.29) $  (.34) $  (1.91)   $  (1.95)
                                                                          ========
 Extraordinary loss.....      --       --       --       --       (.16)
                          -------  -------  -------  -------  --------
 Net loss...............  $ (1.01) $  (.10) $  (.29) $  (.34) $  (2.07)
                          =======  =======  =======  =======  ========
 Weighted average number
  of shares outstand-
  ing...................    1,354    4,797    7,077    8,956    10,036      11,087
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........      --       --       --       --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $ 1,651  $ 2,663  $ 1,556  $ 2,464  $    649    $    788
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $ 3,463  $ 8,818  $10,486  $13,731  $ 31,915         --
                                                                        PRO FORMA(5)
                                        DECEMBER 31,                    DECEMBER 31,
                          --------------------------------------------  ------------
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  ------------
NETWORK DATA:(6)
 Buildings connected....      110      161      234      293       380         402
 Route miles............      165      240      335      378       504       4,904
 Fiber miles............    2,956    6,184   10,239   11,227    17,128      17,128
 Number of city-based
  networks in service...        3        4        5        6         9           9
ENHANCED NETWORK
 SERVICES:(6)
 Nodes(7)...............      --       --       100      900     2,300       3,800
 Cities(8)..............      --       --        37      336       600         900
 Switches...............      --       --         4       12        31          52
EMPLOYEES:(6)...........       26       49       58      146       287         434

                                                                                   PRO FORMA
                                                                   PRO FORMA(9) AS ADJUSTED(10)
                                       DECEMBER 31,                DECEMBER 31,  DECEMBER 31,
                         ----------------------------------------- ------------ ---------------
                          1991     1992    1993    1994     1995       1995          1995
                         -------  ------- ------- ------- -------- ------------ ---------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(11)....... $   575  $ 1,775 $27,954 $10,208 $ 50,997   $ 50,997      $282,746
 Working capital
  (deficit)(12).........    (949)   8,999  25,712   9,588   70,353     70,103       301,852
 Total assets...........  17,577   36,174  61,219  74,086  216,018    233,143       470,622
 Long-term debt
  (including current
  maturities)(13).......   9,549    9,647   9,647  10,072  159,307    159,307       309,307
 Total stockholders'
  equity (deficit)......  (7,526)  21,257  45,987  52,033   40,254     57,129       144,608

- - --------
 (1) Gives effect to the acquisitions of FiberNet and EMI (pending) as if they occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.
 (2) Net loss per share for the years ended December 31, 1991 and 1992 have been increased by the amount of redeemable preferred stock dividends. Additionally, net loss per share for the year ended December 31, 1991 has been increased to reflect the effects of certain options and warrants issued shortly before ICI's initial public offering in April, 1992 in accordance with a Staff Accounting Bulletin of the Commission.
 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on redeemable preferred stock. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 the Company's earnings were insufficient to cover fixed charges by $1,061, $355, $2,288, $3,324 and $19,931, respectively. For the year ended December 31, 1995, the Company's pro forma earnings including $19,113 of interest expense related to the Offering were insufficient to cover fixed charges by $41,555.

 (4) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition the 1995 amount excludes $1,592 related to an extraordinary loss on the early extinguishment of debt. EBITDA is provided since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to represent cash flow for the period indicated. See Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.
 (5) Gives effect to the EMI Acquisition (pending). Certain numbers are estimated based on information provided to the Company by EMI.
 (6) Based upon Company records.
 (7) An individual point of origination and termination of data served by the ICI enhanced network. All node numbers are approximate.
 (8) The number of discrete postal cities to which enhanced services are provided.
 (9) Gives effect to the EMI Acquisition (pending).

(10) Gives effect to (i) the Offering, the Concurrent Offering (3.5 million shares at an estimated price of $26.50 per share) and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending), but excludes any costs associated with obtaining consents from the holders of the Existing Senior Notes.
(11) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes.
(12) Includes $18,854 of Restricted Investments as of December 31, 1995 classified as a current asset.
(13) Excludes capital lease obligations at December 31, 1991, 1992, 1993, 1994 and 1995 and December 31, 1995 (pro forma) of $1,512, $2,095, $1,967,
     $6,455, $6,238 and $6,238, respectively.

  The Company estimates that its unaudited revenues, EBITDA, and loss for the three months ended March 31, 1996 were approximately $13.5 million, $(1.7) million and $(8.9) million, respectively, as compared to $8.7 million, $.9 million and $(1.3) million, respectively, for the three months ended March 31, 1995.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to other information set forth elsewhere in this Prospectus, before purchasing the securities offered hereby.

  Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed
Charges. Following the Offering, the Company will be significantly leveraged. At December 31, 1995, after giving pro forma effect to (i) the Offering and the Concurrent Offering and the application of the proceeds therefrom and (ii) the EMI Acquisition, the Company would have had outstanding approximately $326.0 million in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), of which approximately $318.7 million would have been indebtedness and other liabilities of the Company and approximately $7.3 million would have been indebtedness and other liabilities of the Company's subsidiaries (excluding approximately $17.4 million due to ICI). The degree to which the Company is leveraged could have important consequences to holders of Senior Discount Notes, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness, including the Senior Discount Notes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; (iv) a substantial portion of the indebtedness of the Company will mature in accordance with its terms prior to the Senior Discount Notes; and (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  For the year ended December 31, 1995, and on a pro forma basis after giving effect to (i) the Offering, the Concurrent Offering and the application of the proceeds therefrom and (ii) the acquisitions of FiberNet and EMI as if they had occurred on January 1, 1995, the Company's pro forma earnings would have been inadequate to cover its pro forma fixed charges by $41.6 million, primarily as a result of operating expenses associated with the expansion of the Company's networks and operations. In order for the Company to meet its debt service obligations, including its obligations with respect to the Senior Discount Notes, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that ICI would be successful in raising such financing, or the terms or timing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Effective Subordination of the Senior Discount Notes. The Senior Discount Notes are not secured by any of the assets of the Company. Holders of secured indebtedness of the Company will have claims that are prior to the claims of the holders of the Senior Discount Notes ("Holders") to the extent of the assets securing such other indebtedness. Although the Senior Discount Notes are ranked pari passu with the Existing Senior Notes, the Existing Senior Notes are secured by certain pledged securities. Accordingly, the Senior Discount Notes are effectively subordinated to the Existing Senior Notes to the extent of such pledged securities. See "Description of Other Indebtedness." The Indenture and the indenture governing the Existing Senior Notes will permit certain indebtedness of the Company to be secured. In addition, the Senior Discount Notes will be effectively subordinated to indebtedness and other liabilities and commitments (including trade payables) of the Company's subsidiaries.

  The Company intends to loan or contribute a portion of the net proceeds from the Offering to certain of its subsidiaries. The Company will be dependent to some extent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Senior Discount Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws.

  Effect of Substantial Additional Indebtedness on the Company's Ability to Repay the Senior Discount Notes. The Indenture and the indenture governing the Existing Senior Notes, limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks, purchase of switches and introduction of new service offerings. Additional indebtedness of the Company may rank pari passu with the Senior Discount Notes in certain circumstances. See "Description of the Senior Discount Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Senior Discount Notes. No guarantees have been issued with respect to the Senior Discount Notes; thus, the Company's subsidiaries are not directly obligated under the Senior Discount Notes. Earnings generated by any of the Company's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements. See "-- Effective Subordination of the Senior Discount Notes."

  Limited Operations; History of Net Losses. The Company's business commenced in 1987 and substantially all of the Company's revenues are derived from enhanced network services, integration services, long distance services and certain local network services. The Company is expecting to substantially increase the size of its operations and number of service offerings in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

  The development of the Company's business and the installation and expansion of its networks require significant expenditures, a substantial portion of which are incurred before the realization of revenues. Together with the associated early operating expenses, these capital expenditures will result in negative cash flow until an adequate customer base is established. ICI reported net losses of approximately $2.1 million, $3.1 million and $20.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. Although its revenues have increased in each of the last three years, ICI has incurred significant increases in expenses associated with the development and expansion of its fiber optic networks, services and customer base. There can be no assurance that ICI will achieve or sustain profitability in the future.

  Consummation of the EMI Acquisition. On February 20, 1996, the Company signed an agreement with EMI to acquire its telecommunications division. The significant conditions to closing the acquisition are (i) receipt of federal and state regulatory and municipal approvals and (ii) receipt of certain third party consents to the assignment of various contracts, all of which must be obtained by September 30, 1996. The terms of the EMI acquisition agreement provide for the acquisition by ICI of certain (but not all) of the telecommunications assets of EMI if certain consents are not obtained. Although ICI believes that all of the conditions to the consummation of the acquisition will be satisfied by September 30, 1996, there can be no assurance that such conditions will be timely satisfied and that the EMI Acquisition will be consummated.

  New Telecommunications Act and Uncertainty of Future Regulation. The Company is subject to federal regulation by the FCC and local service regulation by the public service commissions in the states in which it provides jurisdictionally interstate services. The Company may also be subject to regulation by the public service commissions of other states into which the Company is expanding. In addition, many of these regulations may be subject to judicial review, the result of which ICI is unable to predict. The FCC has determined that non-dominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis. The recently enacted Telecommunications Act of 1996 (the "1996 Act") provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. The FCC has initiated two different proceedings which may eliminate the tariff-filing obligation of the Company, however, there can be no assurance that the FCC will so forebear. The Company is also generally subject to state certification, tariff filing and other regulatory requirements. Challenges to tariffs by third parties may cause the Company to incur significant legal and administrative expenses. Although the trend in federal and state regulations appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulatory bodies or legislative initiatives would not have a material adverse effect on the Company.

  Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. In addition, the Company has a network under development in St. Louis, Missouri. The Company has identified other expansion opportunities in Florida and other parts of the eastern United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

  Competition. In each of its markets, the Company faces significant competition for the local network services it offers from LECs, which currently dominate their local telecommunications markets. LECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, LECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more CAPs operating fiber optic networks. In addition, the Company faces competition in its network systems integration business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other LECs, long distance carriers and systems integrators, and in its enhanced network services business from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide LECs with increased pricing flexibility as competition increases. If LECs are permitted to lower their rates substantially or engage in excessive volume or discount pricing practices for their customers, the net income or cash flow of competitive local exchange carriers, including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, Inc. ("AT&T"), MCI Communications Corporation ("MCI") and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. If the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, AT&T, MCI and other interexchange carriers have announced their intent to enter into the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T and MCI with respect to local exchange services could have a material adverse effect on the Company's business.

  Significant Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. ICI expects to fund its capital requirements through existing resources, internally generated funds, joint ventures and debt or equity financing, including capital raised through the Offering and the Concurrent Offering, as appropriate. There can be no assurance, however, that ICI will be successful in producing sufficient cash flow or raising sufficient debt or equity capital on terms that it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to consumate the Concurrent Offering or to generate sufficient funds may require ICI to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

  Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

  A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful.

  Risk of New Service Acceptance. The Company offers a number of services that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept new telecommunications technology. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While ICI believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of ICI of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

  Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to an employment agreement with the Company.

  Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local governmernt authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most LECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

  Dependence on Business from IXCs. For the year ended December 31, 1995, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business. See "Business--The Company--Customer Strategy."

  In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

  Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. However, management does not believe that the consummation of any such agreements are necessary to successfully implement its strategic plans. An investment, business combination or strategic alliance could constitute a Change of Control. Each of the Indenture and the indenture governing the Existing Senior Notes provides that a Change of Control would require the Company to repay the indebtedness outstanding under such instruments. If a Change of Control does occur, there is no assurance that the Company would have sufficient funds to make such repayments or could obtain any additional debt or equity financing that could be necessary in order to repay the Senior Discount Notes or Existing Senior Notes.

  Lack of Established Market. The Senior Discount Notes are a new issue of securities for which there is currently no public market. The Company does not intend to apply for listing of the Senior Discount Notes on any securities exchange or on the Nasdaq National Market. Although the Underwriters have informed the Company that they currently intend to make a market in the Senior Discount Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the Senior Discount Notes may be adversely affected.

                                USE OF PROCEEDS

  The net proceeds of the Offering after underwriting discounts, commissions and expenses, are estimated to be $144.3 million. The net proceeds, together with the net proceeds of the Concurrent Offering estimated to be $87.5 million, will be used by the Company to finance the continued expansion of ICI's telecommunications networks (including the networks to be acquired from EMI) and the installation of voice switches, which will allow the Company to offer local exchange service, and for general corporate purposes, including working capital.

  A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion. The businesses that the Company may acquire will likely consist of companies that own existing networks or companies that provide services that complement the Company's existing businesses. The Indenture and the indenture governing the Existing Senior Notes prohibit the Company from acquiring assets or businesses which are not involved in the Telecommunications Business (as defined below). See "Description of the Senior Discount Notes--Limitation on Business Activities" and "--Asset Sales." Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle to acquire or effect any material acquisition has been reached.

  The Company is acquiring the telecommunications division of EMI in exchange for Common Stock. The purchase agreement does however provide for a contingent cash payment in the amount of $594,000 if a certain planned network expansion is completed prior to the closing of the EMI Acquisition. If such expansion is completed, a portion of the net proceeds of the Offering and the Concurrent Offering may be used to make such contingent payment.

  Prior to the application of the net proceeds of the Offering as described above, such funds will be invested in short-term investment grade securities.

                                CAPITALIZATION

  The following table sets forth the consolidated actual and consolidated pro forma cash and cash equivalents and capitalization of the Company at December 31, 1995. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, and other information included elsewhere in this Prospectus.

                                                     AS OF DECEMBER 31, 1995
                                                     ---------------------------
                                                      ACTUAL      PRO FORMA(1)
                                                     -----------  --------------
                                                         (IN THOUSANDS)
Cash and cash equivalents(2)........................ $    50,997    $   282,746
                                                     ===========    ===========
Long-term debt (including current maturities):
  13 1/2% Series B Senior Notes due 2005............ $   158,984    $   158,984
  Senior Discount Notes.............................         --         150,000
  Other long-term debt..............................         323            323
  Capital lease obligations.........................       6,238          6,238
                                                     -----------    -----------
    Total long-term debt............................     165,545        315,545
                                                     -----------    -----------
Stockholders' equity:
  Common stock and additional paid-in capital.......      74,197        178,551
  Accumulated deficit...............................     (33,943)       (33,943)
                                                     -----------    -----------
Total stockholders' equity..........................      40,254        144,608
                                                     -----------    -----------
Total capitalization................................    $205,799    $   460,153
                                                     ===========    ===========

- - --------
(1) Gives effect to (i) the Offering, the Concurrent Offering and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending).
(2) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes and any costs associated with obtaining consents from the holders of the Existing Senior Notes.

                  SELECTED FINANCIAL AND OTHER OPERATING DATA

  The selected financial data and balance sheet data presented below as of and for the five years in the period ended December 31, 1995 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.

  The operating results of Phone One are included in the Company's consolidated operating results since December 2, 1994 (the date of acquisition by the Company). The operating results of FiberNet have been included in the Company's consolidated operating results since March 1, 1995. The pro forma information gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they occurred at January 1, 1995 for operations information and December 31, 1995 for balance sheet and statistical information. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                        PRO FORMA(1)
                                  YEAR ENDED DECEMBER 31,                YEAR ENDED
                          --------------------------------------------  DECEMBER 31,
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  ------------
SELECTED FINANCIAL DATA:
 Revenue................  $ 5,184  $ 7,030  $ 8,292  $14,272  $ 38,631    $ 81,687
 Expenses
 Facilities
  administration and
  maintenance and line
  costs.................    1,483    1,760    2,843    5,396    22,989      62,604
 Selling, general and
  administrative........    2,050    2,607    3,893    6,412    14,993      18,295
 Depreciation and
  amortization..........    1,570    2,190    3,020    5,132    10,196      12,808
                          -------  -------  -------  -------  --------    --------
                            5,103    6,557    9,756   16,940    48,178      93,707
                          -------  -------  -------  -------  --------    --------
 Operating income
  (loss)................       81      473   (1,464)  (2,668)   (9,547)    (12,020)
 Other income (expense)
  Interest expense......   (1,063)  (1,031)    (844)  (1,218)  (13,767)    (13,826)
  Interest and other
   income...............       23      323      234      819     4,060       4,082
  Income tax benefit....      --       --       --       --         97          97
                          -------  -------  -------  -------  --------    --------
  Loss before
   extraordinary item...     (959)    (235)  (2,074)  (3,067)  (19,157)   $(21,667)
                                                                          ========
  Extraordinary loss on
   early extinguishment
   of debt..............      --       --       --       --     (1,592)
                          -------  -------  -------  -------  --------
 Net loss...............  $  (959) $  (235) $(2,074) $(3,067) $(20,749)
                          =======  =======  =======  =======  ========
 Net loss per share:(2)
  Loss before
   extraordinary item...  $ (1.01) $  (.10) $  (.29) $  (.34) $  (1.91)   $  (1.95)
                                                                          ========
  Extraordinary loss....      --       --       --       --       (.16)
                          -------  -------  -------  -------  --------
  Net loss..............  $ (1.01) $  (.10) $  (.29) $  (.34) $  (2.07)
                          =======  =======  =======  =======  ========
 Weighted average number
  of shares
  outstanding...........    1,354    4,797    7,077    8,956    10,036      11,087
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........      --       --       --       --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $ 1,651  $ 2,663  $ 1,556  $ 2,464  $    649    $    788
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $ 3,463  $ 8,818  $10,486  $13,731  $ 31,915         --
                                        DECEMBER 31,                    PRO FORMA(5)
                          --------------------------------------------  DECEMBER 31,
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  ------------
NETWORK DATA:(6)
 Buildings connected....      110      161      234      293       380         402
 Route miles............      165      240      335      378       504       4,904
 Fiber miles............    2,956    6,184   10,239   11,227    17,128      17,128
 Number of city-based
  networks in service...        3        4        5        6         9           9
ENHANCED NETWORK SERVIC-
 ES:(6)
 Nodes(7)...............      --       --       100      900     2,300       3,800
 Cities(8)..............      --       --        37      336       600         900
 Switches...............      --       --         4       12        31          52
EMPLOYEES:(6)...........       26       49       58      146       287         434

                                                                                   PRO FORMA
                                                                   PRO FORMA(9) AS ADJUSTED(10)
                                       DECEMBER 31,                DECEMBER 31,  DECEMBER 31,
                         ----------------------------------------- ------------ ---------------
                          1991     1992    1993    1994     1995       1995          1995
                         -------  ------- ------- ------- -------- ------------ ---------------
BALANCE SHEET DATA:
 Cash and cash equiva-
  lents(11)............. $   575  $ 1,775 $27,954 $10,208 $ 50,997   $ 50,997      $282,746
 Working capital (defi-
  cit)(12)..............    (949)   8,999  25,712   9,588   70,353     70,103       301,852
 Total assets...........  17,577   36,174  61,219  74,086  216,018    233,143       470,622
 Long-term debt
  (including current
  maturities)(13).......   9,549    9,647   9,647  10,072  159,307    159,307       309,307
 Total stockholders' eq-
  uity (deficit)........  (7,526)  21,257  45,987  52,033   40,254     57,129       144,608

- - --------
 (1) Gives effect to the acquisitions of FiberNet and EMI (pending) as if they occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.
 (2) Net loss per share for the years ended December 31, 1991 and 1992 have been increased by the amount of redeemable preferred stock dividends. Additionally, net loss per share for the year ended December 31, 1991 has been increased to reflect the effects of certain options and warrants issued shortly before ICI's initial public offering in April, 1992 in accordance with a Staff Accounting Bulletin of the Commission.
 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on redeemable preferred stock. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 the Company's earnings were insufficient to cover fixed charges by $1,061, $355, $2,288, $3,324 and $19,931, respectively. For the year ended December 31, 1995, the Company's pro forma earnings including $19,113 of interest expense related to the Offering were insufficient to cover fixed charges by $41,555.

 (4) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition the 1995 amount excludes $1,592 related to an extraordinary loss on the early extinguishment of debt. EBITDA is provided since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to represent cash flow for the period indicated. See Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.
 (5) Gives effect to the EMI Acquisition (pending). Certain numbers are estimated based on information provided to the Company by EMI.
 (6) Based upon Company records.
 (7) An individual point of origination and termination of data served by the ICI enhanced network. All node numbers are approximate.
 (8) The number of discrete postal cities to which enhanced services are provided.
 (9) Gives effect to the EMI Acquisition (pending).

(10) Gives effect to (i) the Offering, the Concurrent Offering (3.5 million shares at an estimated price of $26.50 per share) and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending), but excludes any costs associated with obtaining consents from the holders of the Existing Senior Notes.
(11) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes.
(12) Includes $18,854 of Restricted Investments as of December 31, 1995 classified as a current asset.
(13) Excludes capital lease obligations at December 31, 1991, 1992, 1993, 1994 and 1995 and December 31, 1995 (pro forma) of $1,512, $2,095, $1,967,
     $6,455, $6,238 and $6,238, respectively.

  The Company estimates that its unaudited revenues, EBITDA, and loss for the three months ended March 31, 1996 were approximately $13.5 million, $(1.7) million and $(8.9) million, respectively, as compared to $8.7 million, $.9 million and $(1.3) million, respectively, for the three months ended March 31, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the audited Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  Since its inception in 1987, the Company has experienced substantial growth. Building from its original base in Florida, ICI is now a provider of integrated telecommunications services to customers that have a presence in its southeastern United States service territory. The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. In addition, the Company's frame relay network serves customers in approximately 600 cities and provides end-to-end connectivity throughout the United States and certain international markets. As its networks and service offerings have expanded, the Company has experienced significant year to year growth in revenues and customers.

  ICI provides customers with a competitive alternative to the local exchange telephone companies and interexchange carriers in its service territory for a full range of voice and data telecommunications services. ICI's customers include a broad range of businesses and government customers and IXCs. The Company delivers local network services primarily over digital fiber optic telecommunications networks that it either owns or leases. In some circumstances, leasing facilities enables the Company to more rapidly initiate service to customers, reduces the risk of network construction or acquisition and potentially improves cash flow due to the reduction or deferment of capital expenditures. The Company also offers enhanced network services to its customers on an extensive intercity network that connects its customers, either through its own network or through other carriers, to locations throughout the country and internationally. In December 1994, the Company entered the long distance business through the acquisition of Phone One, a facilities-based provider of long distance services. During the fourth quarter of 1995, the sales, customer support and network administration functions of Phone One were integrated into the Company's operating structure.

  At its inception, ICI provided special access and private line services to interexchange carriers. In 1988, ICI was the first telecommunications service provider in Florida to begin providing special access and private line services to business customers. In 1991, ICI began offering integration services in response to customers' needs and in 1992, ICI introduced its first enhanced network services to provide flexible capacity and highly reliable end-to-end data connectivity for its business and government customers. The Company began offering interexchange long distance service in December 1994, Internet services in 1995 and intends to deploy local switching equipment beginning in 1996 to provide switched access and local exchange service in Florida, and, with requisite approvals, in other portions of its service territory. The pace with which the Company has introduced new service offerings has enabled it to achieve substantial growth, improve its mix of customers and diversify its sources of revenue. The Company believes that business and government customers will continue to account for a substantial share of its revenues over the next several years, because of its ability to offer such customers integrated, cost-effective telecommunications solutions. The Company believes that during the first few years of local exchange competition, the IXCs may enter the market by becoming resellers of the Company's local services. If the IXCs pursue a reseller strategy, the amount of revenue the Company realizes from carriers may increase during this period.

  In the last five years the Company has achieved positive EBITDA and increased its revenue base substantially. However, as a result of significant investments in network infrastructure and in resources necessary to launch local exchange services and expand enhanced network services, EBITDA has decreased as a percentage of revenue and the Company expects EBITDA to be negative for 1996. The Company believes that this is due to its significant up front expenses related to the development of its networks and leased facilities, the revenue from which is expected to be realized in later periods. The development of the Company's business and the installation and expansion of its networks have resulted in substantial capital expenditures and net losses during this period of its operations. Procurement of rights-of-way, administration and maintenance of facilities, depreciation of network capital expenditures and sales, general and administrative costs will continue to represent a large portion of the Company's expenses during its rapid expansion. In addition, the Company has experienced rapid growth in marketing and selling expenses consistent with the addition of new customers and an increased level of selling and marketing activity. All of the marketing and selling expenses associated with the acquisition of new customers are expensed as they occur even though these customers are expected to generate recurring revenue for the Company for several years. The continued expansion of the Company's networks in anticipation of new customers and the marketing of services to new and existing customers is therefore adversely impacting EBITDA of the Company in the near term. The Company anticipates, but there can be no assurance, that as its customer base grows, incremental revenues will be greater than incremental operating expenses.

PLAN OF OPERATION

  The Company believes that a significant portion of its growth in 1996 will be derived from its enhanced network services. In addition to anticipated internal growth, the EMI Acquisition, if consummated, will substantially increase the geographic coverage of the Company's frame relay network and its customer base. According to industry sources, the market for frame relay services nationwide is projected to be $1.2 billion in 1996; however, there can be no assurance that such amount will be realized or that the assumptions underlying such projection are reliable.

  In 1997 and beyond, the Company believes that its growth will be balanced among its local network, enhanced network and interexchange services. Based on the Company's analysis of FCC data and its knowledge of the industry, the Company estimates that the market for local exchange and switched access services, which is currently serviced only by the LECs, was $5.0 billion in 1995 in Florida alone. As a result of recent deregulation of the Florida market and the successful negotiation of interconnection co-carrier agreements with each of the three major LECs in Florida, the Company is now positioned to provide local exchange services in a number of Florida's communities. The Company intends to begin offering local exchange services, in Florida during the second half of 1996 and in other parts of its service area as requisite approvals are obtained.

  In order to develop its businesses more rapidly and efficiently utilize its capital resources, ICI plans to use the existing fiber optic infrastructure of other providers in addition to using its existing and planned networks. While the Company will use significant amounts of capital to deploy enhanced data and voice switches on a demand driven basis in selected markets, ICI believes that its substantial existing network capacity should enable it to add new customers and provide additional services that will result in increased revenues with lower incremental costs and, correspondingly, over time improve its EBITDA. For example, selling additional services, such as local exchange services, to existing or new customers allows the Company to utilize unused portions of the capacity inherent in its existing fiber optic networks. This operating leverage increases the utilization of the network with limited additional capital expenditures. The Company's strategy to offer a full complement of telecommunications services is designed to enable the Company to take advantage of the operating leverage of its networks.

RECENT STRATEGIC DEVELOPMENTS

  EMI Acquisition. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily in the northeastern United States. For the past several years, the Company has utilized EMI's networks for termination of enhanced network services traffic in EMI's territory. EMI operates owned and leased microwave and fiber optic digital network capacity in New York, Massachusetts, Vermont, Rhode Island, Connecticut, New Jersey, Pennsylvania, Maryland and the District of Columbia and maintains POPs in most major cities in these states. The consummation of the EMI Acquisition would allow ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) cross sell ICI's long distance and local exchange services into this new base of customers and (iii) reduce costs by eliminating overlapping facilities, removing duplicate NNIs and creating economies of scale.

  Regulation. The 1996 Act, which was signed into law on February 8, 1996, effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The 1996 Act greatly expands the FCC's collocation requirements, allowing companies such as ICI to collocate their equipment with the LECs and requiring the LECs and other competitors to reciprocally compensate each other for terminating traffic on each other's networks. In addition, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside of their local service regions immediately, and permits them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory commissions that they have adhered to the FCC's interconnection regulations. As a result of these provisions of the 1996 Act, the Company will gain access to an expanded customer base, and will be able to realize a reduction in its costs of interconnection. At the same time, the 1996 Act also makes competitive entry more attractive to RBOCs, other LECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces. See "Business--Government Regulation" and "Business--Competition."

  Interconnection Co-Carrier Agreements. In order to provide expanded end-to-end connectivity and interoperability in Florida, ICI has entered into interconnection co-carrier agreements with BellSouth, GTE and Sprint-United, which provide for reciprocal rights to terminate traffic on each other's networks. The Company expects to enter into similar agreements with LECs, cable television companies, utility companies and other competitive local exchange providers in Florida and other states.

REVENUE AND CUSTOMER BASE ANALYSIS

  Since the Company's founding in 1987, ICI has continually introduced new services. Due to these efforts, ICI's customer and revenue base has expanded substantially in recent years. The Company believes that the continued aggressive expansion of its enhanced network services, the proposed acquisition of EMI and the introduction of local exchange services will accelerate the diversification of the Company's customer and revenue base. The Company believes the expansion of the Company's customer base and the diversification of its revenue sources have (i) reduced the Company's percentage of revenue associated with the more price sensitive services to IXCs, (ii) lowered the Company's reliance on any one customer and (iii) increased the total addressable market for the Company's services. The table set forth below provides an analysis of the Company's customer and revenue base.

                      REVENUE AND CUSTOMER BASE ANALYSIS

                                                                  PRO FORMA(1)
                                                                   YEAR ENDED
                                    YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                    ---------------------------   ------------
                                     1993      1994      1995         1995
                                    --------  --------  -------   ------------
Customer revenue:
  Non-IXCs.........................       59%       77%      90%        95%
  IXCs.............................       41        23       10          5
                                    --------  --------  -------      -----
    Total..........................      100%      100%     100%       100%
                                    ========  ========  =======      =====
Number of customers served (at end
 of period)(2).....................      230     8,148    9,530      9,930
Revenue sources:
  Local network services...........       84%       57%      28%        26%
  Enhanced network services........        4        16       18         44
  Interexchange services...........        0         9       49         23
  System integration...............       12        18        5          7
                                    --------  --------  -------      -----
                                         100%      100%     100%       100%
                                    ========  ========  =======      =====

- - --------
(1) Gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they had occurred at the beginning of the period presented.

(2) Excludes long distance customers for whom billings during December 1995 were less than $5.00.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information derived from the Consolidated Statements of Operations of the Company and the Unaudited Pro Forma Condensed Consolidated Financial Statements expressed in percentages of revenue:

                                                                   PRO FORMA(1)
                                                                    YEAR ENDED
                                     YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                     ---------------------------   ------------
                                      1993      1994      1995         1995
                                     -------   -------   -------   ------------
Revenue............................    100.0%    100.0%    100.0%     100.0%
Facilities administration and main-
 tenance and line cost.............     34.3      37.8      59.5       76.6
Selling, general and administra-
 tive..............................     46.9      44.9      38.8       22.4
Depreciation and amortization......     36.4      36.0      26.4       15.7
                                     -------   -------   -------      -----
Loss from operations...............    (17.6)    (18.7)    (24.7)     (14.7)
Interest expense...................    (10.2)     (8.5)    (35.6)     (16.9)
Interest and other income..........      2.8       5.7      10.5        5.0
Income tax benefit.................      --        --        0.2        0.1
                                     -------   -------   -------      -----
Loss before extraordinary item.....    (25.0)    (21.5)    (49.6)     (26.5)%
                                                                      =====
Extraordinary loss on early extin-
 guishment of debt.................      --        --       (4.1)
                                     -------   -------   -------
Net loss...........................    (25.0)%   (21.5)%   (53.7)%
                                     =======   =======   =======

- - --------
(1) Gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they had occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.

1995 IN COMPARISON WITH 1994

  The Company's revenue grew from $14.3 million to $38.6 million or 171% from 1994 to 1995. A substantial portion of the increase in revenue was derived from growth in the Company's enhanced network services, integration services and the contribution of Phone One (interexchange long distance services) for the full year in 1995. The Company acquired all of the outstanding common stock of Phone One on December 2, 1994. The increase in the level of enhanced network services was evidenced by the increase in nodes which grew approximately 155% from approximately 900 at December 31, 1994 to 2,300 at December 31, 1995. The geographic coverage of the Company's networks also grew in 1995 primarily through the acquisition of FiberNet and the expansion of the Company's intercity network. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1995 was approximately $4.2 million annualized, an approximately 45% increase in the recurring revenue in the backlog from the prior year. From December 31, 1994 to December 31, 1995, the number of fiber miles in the Company's networks increased from 11,227 to 17,128; route miles increased from 378 to 504; and the number of customers served by ICI (including interexchange long distance customers) increased from 8,148 to 9,530. The Company's interexchange long distance revenues were $18.9 million in 1995.

  Operating expense in total increased by 184% from $16.9 million for 1994 to $48.2 million in 1995, a $31.3 million increase. Approximately $20.5 million of the increase was attributable to the inclusion of operating expenses relating the Company's interexchange long distance services. Approximately $2.1 million of the increase was attributable to the inclusion of FiberNet's operating expenses. The operating results of FiberNet have been included in the consolidated results since March 1, 1995. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers. As a result, the Company incurred a net loss of $20.7 million for 1995, as compared to a net loss of $3.1 million in 1994.

  Facilities administration and maintenance and line costs increased by 326% from $5.4 million in 1994 to $23.0 million in 1995, a $17.6 million increase. Approximately $13.3 million of the increase is due to inclusion of the operating results of the Company's interexchange long distance services. In addition, increases in maintenance expense due to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 134% from $6.4 million in 1994 to $15.0 million in 1995, an $8.6 million increase. Approximately $5.2 million of the increase is due to the inclusion of the operating results of the Company's interexchange long distance services and $.3 million is due to the inclusion of FiberNet's operating results. The remaining change was primarily due to increases in sales commissions as a result of increases in sales bookings, accounting, marketing and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales and sales support staff. Recovery of these additional expenditures typically is recognized in future periods.

  Depreciation and amortization expense increased by 99% from $5.1 million in 1994 to $10.2 million in 1995, an increase of $5.1 million. These increases are directly related to the $34.9 million and $18.3 million of telecommunications equipment additions (including capital leases) in 1995 and 1994, respectively, relating to ongoing network construction and expansion and increases in the amortization of intangibles associated with the acquisitions of Phone One and FiberNet.

  Interest and other income increased 402% from $0.8 million in 1994 to $4.1 million in 1995, a $3.3 million increase, as a result of interest earned on the cash available from the proceeds of the offering of the Existing Senior Notes which were received in June 1995.

  Interest expense increased by 1029% from $1.2 million in 1994 to $13.8 million in 1995, an increase of $12.6 million. The increase is primarily due to the interest incurred on the Existing Senior Notes.

  Extraordinary loss of $1.6 million was incurred which consisted of $1.2 million in prepayment penalties relating to certain indebtedness which was repaid from the proceeds of the offering of the Existing Senior Notes and the write off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA decreased by $1.8 million or 74% from $2.5 million in 1994 to $0.6 million in 1995. As a percent of revenue, 1995 and 1994 EBITDA were approximately 2% and 17%, respectively. This decline was the result of the inclusion of a full year of revenues and expenses relating to interexchange long distance services which have a lower operating margin than the Company's other services, the incurrence of additional growth oriented expenses (such as increases in sales and support staff and market development costs) prior to realizing revenues associated with these expenditures and the Company's introduction of switched access transport services to IXCs.

1994 IN COMPARISON WITH 1993

  The Company's revenue grew from $8.3 million to $14.3 million or 72% from 1993 to 1994. A substantial portion of the increase in revenue was derived from growth in the Company's enhanced network services, integration services and the contribution of Phone One for the month of December 1994. The increase in the level of enhanced network services was evidenced by the increase in nodes which grew approximately 800% from approximately 100 at December 31, 1993 to approximately 900 at December 31, 1994. Partially as a result of the increase in the number of customer locations utilizing the Company's enhanced network services, there was also a significant increase in the level of revenue generated from integration services. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1994 was approximately $0.2 million or $2.9 million annualized, nearly double the recurring revenue in the backlog from the prior year. From December 31, 1993 to December 31, 1994, the number of fiber miles in the Company's networks increased from 10,239 to 11,227; route miles increased from 335 to 378; and the number of customers served by ICI increased from 230 to 345 (excluding interexchange long distance customers) or 8,148 (including interexchange long distance customers). The Company also began offering international enhanced network services to customers in 1994.

  Operating expense in total increased by 74% from $9.8 million in 1993 to $16.9 million in 1994, a $7.1 million increase. This increase was consistent with the significant expansion of the Company's owned and leased networks, equipment sales to customers and the write-off of approximately $0.2 million in expenses related to strategic investor activities. As a result, the Company incurred a net loss of $3.1 million for 1994, as compared to a net loss of $2.1 million in 1993. Operating expenses for 1994 include $1.4 million of expenses related to the operations of Phone One for one month.

  Facilities administration and maintenance and line costs increased by 90% from $2.8 million in 1993 to $5.4 million in 1994, a $2.6 million increase. The increase is primarily due to significant growth in leased facilities required to support the rapid growth in enhanced network services. A total of $0.9 million of the 1994 increase relates to leased network costs associated with the operations of Phone One for December 1994. In addition, increases in maintenance expense proportionate to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 65% from $3.9 million in 1993 to $6.4 million in 1994, a $2.5 million increase. The change was primarily due to increases in sales commissions as a result of proportionate increases in sales bookings, accounting and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales, sales support and engineering staff. Selling, general, and administrative expenses incurred by the Company and related to Phone One in 1994 totaled $0.3 million.

  Depreciation and amortization expense increased by 70% from $3.0 million in 1993 to $5.1 million in 1994, an increase of $2.1 million. These increases were directly related to the $18.3 million of 1994 telecommunications equipment additions related to ongoing network construction and expansion.

  Interest and other income increased 251% from $0.2 million in 1993 to $0.8 million in 1994, a $0.6 million increase, as a result of the full year's effect of investing the funds received from the Company's November 1993 public offering of common stock.

  Interest expense increased by 44% from $0.8 million in 1993 to $1.2 million in 1994, an increase of $0.4 million. The increase is primarily due to the capitalization of a significant fiber lease during 1994.

  EBITDA increased by $0.9 million or 58% from $1.6 million in 1993 to $2.5 million in 1994. This increase is the result of revenue increasing while the EBITDA margin remained relatively stable. As a percent of revenue, 1994 and 1993 EBITDA were approximately 17% and 19% respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the purchase of telecommunications equipment and the design, construction and development of the Company's networks. Capital expenditures for the Company were $10.5 million, $13.7 million and $30.0 million in 1993, 1994 and 1995, respectively, excluding capital leases and telecommunications equipment acquired in connection with business acquisitions. The Company expects that it will continue to have substantial capital requirements in connection with the
(i) expansion and improvement of the Company's existing networks, (ii) design, construction and development of new networks, (iii) connection of additional buildings and customers to the Company's networks, (iv) purchase of switches necessary for local exchange services and expansion of interexchange services and (v) development of the Company's enhanced network services.

  The Company has funded a substantial portion of these expenditures primarily through the public sale of debt and equity securities and, to a lesser extent, privately placed debt. From inception to December 31, 1995, the Company has sold or issued an aggregate of approximately $74.2 million of Common Stock, including Common Stock issued in connection with the acquisitions of FiberNet and Phone One, and $160 million in Existing Senior Notes.

  The Company has produced positive EBITDA in each of the last five years. However, the substantial capital investment required to build the Company's networks has resulted in negative cash flow after investing activities from operations in the five year period. This negative cash flow after investing activities is a result of the requirement to build a substantial portion of the network in anticipation of connecting revenue generating customers. The Company expects to continue to produce negative cash flow after investing activities for at least the next two years due to expansion activities associated with the development of the Company's networks. Until sufficient cash flow after investing activities is generated from operations, the Company will have to utilize its current capital resources to meet its cash flow requirements.

  The Company currently estimates that it requires approximately $175.0 million to fund anticipated capital expenditures for 1996 and 1997 and approximately $110.0 million to fund anticipated capital expenditures for 1998. The Company expects that it will have adequate resources to fund its anticipated capital expenditures in 1996, 1997 and a portion of its anticipated capital expenditures in 1998 through the Offering and Concurrent Offering and through internal sources of funds including cash flow from operations. Capital expenditures will be used for the development and expansion of its existing networks and for the development of fiber based networks, owned and leased, in other selected metropolitan areas. In addition, the Company expects to expend capital toward the further development of the Company's enhanced network services and interexchange long distance service offerings. The Company expects to expend substantial amounts to upgrade its existing networks in order to switch traffic within a local service area in those states where it is currently permitted to provide such services. In addition, as any approvals necessary to permit the Company to provide such services in other states are obtained, additional capital may be expended in developing the capacity to provide switched services. If the Company's internal resources are not sufficient to meet capital expenditure requirements and to fund operating losses, the Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available. Moreover, the Senior Discount Notes and the Existing Senior Notes impose certain restrictions upon the Company's ability to incur additional indebtedness.

  The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. Potential strategic alliances or acquisitions are also continually being explored by the Company. There can be no assurance that agreements for any of the foregoing will be reached nor does management believe that the consummation of any thereof is necessary to successfully implement its strategic plans.

IMPACT OF INFLATION

  Inflation has not had a significant impact on the Company's operations over the past three years.

                                   BUSINESS

                               INDUSTRY HISTORY

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture provided for direct, open competition in the long distance segment; however, it did not provide for competition in the local exchange market. Nonetheless, several factors have served to promote competition in the local exchange market, including (i) the LECs' monopoly position and regulated pricing structure, which provided little incentive for the LECs to reduce prices, improve service or upgrade their networks, (ii) customers' desire for an alternative to the LEC monopoly, which desire grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technology (such as ATM and SONET), which combined the ability to transmit voice and data at high speeds with greatly increased capacity and reliability as compared to LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs were required to pay to the LECs for access to the LEC networks.

  Established in the mid-1980's, "competitive access providers" or "CAPs" were among the first competitors in the local exchange market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXCs' POPs within a metropolitan area and, in some cases, connecting customers (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer service that was generally less expensive and of a higher quality than the LECs. In addition, CAPs offered shorter installation and repair intervals and improved service reliability in comparison to the LECs.

  At the same time, large numbers of regional and/or national IXCs were formed to compete with AT&T in the interexchange market. These IXCs generally fell into two categories, facilities-based IXC's and non-facilities-based IXCs (i.e., switchless reseller).

  As CAPs proliferated during the latter part of the 1980's and early 1990's, regulators in some states and at the federal level issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain local network services.

  In the late 1980's and early 1990's, CAPs could compete effectively only for dedicated special access and private line services to customers in buildings physically connected to separate, privately owned CAP networks. In the early 1990's, federal regulations permitted CAPs to interconnect their networks with the LEC networks at the LEC central offices. CAPs then had the opportunity to increase significantly the number of customers and markets served without physically expanding their networks. By connecting to the LEC central offices, CAPs were able to use the extensive LEC networks to reach additional customers, thus conserving their own capital while significantly expanding their potential markets.

  In the summer of 1995, several states began opening their markets to local exchange competition. On February 8, 1996, the Telecommunications Act of 1996 was signed into law. The 1996 Act provides a framework by which all states must allow competition for local exchange services. See "--Government Regulation." The market for telecommunications services in the United States was $158 billion in 1995.

                                  THE COMPANY

  ICI is a rapidly growing provider of integrated telecommunication services. Founded in 1987 as one of the nation's first facilities-based CAPs, the Company currently operates digital, fiber optic networks in nine metropolitan areas and has one network under development. Expanding beyond provision of traditional CAP services, the Company now provides enhanced network services, including frame relay and Internet access services, primarily to business and government customers, in approximately 600 cities nationwide, and is a facilities-based interexchange carrier providing services, to approximately 10,000 customers. ICI intends to begin providing a range of local exchange services in Florida in the second half of 1996 and in other parts of its service territory as requisite approvals are obtained. ICI has continued to increase its customer base and network density in the Southeast and its customers' traffic to locations outside its existing service territory continues to increase. The Company has pursued (and will continue to pursue) attractive opportunities to expand into other geographic markets.

  The Company's goal is to become the single source provider of comprehensive telecommunications services to its customers. To accomplish this goal, the Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and, over time, through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company. In addition, with the advent of state and federal laws mandating local exchange competition, significant opportunities exist for the Company to increase its market share and reach new market segments by allowing other parties, including IXCs, to resell ICI's local exchange services, when available.

  ICI's strategy is designed to build a base of recurring revenues and to take advantage of the increasing requirements of business and government customers for more effective and efficient solutions to their telecommunications needs. These customers require maximum reliability, high quality service, broad geographic coverage (including end-to-end connectivity), solutions-oriented customer service and the timely introduction of innovative services. These customers also demand that services be delivered in a cost-effective manner and, preferably, from a single source. The Company is well positioned to satisfy such customer requirements due to (i) the successful negotiation of interconnection co-carrier agreements for Florida with BellSouth, GTE and Sprint-United and the implementation of NNIs for frame relay data transmission with each of such carriers, (ii) a specialized sales and service approach employing engineering and sales professionals who design and implement customized, cost-effective telecommunications solutions, (iii) the ongoing development and integration of new telecommunications services and (iv) the strategic deployment of voice and data switches and digital fiber optic networks designed with redundancy and diversity.

  In December 1994, the Company acquired Phone One, a facilities-based interexchange carrier providing services to customers primarily located in Florida and Georgia. In July 1995, the Company consummated its acquisition of FiberNet thereby expanding its fiber optic networks into four additional metropolitan areas. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI, a wholly-owned subsidiary of Newhouse Broadcasting Corporation, for 937,500 shares of ICI Common Stock. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily over digital microwave networks in the northeastern United States. For the year ended December 31, 1995, EMI's revenues were approximately $43 million and the combined pro forma revenues of ICI and EMI were approximately $82 million. Although ICI believes the EMI Acquisition will be consummated, there can be no assurance that the conditions to the closing of such transaction will be satisfied and that the transaction will be consummated. The FiberNet and Phone One acquisitions have allowed (and the pending EMI Acquisition will allow) ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) introduce additional business customers to all of the Company's service offerings, (iii) add long distance to its portfolio of service offerings, (iv) reduce costs by eliminating overlapping facilities and removing duplicate NNIs and (v) create synergies between long distance and local service offerings such as economies of scale, usage sensitive billing capabilities and cross-selling opportunities.

  Subject to receipt by the Company of the requisite approvals, the Company intends to deploy switching equipment to provide local exchange and switched access services in each of its principal markets. These new switches will also augment the Company's interexchange services. The Company recently began to deploy such switching equipment in Florida and intends to deploy four switches in Florida during 1996. In addition, the Company is the first alternative local exchange carrier to enter into interconnection co-carrier agreements for Florida with each of BellSouth, GTE and Sprint-United, the three major providers of local exchange services in Florida, which provide for reciprocal rights to terminate traffic on each other's networks. Based upon FCC data and the Company's knowledge of the industry, the Company estimates that the market for local network services in 1995 was $5.0 billion in Florida, and $95 billion in the United States, substantially all of which is currently served by LECs.

  The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. As of December 31, 1995, this infrastructure was comprised of 17,128 fiber miles and 504 route miles and was connected to 380 buildings. ICI continues to expand these networks and has identified expansion opportunities in other selected markets. This expansion should enable the Company to (i) achieve economies of scale in the management of its networks as well as the marketing and sales of its services, including local exchange services, (ii) more effectively service customers that have a presence in multiple metropolitan areas and (iii) reach a significant number of new customers.

  The Company has also undertaken a major expansion of its intercity network to satisfy the growing demands for enhanced network services, including frame relay networking services, ATM and Internet access. As a result, the Company had approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995 (not including the approximately 1,500 nodes in approximately 400 cities served by EMI), as compared to approximately 900 nodes, serving customer locations in 336 cities as of December 31, 1994. Enhanced network services, which are currently provided primarily on the Company's frame relay network, are specialized interexchange services offered by the Company for customers that need to transport large amounts of data among multiple locations. To address the growing demand for end-to-end connectivity and interoperability throughout the United States, in 1994, ICI created, in conjunction with EMI and three other regional telecommunications companies, the UniSPAN(C) consortium. This consortium, along with ICI's relationship with certain other carriers, allows the Company to terminate traffic both nationally and internationally utilizing other companies' networks and provides a flow of traffic onto the Company's networks. In addition, to further increase efficient access to a greater customer base, ICI and EMI have successfully established approximately 100 NNIs which interconnect their frame relay networks to those of BellSouth, Bell Atlantic Telephone Companies, Sprint-United, NYNEX Corporation, Ameritech Operating Companies, Southern New England Telephone Company, GTE and other carriers. According to industry sources, the frame relay services market is projected to grow at the rate of 84% per year through 1997 from its 1993 base of $144 million; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable.

  ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 621-0011.

CORPORATE STRATEGY

  The Company's goals, and its strategy for achieving them, distinguish the Company from many of its competitors. The Company's goal is to be a provider of a comprehensive set of integrated telecommunications services to a broad range of business and government customers, both directly and through resellers. The Company has developed the staff and knowledge-based skills required to market its services directly to business and government customers, as well as to resellers. The Company believes this strategy reduces the risk that accompanies the dependence on a few large customers. In addition, the Company has a substantial base of customers to whom it can market local exchange services when introduced. The significant capacity inherent in the Company's networks also provides the Company with the opportunity to offer additional services without a commensurate increase in operating expenses. ICI provides its customers with a specialized sales and service approach that enhances the cost effectiveness, value and reliability of the Company's service offerings to its customers.

  In order to become the single source provider of comprehensive telecommunications services to its customers, ICI has developed operating strategies designed to attract and retain customers, optimize the operational and cost structure of its networks and achieve desired growth. Below are the important components of these strategies.

  Customer Strategy

  Provide Single-Source Telecommunications Services. The Company's service portfolio currently includes: high capacity access and private line services, high speed data networking (i.e., frame relay and ATM), Internet services, interexchange long distance services, switched access transport and integration services. The Company intends to continue to expand its service offerings to customers, including providing local exchange services beginning in 1996, in order to become a single-source provider of telecommunications services. Recent state and federal legislation has opened the local exchange services market to competition which until recently could only be provided by the LECs. See "Business--Government Regulation." A single-source capability provides significant advantages for the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. The Company also believes that expanding its service offerings will be advantageous operationally as the Company is able to introduce additional services through existing networks and customer connections thereby leveraging the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base includes firms in the retail, financial services, grocery, manufacturing and other industry segments. The Company has entered into a contract with the State of Florida to provide frame relay based network services for the State Division of Communications. These services will be deployed statewide and utilized by many of the State's agencies. In addition, upon the consummation of the EMI Acquisition, the Company would be a provider of telecommunications services to the State of New York's Empire Net which connects numerous agencies within the State. The Company believes that its success in providing these services to government agencies will be replicated in other states within the Company's service territory.

  Develop IXC and Value-Added Reseller Relationships. Recent changes in state and federal regulation have accelerated ICI's ability to deliver local exchange services and have provided LECs with incentives to foster local exchange competition. In addition, as the IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI an attractive choice for joint ventures and preferred vendor arrangements with the IXCs, LECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches by increasing the traffic through its networks. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company intends to solicit IXCs, out of region LECs, cable companies and other value added resellers to resell its local exchange services, when available.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. As a result, the Company believes that a growing portion of its revenue base will be associated with long-term customer relationships.

  Provide Cost-Effective Service Offerings. ICI has developed a number of innovative services designed to provide cost-effective telecommunications solutions to its customers. Each of the Company's individually packaged services is competitively priced and when integrated into a comprehensive telecommunications package provides significant value over comparable LEC and IXC service offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers thereby broadening the market for ICI's services.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded and intends to continue to expand the utilization of its direct sales and support team consisting of engineering and sales professionals to (i) increase the level of integration between the Company's and the customer's operations thus making the customer more reliant on the Company's services and (ii) broaden the services that can be offered by the Company. During 1995, ICI increased its sales representatives from 39 to 57. The Company believes its solutions-oriented sales approach enables the Company to provide customers with effective customized solutions to their telecommunications requirements.

  Network Strategy

  Control Franchise Points of the Networks. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue potential and the greatest long-term competitive advantage. The Company believes that connections to customers and building entries represent an important strategic component of its networks. These connections provide the Company with the platform to sell a variety of services to existing or potential customers within a building. ICI also believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost effective and customized solutions to its customers. The ability to offer these types of solutions differentiates ICI from commodity transport service providers.

  Extend Coverage to Provide End-to-End Connectivity. The Company has entered into interconnection co-carrier agreements with the large LECs in Florida, which allow the Company access to substantially all business and government telephones in Florida. The Company anticipates entering into similar arrangements with LECs in other markets. To better serve its end user customers, the Company has also interconnected its frame relay network to those of BellSouth, GTE, Bell Atlantic and several other carriers, thereby substantially expanding the reach of its networks. Upon consummation of the EMI Acquisition, ICI would provide originating and terminating transport services in 45 states and maintain POPs for interexchange and enhanced network services in most major cities in these states.

  Deploy Capital Cost Effectively on a Demand Driven Basis. The increasing geographic coverage of the Company's services and the growing availability of leased capacity at competitive rates have led the Company to lease network capacity in various areas prior to, or in lieu of, building additional capacity. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks thereby reducing the risks associated with network construction and (iv) focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage.

  Growth Strategy

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company generated significant internal growth. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace.

  Selectively Acquire Existing Networks and Services. Over the past few years,
  --------------------------------------------------
a portion of the Company's growth has been accomplished through acquisitions (such as FiberNet, Phone One and EMI (pending)) and joint ventures or selling relationships (such as those ICI has with its UniSPAN(C) partners). The Company continues to examine from time to time various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the target company warrant developing a presence in those geographic areas or (ii) the target company offers services consistent with the Company's service portfolio which are not currently offered by ICI utilizing technology compatible with that utilized by ICI. Furthermore, ICI carefully evaluates the target company's corporate culture to assess its ability to integrate the target company's personnel and systems into the Company. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of those goals by creating operating synergies and more rapid expansion of the Company's networks or services. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition.

SERVICES PROVIDED AND MARKET

  With the commencement of its operations in Orlando, Florida, the Company became one of the first CAPs in the United States and has developed into an integrated telecommunications services provider in its territory. The Company currently provides a broad array of local and long distance telecommunications services and, as requisite approvals are obtained, these services will be expanded into additional markets. See "Risk Factors--Uncertainty of Future Regulation" and "--Government Regulation." Below is a summary of services the Company currently provides or (where indicated below) intends to provide:

  Enhanced Network Services. Digital data network services provided on ICI's
  -------------------------
network platform, which currently utilizes frame relay technology, including flexible bandwidth connectivity and multi-protocol support.

  Internet Services. Access to the Internet and hosted applications including
  -----------------
world wide web page, e-mail and file transfer protocol (FTP) support.

  Local Exchange Services. Switched services providing local telephone
  -----------------------
service, including local dial tone service, to business and government customers or to carriers and other value-added resellers (beginning in the second half of 1996).

  Long Distance Services. Switching and transport, billed on a minutes of use
  ----------------------
basis, of interexchange traffic including voice and data.

  Switched Access Services. Switched services, offered to IXCs, billed on a
  ------------------------
minutes of use basis, that connect a customer to a POP of an IXC (beginning in the second half of 1996).

  Special Access and Private Line Services. Non-switched dedicated connections
  ----------------------------------------
including high capacity interconnections between (i) the POPs of an IXC, (ii) the POPs of different IXCs, (iii) the POPs of an IXC and LEC end offices, (iv) large customers and their selected IXCs and (v) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Integration Services. Provision and customized configuration of customer
  --------------------
premise equipment (CPE), provision of network equipment and related support, application design support and other consulting services.

  The following table sets forth the Company's estimates, based upon an analysis of industry sources including industry projections, and FCC data, of the market size nationally of the services described above. Only a limited amount of direct information is currently available and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. The Company believes that its estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that the estimates will not vary from the actual market data and that these variances will not be substantial.

  The size of the market for these services is not intended to provide an indication of the Company's total addressable market or the revenue potential for the Company's services. ICI has obtained all certifications necessary to permit the Company to provide local exchange service in the State of Florida and is in the process of obtaining the necessary certifications in seven other states where the Company operates or plans to operate. In addition, the Company's ability to offer services in Florida and in other states is limited by the size and coverage of the Company's networks and competitive factors. Investors should not place undue reliance on this information in making an investment decision with respect to the securities offered hereby.

                                                          1995 COMPANY ESTIMATES
                                                          (DOLLARS IN MILLIONS)
                                                                   U.S.
                                                          ----------------------
LOCAL NETWORK SERVICES
  Special Access and Private Line Services...............        $  7,400
  Switched Access Services...............................          18,900
  Local Exchange Services(1).............................          45,400
  Other(2)...............................................          22,900
                                                                 --------
    Total Local Network Services.........................          94,600
ENHANCED NETWORK SERVICES................................             700
INTEREXCHANGE SERVICES...................................          62,700
                                                                 --------
    Total Additional Services............................          63,400
                                                                 --------
TOTAL MARKET SIZE........................................        $158,000
                                                                 ========

- - --------
(1) The Company is currently permitted to offer these services in Florida and has applied for certification to offer these services in Alabama, Georgia, Louisiana, Mississippi, North Carolina, Ohio and South Carolina.
(2) Other includes revenue from pay phones, billing services and intraLATA calling services.

  ICI's services generally fall into three categories: (i) local network services, which include local exchange services, special and switched access services and local private line services, (ii) enhanced network services, which include frame relay based data transport, ATM and Internet services and
(iii) interexchange (long distance) services.

  The Company's local network services consist of traditional CAP services, which the Company has been offering since 1987, and will include switched access and local exchange service, which the Company plans to begin offering in 1996. The Company provides customers traditional CAP services either by building network facilities or leasing extended network facilities to the customer's premises. In the markets where the Company has digital, fiber optic networks, the addition of local exchange services allows the Company to increase its revenue generating product mix with minimal additional capital costs and allows a more integrated service to be offered to the customer. The initial circuit used to reach the customer establishes a platform that can be utilized to offer additional services. Due to the significant bandwidth inherent in fiber optic cable, a single connection can support a large number of service types.

  The Company has consistently built its base of local network service customers by offering highly reliable, high quality services that compete primarily with the LECs. In 1995, local network services accounted for approximately 28% of the Company's total revenues. The Company believes that the market for these services will continue to exhibit growth through the introduction of switched access services, expansion of networks within existing markets, addition of new markets, and through increased penetration of existing customers in these markets with new incremental services. Local exchange services, which the Company expects will continue to open for competition around the country as the telecommunications industry deregulation continues, will offer large, new opportunities to utilize the Company's existing networks and customer connections. The Company's services and networks position the Company to take advantage of this deregulation.

  Enhanced network services consist of (a) interexchange data networks utilizing frame relay technology, (b) application services, such as Internet, which utilize the frame relay network and (c) interexchange private line services. Enhanced network services enable customers to economically and securely transmit large volumes of data typically sent in large bursts from one site to another. Previously, customers had to utilize low speed dedicated private lines or dial up circuits for interconnecting remote LANs and other customer locations. These methods had numerous disadvantages including (i) low transmission speeds, (ii) systems that required the utilization of complementary protocols and line speeds which significantly increased the cost of implementing networks, (iii) limited security placing customers' entire networks at risk to tampering from outside sources and (iv) high costs due to the necessity to pay for a full time dedicated line despite infrequent use. Enhanced network services are utilized for LAN interconnection, remote site, point of sale and branch office communications solutions.

  The typical ICI customer for enhanced network services has multiple business locations, many of which are in the Southeast, and requires communication for one or more data applications among these locations. The customer may also have a number of locations served by ICI's fiber optic networks; however, provision of enhanced network services is not dependent on the provision of local network services at any specific location. All of the customers' locations, whether domestic or international, are monitored by the Company and can be served through the Company's own operations or through the use of partner networks (e.g., UniSPAN (C)).

  In 1995, the Company's enhanced network services accounted for approximately 18% of the Company's total revenue. The market for enhanced network services, according to industry sources, is expected to grow at a rapid pace over the next several years. There can be no assurance, however, that such market growth will be realized or that the assumptions underlying such projections are reliable.

  Interexchange long distance services have been offered by the Company since December 1994. Interexchange long distance services include inbound (800) service, outbound service and calling card telephone service. The Company currently provides interLATA long distance services in Florida and Georgia and interstate long distance services nationwide. The Company intends to expand its service offerings to include intraLATA long distance services as regulation permits and interLATA long distance services in additional states.

  The enhanced network services and the interexchange services provided by the Company are supported by a common backbone network allowing ICI to offer interexchange private line services at a competitive price. See "--Network."

  The Company's integration services are applicable to all three categories of services described above and are made available to end user and carrier customers. A team of sales professionals and engineers will develop specialized solutions for a customer's specific telecommunications needs. Some of these integration services include the sale and installation of third party equipment to handle certain telecommunications and monitoring functions and the development of private networks. The Company believes that such services increase the level of linkage between the Company's and the customer's operations thereby increasing the customer's reliance on the Company.

  The Company plans to continue to expand its domestic geographic reach by acquiring and integrating high quality value added companies, such as EMI. In addition, the Company, through the pursuit of strategic alliances, plans to expand its ability to originate and terminate voice and data traffic in certain Latin American markets during 1996. ICI believes these markets are important to its business because, not only is there a significant community of interest between many of these countries and the cities of Miami and Tampa as a result of the large Spanish speaking populations in these cities, but there are also a number of businesses that have operations in both Latin America and Florida. In addition, Miami has become an important center of commerce for Latin American businesses.

SALES, MARKETING AND SERVICE DELIVERY

  ICI's marketing activities are primarily directed to business and government customers with a presence in the Company's service territory. The Company's customers include large corporations, financial services companies, government departments and agencies, and academic, scientific and other major institutions as well as small and medium sized businesses and IXCs.

  The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of all of their telecommunications services. In an effort to leverage its recent success in obtaining government contracts, the Company has created a sales group whose focus is the marketing of ICI's telecommunications services to government departments and agencies. More generally, the ICI sales force includes specialized resources who focus on sales to wholesale, retail and alternate channel (agents and value added resellers) consumers of the Company's telecommunications services. The Company's sales staff works to gain a better understanding of the customer's operations in order to develop innovative application specific solutions to each customer's needs. The sales staff also works with customers that have large bases of services with the LEC to convert these to services provided by ICI. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances.

  Enhanced network services, like all other ICI services, are sold through the Company's existing sales force, supported by sales engineers, and often in cooperation with agents and value added resellers (independent providers of communications hardware to customers), and other business associates. This approach enables the Company to (i) emphasize the applications solutions aspects of enhanced network services and (ii) utilize the expertise and resources of other vendors. The Company intends to expand its sales and engineering support staff and other technical specialists in order to meet the growing demand for enhanced network services. Since these services are also sold to extended network customers of the Company, this sales effort offers the Company a means of expanding its network. See "--Network."

  The Company's service delivery staff is primarily responsible for coordinating service and installation activities. Delivery service activities include surveying the site to assess ambient conditions and power and space requirements, as well as coordinating installation dates and equipment delivery and testing. ICI's customer service and technical staff plans, engineers, monitors and maintains the integrity, quality and availability of the Company's networks. ICI's customer service and technical staff are available to customers 24 hours every day.

  To support all of its network based services, the Company has implemented an automated ordering, provisioning and billing system similar to that used by the LECs. This automated system makes it easy for the Company's IXC customers to track their orders with ICI, and similarly allows ICI to track its orders with the LECs. ICI has also implemented an integrated network management system which enhances the Company's ability to monitor, test, track trouble and dispatch repair resources. This system monitors the performance of ICI's networks 24 hours every day.

NETWORK

  The Company has deployed its network infrastructure selecting the most economical alternative of constructing or leasing facilities or a combination thereof. The Company generally chooses to own facilities where (i) there is no fiber optic network alternative and the Company can be the incumbent network provider, (ii) ownership creates strategic value for the Company, (iii) large concentrations of telecommunications traffic are accessible to justify network construction and (iv) network construction can create significant barriers to entry for subsequent competitors who may wish to enter the Company's markets.

  In addition to the "build" vs. "lease" decision for network deployment, the Company also considers potential network acquisitions from time to time (e.g. the acquisition of FiberNet and the pending EMI Acquisition). The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services.

  In those markets where ICI chooses to deploy broadband fiber networks, the Company's strategy is to first develop the IXC "carrier ring" portion of its network, a high capacity network designed to be accessible to all the major long distance carriers in the area. This portion of the network allows the Company to provide services to these long distance carriers, initially, and over time to connect business and government customers to such long distance carriers. Second, the Company designs a larger "backbone ring" extending from the carrier ring, with a view toward making the network accessible to the largest concentration of telecommunications-intensive, business and government customers in the area. Hubs are strategically located on the backbone rings to allow for the collection and distribution of telecommunications traffic onto and off of the backbone ring. Third, the Company concentrates its sales and marketing efforts on adding business and government customers located on or very near its backbone network and hub locations. Once ICI determines that there is sufficient customer demand in a particular area, it extends "distribution rings" from the backbone ring to reach specific business customers in that area.

  ICI's city-based networks are comprised of fiber optic cables, integrated switching facilities, advanced electronics, data switching equipment (e.g. frame relay), transmission equipment and associated wiring and equipment. By virtue of its state-of-the-art equipment and ring-like architecture, the Company's networks offer electronic redundancy and diverse access routing. Through automatic protection switching, if any electrical component or fiber optic strand fails, the signal is instantaneously switched to a "hot standby" component or fiber. Since network outages and transmission errors can be very disruptive and costly to long distance carriers and other customers, consistent reliability is critical to customers. In addition, ICI monitors its networks 24 hours every day.

  The Company currently has fiber optic networks in service in Orlando, Tampa, Miami, St. Petersburg, Jacksonville, and West Palm Beach, Florida, Cincinnati, Ohio, Raleigh-Durham, North Carolina and Huntsville, Alabama and under development in St. Louis, Missouri. ICI continues to expand these metropolitan area networks and has identified network expansion opportunities in other selected markets.

  In addition, the Company has undertaken a significant network expansion to satisfy the demands of the Company's market driven growth in enhanced network service offerings. The Company has deployed resources, primarily switching equipment, to develop an extensive network to provide these data services to customers with multiple locations. Excess capacity on this leased network can be used to provide incremental telecommunications services such as interexchange long distance services. Often, the Company offers these enhanced services in geographic markets where it has not deployed its own fiber optic network by leasing facilities from a variety of entities, including LECs, utilities, IXCs, local governments, cable companies and various transit/highway authorities. With these networks (including EMI), the Company currently serves approximately 500 cities located east of the Mississippi River. These networks and the leased facilities connected to them, comprise the network platform which the Company utilizes to offer its broad array of telecommunications services to its customers. Finally, the Company also has agreements with certain third parties and the carriers in the UniSPAN(C) consortium, to deliver enhanced network services nationwide or internationally through a seamless data network.

  The Company's telecommunications equipment vendors actively participate in planning and developing electronic equipment for use in ICI's networks. The Company does not believe it is dependent on any single vendor for equipment. Because the Company uses existing telecommunications technology rather than developing it, ICI's research and development expenditures are not material.

COMPETITION

  The Company faces competition in three distinct market segments--local network services (local exchange, special access and private line and switched access services), enhanced network services and interexchange services (traditional long distance services).

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. While the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services under certain circumstances. If the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, Sprint-United currently offers, and various LECs and IXCs, including BellSouth and GTE, have announced their intent to offer, integrated telecommunication services in areas currently served by ICI. AT&T and MCI have also announced their intent to enter into the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions. Competition from integrated telecommunications services provided by the RBOCs, AT&T or MCI could have a material adverse effect on the Company's business.

  Competition in each of the market segments served by the Company, as well as for systems integration which is common to all market segments, is discussed below.

  Local Network Services. In each of its geographic markets, the Company faces significant competition for the local network services it offers from RBOCs and other LECs, which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of ICI.

  The Company also faces competition in most markets in which it operates from one or more CAPs operating fiber optic networks. Other local network service providers have operations or are initiating operations within one or more of the Company's service areas. ICI expects MFS Communications Company ("MFS"), MCI, Teleport Communications Group, Inc. ("Teleport"), Jones Lightwave and certain cable television providers, many of which are substantially larger and have substantially greater financial resources than the Company, to enter some or all of the Florida markets that the Company presently serves. At least two of these competitors, MFS and Teleport, have entered or announced plans to enter a number of ICI's service areas. ICI also understands that other entities have indicated their desire to enter the local exchange services market within specific metropolitan areas of Florida. With respect to the markets outside of Florida, including those to be accessed through the acquisition of EMI, there is currently similar local network service competition in substantially all of such markets.

  In addition, a continuing trend toward consolidation and strategic alliances within the telecommunications industry could result in significant new competition for the Company. AT&T and MCI have announced their intent to enter into the local network services market. Other potential competitors of the Company include utility companies, long distance carriers, wireless telephone systems and private networks built by individual business customers. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions.

  The Company believes it has competitive advantages over other local network service providers in Florida because of ICI's incumbent status, existing Network Agreements (as defined) and customer relationships.

  Competition in all of the Company's geographic market areas is based on quality, reliability, customer service and responsiveness, service features and price. The Company has kept its prices at levels competitive with those of the LECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers. ICI's broadband fiber ring networks provide both diverse routing and redundant electronics, high quality design features not fully deployed in the local telephone companies' networks.

  Although the LECs are generally subject to greater pricing and regulatory constraints than other local network service providers, LECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The LECs have continued to lower rates, resulting in downward pressure on certain dedicated and switched access transport rates. This price erosion has decreased operating margins for these services. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to customers provided through interconnection co-carrier agreements and the opening of local exchange service to competition. In addition, the Company believes that lower rates for dedicated access will benefit other services offered, or planned to be offered, by the Company.

  Enhanced Network Services. The Company faces competition in its enhanced network services business from LECs, IXCs, VSAT providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company competes with the larger IXCs on the basis of service responsiveness, rapid response to technology and service trends, and a regional focus borne of early market successes. All of the major IXCs, including AT&T, MCI, Sprint Communications Company L.P. and LDDS Worldcom, Inc. offer frame relay services and several of the major IXCs have announced plans to provide Internet services. The Company believes it competes favorably with these providers in its markets, based on the high density of its networks, relatively greater experience and in-house expertise. Continued aggressive pricing is expected to support continued rapid growth, but will place increasing pressure on operating margins.

  The Company also competes with VSAT services on the basis of price and data capacity. The Company believes that the relatively low bandwidth of each VSAT terminal and the cost of purchasing and installing VSAT equipment limits the ability of VSAT to compete with the frame relay services provided by the Company.

  Many of the LECs now offer services similar to ICI's enhanced network services, but offer them only on an intraLATA basis. While the LECs generally cannot interconnect their frame relay networks with each other, both ICI and EMI have interconnected their frame relay networks with those of various LECs. As a result, ICI can use certain LEC services to keep its own costs down when distributing into areas that cannot be more economically serviced on its own networks. ICI expects the LECs to aggressively expand their enhanced network services as regulatory developments permit them to deploy interLATA long distance networks. When the LECs are permitted to provide such services, they will be in a position to offer single source service similar to that being offered by ICI.

  Interexchange Services. The Company currently competes with AT&T, MCI and others in the interexchange services market. In providing interexchange services, the Company focuses on quality service and economy to distinguish itself in a very competitive marketplace. ICI has built a loyal customer base by emphasizing its customer service. The additional new services that may be offered as the Company begins to implement local exchange service should further support this position by allowing the Company to market a wide array of fully integrated telecommunications services.

  Systems Integration. The Company faces competition in its systems integration business from equipment manufacturers, the RBOCs and other LECs, long distance carriers and systems integrators, many of which have financial, personnel and other resources significantly greater than those of the Company.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which ICI is unable to predict.

  Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended. Comprehensive amendments to the Communications Act were made by the 1996 Act, which was signed into law on February 8, 1996. The 1996 Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the 1996 Act, it is immediately clear that the legislation provides the Company with both new opportunities and new challenges.

  The 1996 Act gives the FCC the authority to forebear from regulating companies if it finds that such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that currently apply to the Company may be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the 1996 Act will be eliminated in time, those which still apply to the Company at present are discussed below.

  The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier services, only GTE Corporation (including its subsidiary, GTE Florida Incorporated) and the RBOCs are classified as dominant carriers, and all other providers of domestic common carrier services, including the Company, are classified as non-dominant carriers. While the recently enacted 1996 Act provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs, there can be no assurance that the FCC will so forebear. Challenges to tariffs by third parties may cause the Company to incur significant legal and administrative expenses.

  The FCC's Interconnection Decisions restructured the interstate competitive access services market. On September 17, 1992, the FCC ordered the RBOCs and all but one of the local telephone companies having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection and collocation in local telephone company central offices and serving wire centers to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate access services. Subject to few exceptions, local telephone companies must offer interconnection in their central offices at cost-based rates. The FCC's Interconnection Decisions require local telephone companies to provide central office transmission equipment dedicated to interconnectors' use to terminate interconnectors' circuits. Consequently, the Company can reach most business customers in its metropolitan service areas, and thereby significantly expand its customer base.

  A decision by a federal appeals court invalidated some aspects of the FCC's initial collocation rules, thereby making collocation somewhat more costly and administratively difficult. As discussed below, however, the 1996 Act effectively overturns the appeals court decision and expands interconnection for both interstate and intrastate services.

  The 1996 Act greatly expands the FCC's collocation requirements on the LECs, and may greatly increase the value and function of collocation to the Company and other interconnectors. The 1996 Act requires the LECs to: (i) provide physical collocation, which allows companies such as ICI and other interconnectors to install and maintain their own network termination equipment in LEC central offices; (ii) unbundle components of their local service networks so that other providers of competitive local service can compete for a wider range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CAPs and other competitors; (iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the LEC to a competitive local service provider; (v) establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduit and rights-of-way. In addition, the 1996 Act requires LECs to compensate competitive carriers for traffic originated by the LECs and terminated on the competitive carriers' networks. The FCC must establish regulations governing all of these conditions by August 1996. Although these requirements are intended to benefit new entrants in the local exchange market, such as ICI, the Company is unable to determine how effective they will be until the FCC completes its rulemaking proceedings and state regulators begin to implement the FCC's requirements.

  As part of its procompetitive policies, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside of their local service regions immediately, and will permit them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the FCC's interconnection regulations.

  As a result of these provisions of the 1996 Act, the Company will likely gain access to an expanded customer base, and should be able to realize a reduction in its costs of interconnection. At the same time, the Act also makes competitive entry more attractive to RBOCs, other LECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces.

  The 1996 Act also repeals the telecommunications/cable television cross-ownership prohibition which generally had prohibited LECs from providing in-region cable television service.

  The 1996 Act's interconnection requirements also apply to interexchange carriers and all other providers of telecommunications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the LECs. This may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-LECs, but may also cause the Company to incur additional administrative and regulatory expenses in reply to interconnection requests.

  While the 1996 Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the LECs, and increases their ability to respond quickly to competition from the Company and others. Specifically, the 1996 Act will subject the LECs to "streamlined" tariff regulation, which greatly accelerates the time in which tariffs that change service rates take effect, and eliminates the requirement that LECs obtain FCC authorization before constructing new domestic facilities. These actions will allow LECs to change service rates more quickly in response to competition. Similarly, the FCC has initiated a proceeding to review its price cap rules that may permit significant new pricing flexibility to LECs. To the extent that such increased pricing flexibility is provided, the Company's ability to compete with LECs for certain services may be adversely affected.

  The 1996 Act directs the FCC, in cooperation with state regulators, to establish a Universal Service Fund that will provide subsidies to carriers that provide service to underserved individuals and high cost areas. These proceedings, which must be concluded by May, 1997, may require the Company to contribute to the Universal Service Fund, but may also allow the Company to receive payments from the Fund if it is deemed eligible. The Company also may provide service to underserved customers in lieu of making Universal Service Fund payments. The net revenue effect of these regulations on the Company cannot be determined at this time.

  In an order released on October 18, 1995, the FCC found that the transport of frame relay service should be classified as a "basic" service. Previously, it was common practice in the industry for many carriers to consider frame relay an "enhanced" service. This decision is significant because the FCC requires that basic services be tariffed, but permits enhanced services to be offered on an off-tariff basis. As a result of the FCC's decision, all carriers that provide frame relay transport must include the service in their federal tariffs by May 6, 1996. The Company has included its frame relay service in its federal tariff. The "basic" and "enhanced" terminology used by the FCC is a regulatory term of art denoting the classification of services for tariffing purposes. This regulatory use of the term should not be confused with the Company's description of a class of services--frame relay, ATM and Internet services--as "enhanced" elsewhere in this document.

  State Regulation. To the extent that the Company provides intrastate service, it is subject to the jurisdiction of the relevant state public service commissions. The Company currently provides some intrastate services in Florida, Missouri and Ohio and is subject to regulation by the public service commissions of those states. The Company also has a network providing interstate service in North Carolina, but is not currently certified to provide intrastate services. The Company anticipates providing local service in that state by the end of the year, however, and will become subject to regulation by the state regulatory commission at that time. EMI provides local access services and enhanced network services in New Jersey, New York and Pennsylvania, and is subject to the jurisdiction of the regulatory commissions in those states. In addition, Phone One is authorized in certain states to offer intrastate long distance service.

  The 1996 Act preempts state statutes and regulations that restrict the provision of competitive local services. As a result of this sweeping legislation, the Company will be free to provide the full range of intrastate local and long distance services in all states in which it currently operates, and any states into which it may expand. While this action greatly increases the Company's addressable customer base, it also increases the amount of competition to which the Company may be subject.

  While all of the states listed above have recently enacted legislation or regulations that have permitted, or will permit, local service competition, the 1996 Act will require most of the states to modify these policies to bring them into conformance with federal standards. The 1996 Act also authorizes the states to adopt additional regulations to the extent that they do not conflict with the federal standards. It is unclear at this time how the states will respond to the new federal legislation, and what additional regulations they may adopt. While the 1996 Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, there likely will be significant procedural delays before the new federal policies are fully implemented. Summaries of the currently applicable state regulations are set forth below.

  Florida. In Florida, the Company is subject to regulation by the Florida Public Service Commission ("FPSC"). Currently, the FPSC has authorized the Company to provide all intrastate services, including local exchange service. The Company is authorized to provide a full array of local exchange, enhanced data and long distance services in Florida.

  The FPSC does not require the Company to file tariffs or to meet any services standards for any of its intrastate CAP or local exchange services. The Florida Legislature in 1995 approved changes to the Florida telecommunications statute to permit the Company to operate on the same basis and with the same rights as the LECs. This is commonly referred to as being a "co-carrier." As a result of co-carrier status, the Company will be able to provide a greatly increased array of services subject to minimal regulatory oversight.

  Ohio. In Ohio, the Company is subject to regulation by the Public Utilities Commission of Ohio. As a certified carrier, ICI may provide intrastate special access and private line services. Additionally, the Company may resell CENTREX services subject to certain conditions.

  Missouri. In Missouri, the Company is subject to regulation by the Missouri Public Service Commission. As a certified carrier, ICI may provide intrastate private line and special access services.

  North Carolina. Due to state regulations, the Company is limited to operating as an interstate carrier in North Carolina, providing access to and between IXCs and between customers and their IXCs. A legislative initiative was recently passed in North Carolina which will permit the Company to provide intrastate services under the jurisdiction of the North Carolina Utilities Commission beginning in July 1996. The Company is in the process of being certified to provide a full array of telecommunications in North Carolina.

  Alabama. Due to state regulations, the Company is limited to operating as an interstate carrier in Alabama, providing access to and between IXCs and between customers and their IXCs. The Company is in the process of being certified to provide a full array of telecommunications services in Alabama.

  New Jersey. EMI is subject to regulation by the New Jersey Board of Public Utilities. Upon the consummation of the EMI Acquisition, the Company would be certified to provide intrastate access and enhanced network services in New Jersey.

  New York. EMI is subject to regulation by the New York Public Service Commission. Upon the consummation of the EMI Acquisition, the Company would be certified to provide a full array of intrastate telecommunications services including local exchange services in New York.

  Pennsylvania. EMI is subject to regulation by the Pennsylvania Utility Commission. Upon the consummation of the EMI Acquisition, the Company would be certified to provide intrastate access and enhanced network services in Pennsylvania.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions for certain services offered by ICI. The Company does not believe that the services currently provided by it in other states are subject to regulation by the public service commissions of those states. The Company does not believe that its relationship with Latin American or other international service providers currently subjects it to (or will subject it to) regulation outside the United States.

  Local Government Authorizations. The Company may be required to obtain from municipal authorities street opening and construction permits to install and expand its fiber optic networks in certain cities. In some cities, local partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks.

  In some of the areas where the Company provides service, it may be subject to municipal franchise requirements and to pay license or franchise fees based on a percent of gross revenue. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Company. The 1996 Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another competitive access provider.

  If any of the existing Network Agreements were terminated prior to their expiration date and the Company was forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

AGREEMENTS

  Interconnection Co-carrier Agreements. The Company has recently entered into interconnection co-carrier agreements with BellSouth, GTE and Sprint-United. Each of these agreements provides for mutual compensation and sets forth the other terms and conditions upon which the carriers may terminate traffic on each other's networks. The agreements further provide that to the extent that the agreement fails to contemplate issues arising during the implementation thereof, additional terms and conditions will be set by negotiation between the parties or set by the FPSC upon request of the parties. Each of these agreements expires on December 31, 1997.

  Network Agreements. The Company has built its digital fiber optic networks pursuant to various rights-of-way, conduit and dark fiber leases, utility pole attachment agreements and purchase arrangements (collectively, the "Network Agreements"). Substantially all of the Network Agreements (other than utility pole attachment agreements, which typically can be terminated on 90 days notice) are for a long-term and include renewal options.

  Although none of the Network Agreements are exclusive, the Company believes that conduit space, fiber availability and other physical constraints make it unlikely that the lessors under the various Network Agreements could easily make similar arrangements available to others. The Company believes that its relationships with its lessors are satisfactory. Certain of the Network Agreements require ICI to make revenue sharing payments or, in some cases, to provide a fixed price alternative or dark fiber to the lessor without an additional charge. In addition, the Company has various other performance obligations under its Network Agreements, the breach of which could result in the termination of such agreements. Further, actions by government regulatory bodies could, in certain instances, also result in the termination of certain Network Agreements. The cancellation of any of the material Network Agreements could materially adversely affect the Company's business in the affected metropolitan area. See "Risk Factors--Risk of Cancellation or Non-Renewal of Network Agreements."

  Interexchange Agreements. ICI, from time to time, enters into purchase agreements with interexchange carriers for the transport and/or termination of long distance calls outside of its territory. These contracts are typically one year in duration and cancelable within 90 days. ICI has entered into two purchase agreements which include minimum purchase amounts. The contract with Sprint Communications Company L.P. (expiring January 1, 1997) requires ICI to maintain a minimum monthly billing amount of $170,000 on the purchase of interstate transport and 1-800 services and the contract with The Carrier Group requires ICI to purchase a minimum of

850,000 minutes per month of domestic interstate transport at rates specified in the contract. The Carrier Group contract expires no later than August 31, 1996 and may expire earlier upon the occurrence of certain events specified in the contract.

  UniSPAN(C). In order to provide end-to-end connectivity and interoperability throughout the United States to its enhanced network services customers, ICI entered into a frame relay service agreement (the "UniSPAN Agreement") in September 1994 with EMI, PacNet, Inc., Integrated Network Services, Inc. and MRC Telecommunications, Inc. In September 1995, Telemedia International, Inc., an international telecommunications company, became a party to the UniSPAN Agreement. Pursuant to the UniSPAN Agreement, each of the parties agreed to (i) provide frame relay services on its networks to each of the other parties, subject to available capacity and agreement as to certain terms including price and access to facilities, and (ii) use reasonable efforts to utilize the services of the other parties in the event that such party requires frame relay services in a geographic location not served by its own networks. The UniSPAN Agreement has an initial three year term with successive one year renewal periods until terminated by a majority vote of the parties. However, any party may withdraw from the agreement as of the expiration of any term by giving 60 days prior written notice thereof. Throughout the term of the UniSPAN Agreement and for one year thereafter, or for a period of one year after the withdrawal of any party, none of the parties may solicit to provide frame relay services to customers which were brought in to the UniSPAN(C) program by another party or for which frame relay services were requested by another party.

EMPLOYEES

  As of March 31, 1996, ICI employed a total of 387 full-time employees and EMI employed 144 full-time employees. In addition, the Company anticipates that the number of employees will increase significantly throughout the year. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. ICI has nondisclosure agreements with all of its employees. The Company also regularly uses the services of contract technicians for the installation and maintenance of its networks. None of ICI's employees is represented by a collective bargaining agreement. ICI believes that its relations with its employees are good.

PROPERTIES

  The Company leases its principal administrative, marketing, warehouse and service development facility located in Tampa, Florida, and leases other space for storage of its electronics equipment and for sales and engineering in other cities where the Company operates networks. EMI leases office space and/or other space for storage of its electronics equipment in various cities where it operates. The Company believes that its properties and those of EMI are adequate and suitable for their intended purpose.

  As of December 31, 1995, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment (52%), fiber optic cable (29%), furniture and fixtures (5%), leasehold improvements (1%) and construction in progress (13%). Such properties do not lend themselves to description by character and location of principal units. Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. Substantially all of the Company's telecommunications equipment is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company.

  Equipment additions over the past five years include gross additions to telecommunications equipment having an estimated service life of one year or more. Additions, including capital leases, since January 1, 1991 were as follows (in thousands):

           YEAR ENDED DECEMBER 31,                    AMOUNT
           -----------------------                    -------
           1991...................................... $ 3,746
           1992...................................... $ 9,687
           1993...................................... $10,767
           1994(1)................................... $18,289
           1995...................................... $34,873

- - --------
(1)Excludes $855 of capital lease obligations assumed in connection with the acquisition of Phone One.

LEGAL PROCEEDINGS

  On May 3, 1995, the Company asserted a claim for indemnification against the former shareholder of Phone One (the "Former Shareholder") for approximately $1 million on account of various breaches of representations and warranties made by the Former Shareholder to the Company in the agreement for the acquisition of Phone One (the "Phone One Acquisition Agreement"). The Former Shareholder has objected to the indemnification claim, which is subject to arbitration under the Phone One Acquisition Agreement. On July 27, 1995, the Company commenced an arbitration to recover $1,055,859 from the Former Shareholder. On October 9, 1995, the Former Shareholder filed an answer and counterclaims contesting liability and claiming damages for alleged breach of contract, misrepresentation, interference with business relations, and violations of state and federal statutes and regulations. The Former Shareholder claims damages in excess of $2 million and attorneys' fees on the principle assertion that the Company fraudulently induced the Former Shareholder to consummate the Phone One Acquisition Agreement by failing to disclose its alleged intention not to honor its obligations under a related long distance services agreement. While the indemnification claims and the counterclaims are in their earliest stages, the Company, after consultation with counsel, believes that it has meritorious defenses to the counterclaims, which it will vigorously contest, and that its indemnification claims are meritorious. On April 4, 1996, the Former Shareholder accepted a settlement proposal, subject to documentation, pursuant to which mutual general releases will be exchanged and ICI will deliver a portion of the shares placed in escrow as a hold back, pursuant to the terms of the Phone One Acquisition Agreement, however, no assurance can be given as to the ultimate outcome of the indemnification claim or the counterclaims.

  The Company is not a party to any other pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

  The directors and executive officers of ICI, their respective ages, positions and biographies are as follows:

          NAME           AGE                           POSITION
          ----           ---                           --------
David C. Ruberg.........  50 Chairman of the Board, President and Chief Executive Officer
Barbara L. Samson.......  34 Senior Vice President, Investor Relations
Ronald L. Tolliver......  48 Senior Vice President, Chief Financial Officer and Secretary
J. Christopher Brown....  44 Senior Vice President, Marketing and Strategic Planning
James F. Geiger.........  37 Senior Vice President, Sales
Michael A. Viren........  53 Senior Vice President, Engineering and Information Systems
Robert A. Ruh...........  51 Senior Vice President, Human Resources
Mark A. Masi............  39 Vice President, Field Operations
Timothy N. Tuck.........  41 Vice President, Customer Operations
Jeanne M. Walters.......  33 Controller and Chief Accounting Officer
John C. Baker...........  46 Director
George F. Knapp.........  64 Director

  David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Barbara L. Samson, a co-founder of the Company, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of the Company's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national trade association. Ms. Samson received her B.S. degree in telecommunications from the University of Florida and her M.B.A. degree from the University of South Florida.

  Ronald L. Tolliver has served as a Senior Vice President of the Company since June 1993, Chief Financial Officer since June 1992 and Secretary since June 1993. He also served as Vice President of Government and Regulatory Affairs from July 1991 through June 1993. Mr. Tolliver joined the Company as Director of Government and Regulatory Affairs in January 1991. From July 1989 to January 1991, Mr. Tolliver was owner and founder of Tolliver and Company (a consulting company). Prior to starting his own company, Mr. Tolliver was a Vice President at Gold Key Incentives (a marketing incentives company) from April 1989 to July 1989. From 1981 to 1989, Mr. Tolliver held various executive positions in government and regulatory affairs at United Telephone System most recently Manager of New Services Pricing from 1986 to April 1989. Mr. Tolliver received his B.S. degree in management and finance from Florida Southern College and his M.B.A. at the University of South Florida.

  J. Christopher Brown has served as the Senior Vice President, Marketing and Strategic Planning of the Company since September 1994. Mr. Brown worked for British Telecom's Syncordia Outsourcing Unit from September 1991 until September 1994, most recently as the Marketing Department head. Mr. Brown worked for Sprint and its predecessors from May 1981 until September 1991, most recently as the Director of Market Development for Sprint's National Accounts Division. Mr. Brown earned a B.S.E.E. in electronics from the University of South Florida in 1974, and an M.B.A. from Emory University in 1987.

  James F. Geiger has served as Senior Vice President, Sales of the Company since August 1995, as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of FiberNet since its inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales & Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. degree from Clarkson University in accounting.

  Michael A. Viren has served as Senior Vice President, Engineering and Information Systems since January, 1996, and as Vice President, Product Development from December 1992 through January 1996. Mr. Viren joined the Company in February 1991 as Director of Product Development. Mr. Viren worked for GTE from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an economic consulting firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Mr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Mr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Robert A. Ruh has served as Senior Vice President, Human Resources of ICI since March 1, 1996. From January 1991 through February 1996, Mr. Ruh founded and operated his own consulting company, specializing in human resource development. Prior to starting his own business, from 1975 to 1990, Mr. Ruh held corporate and group executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Mr. Ruh served as a consulting psychologist for Medina and Thompson, Inc., providing clients with assistance on executive assessment, selection and development. From 1970 to 1972, Mr. Ruh was on the corporate organization development staff at Corning Glass Works. Mr. Ruh received a B.A. in psychology from Valparaiso University and an M.A. and a Ph.D in industrial/organizational psychology from Michigan State University. Mr. Ruh served as Assistant Professor of Psychology at Michigan State University from 1970 to 1972.

  Mark A. Masi has served as Vice President, Operations and Customer Service of the Company since March 1995. Mr. Masi was one of the founders of FiberNet and, from November 1989 to March 1994, he served as FiberNet's Executive Vice President and Chief Financial Officer, responsible for funding and developing CAP operations. From March 1982 until November 1989, Mr. Masi held various management positions with Frontier Communications, Inc. (formerly Rochester Telephone Corporation). Mr. Masi is a graduate of the State University of New York College at Oswego with a degree in economics and the State University of New York at Binghamton with an M.B.A. in finance and management information systems.

  Timothy N. Tuck has served as Vice President, Customer Operations of the Company since January 1996 and served as President and Chief Operating Officer of Phone One from December 1994 until December 1995. From 1993 until the Company's acquisition of Phone One, Mr. Tuck served as the Chief Executive Officer and from 1989 to 1993 he served as the Chief Financial Officer of Phone One. From 1987 to 1989, Mr. Tuck served as a Vice President and Chief Financial Officer of Advantage Companies, Inc., a telecommunications company. Mr. Tuck received his B.S. degree and his M.B.A. from the University of Tennessee.

  Jeanne M. Walters has served as Controller and Chief Accounting Officer of the Company since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

  Mr. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal at Baker Capital Corp., a multi-national venture capital firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc., American Mobile Satellite Corporation and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Mr. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation.

  No family relationship exists between any of the directors and executive officers of the Company.

  Ronald L. Tolliver, Senior Vice President, Chief Financial Officer and Secretary of the Company, has advised the Company of his intention to resign his positions with the Company effective May 26, 1996 in order to pursue other opportunities. The Company is continuing its previously instituted search for a new Chief Financial Officer. Upon Mr. Tolliver's resignation becoming effective, Mr. Oscar Williams, a financial Vice President of the Company, will assume the additional position of Chief Financial Officer of the Company on an interim basis.

                       DESCRIPTION OF OTHER INDEBTEDNESS

EXISTING SENIOR NOTES

  As of December 31, 1995, the Company had outstanding an aggregate principal amount of $160,000,000 of 13 1/2% Series B Senior Notes due 2005. The Existing Senior Notes mature on June 1, 2005 and pay interest semi-annually in arrears on June 1 and December 1 of each year. The Existing Senior Notes may be redeemed at the Company's option at any time after June 1, 2000 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The Existing Senior Notes are secured, in an amount sufficient to provide payment in full of the scheduled interest payments on such notes through June 1, 1998, by a pledge of United States government securities.

  On April 26, 1996 the Company and SunTrust Bank, Central Florida, National Association, as trustee, executed an amended and restated indenture governing the Existing Senior Notes. The covenants set forth in such indenture are similar, but more restrictive in some instances, to those in the Indenture governing the Senior Discount Notes offered hereby, including with respect to the covenant described below under the caption "Description of the Senior Discount Notes--Incurrence of Indebtedness and Issuance of Disqualified Stocks."

CAPITAL LEASE OBLIGATIONS

  As of December 31, 1995, the Company had outstanding approximately $6.2 million aggregate principal amount of capital lease obligations arising primarily from three agreements for leases of fiber optic cable used in various of the Company's networks. The effective interest rates under these agreements range from 10.5% to 13.5% and expire, subject to various ICI renewal options, from 2001 to 2016.

                   DESCRIPTION OF THE SENIOR DISCOUNT NOTES

GENERAL

  The Senior Discount Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and SunTrust Bank, Central Florida, National Association, as trustee (the "Trustee"). The terms of the Senior Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Discount Notes are subject to all such terms, and holders of Senior Discount Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." As of the date of the Indenture, none of the Company's subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. As used in this section, the term "Company" refers only to Intermedia Communications of Florida, Inc. and not to its subsidiaries.

RANKING

  The Senior Discount Notes will rank senior in right of payment to all subordinated Indebtedness of the Company. The Senior Discount Notes will rank pari passu in right of payment with all existing and future senior borrowings, including the Existing Senior Notes and borrowings under the Credit Facility. Holders of secured Indebtedness of the Company will, however, have claims that are prior to the claims of the Holders of the Senior Discount Notes with respect to the assets securing such other Indebtedness. Although the Senior Discount Notes rank pari passu with the Existing Senior Notes, the Existing Senior Notes are secured in an amount sufficient to provide payment in full of the scheduled interest payments on such notes through June 1, 1998 by a pledge of United States government securities. At March 31, 1996, the amortized cost of such securities was $49.6 million. The holders of the Existing Senior Notes will have a claim on such funds that will rank prior to the claims of the holders of the Senior Discount Notes with respect to such funds.

  Certain of the Company's operations are conducted through its subsidiaries and, therefore, the Company is dependent upon the cash flow of its subsidiaries to meet its obligations, including its obligations under the Senior Discount Notes. The Senior Discount Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Discount Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of December 31, 1995, the total amount of outstanding liabilities of the Company and its subsidiaries, including trade payables, was approximately $175.8 million.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Discount Notes will be issued at a discount from their principal amount to generate gross proceeds of approximately $150.0 million and will
mature on     , 2006. The Senior Discount Notes will accrete at a rate of   %,
compounded semi-annually, to an aggregate principal amount of $    million by
    , 2001. Interest on the Senior Discount Notes will not accrue prior to
    , 2001. Thereafter, interest will accrue at   % per annum and will be
payable semi-annually on      and      of each year, commencing on     , 2001,
to holders of record on the immediately preceding      and     . Interest on
the Senior Discount Notes will accrue from the most recent date to which
interest has been paid or, if no interest has been paid, from     , 2001.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references to the principal amount of the Notes herein are references to the principal amount at final maturity. The Senior Discount Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Senior Discount Notes at their respective addresses set forth in the register of holders of the Senior Discount Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Senior Discount Notes will not be redeemable at the Company's option
prior to     , 2001. Thereafter, the Senior Discount Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-
month period beginning on      of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2001..............................................................         %
   2002..............................................................         %
   2003..............................................................         %
   2004 and thereafter...............................................   100.00%

  Notwithstanding the foregoing, in the event of the sale by the Company prior
to     , 1999 of its Capital Stock (other than Disqualified Stock) to a
Strategic Investor in a single transaction or series of related transactions for an aggregate purchase price equal to or exceeding $50.0 million, up to a maximum of 25% of the aggregate principal amount of the Senior Discount Notes originally issued will, at the option of the Company, be redeemable from the net cash proceeds of such sale to such Strategic Investor (but only to the extent such proceeds consist of cash or readily marketable cash equivalents received in respect of the Capital Stock, other than
Disqualified Stock, so sold) at a redemption price equal to   % of the
Accreted Value thereof with respect to the Senior Discount Notes to be redeemed on the redemption date, provided that at least 75% of the aggregate principal amount of the Senior Discount Notes originally issued remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 90 days of the date of the closing of such sale.

MANDATORY REDEMPTION

  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Discount Notes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Senior Discount Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Discount Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any (or, in the case of repurchases of Senior Discount
Notes prior to     , 2001, at a purchase price equal to 101% of the Accreted
Value thereof), to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

  Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Senior Discount Notes to require that the Company repurchase or redeem the Senior Discount Notes in the event of a takeover, recapitalization or similar transaction.

  Due to the leveraged structure of the Company and the effective subordination of the Senior Discount Notes to secured Indebtedness of the Company and Indebtedness of the Company's subsidiaries, the Company may not have sufficient funds available to purchase the Senior Discount Notes tendered in response to a Change of Control Offer. In addition, the Existing Senior Notes, the Credit Facility or other agreements relating to Indebtedness of the Company's subsidiaries may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Discount Notes to require the Company to repurchase such Senior Discount Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS

  When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants--Asset Sales") exceeds $5.0 million, the Company will make an offer to all holders of Senior Discount Notes and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Senior Discount Notes and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value of the Senior Discount Notes to the date fixed for the closing (if such
offer is prior to       , 2001) or 100% of the outstanding principal amount of
the Senior Discount

Notes (if such offer is on or after     , 2001) and 100% of the outstanding
principal amount of the Pari Passu Notes, plus accrued and unpaid interest thereon, if any, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture.

  If the Accreted Value and/or aggregate principal amount, as the case may be, of Senior Discount Notes and Pari Passu Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Senior Discount Notes and Pari Passu Notes to be purchased on a pro rata basis based upon their Accreted Value or applicable principal amount. To the extent that the aggregate amount of Senior Discount Notes and Pari Passu Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Company may use such deficiency for general purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

SELECTION OF SENIOR DISCOUNT NOTES FOR REDEMPTION OR OFFERS TO PURCHASE

  If less than all of the Senior Discount Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Senior Discount Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed, or, if the Senior Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Senior Discount Notes with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Senior Discount
Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Senior Discount Note. On and after the redemption or purchase date, interest will cease to accrue on the Senior Discount Notes (and the Accreted Value will
cease to accrete if prior to     , 2001) or portions of them called for
redemption or purchase.

NOTICE OF REDEMPTION

  Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Discount Notes to be redeemed at its registered address. If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to such Senior Discount Note shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly:

    (i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Subsidiary;

    (ii) purchase, redeem, defease, retire or otherwise acquire for value ("Retire" and correlatively, a "Retirement") any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

    (iii) Retire for value any Indebtedness of (A) the Company that is subordinate in right of payment to the Senior Discount Notes or (B) any Subsidiary, except, with respect to clause (A) or (B) above, at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

    (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

      (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

      (b) after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

      (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (including any Restricted Payments made pursuant to clauses
    (i), (v) and (vi) of the next paragraph), is less than the sum of

        (w) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

        (x) 100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Issue Date (other than any such Equity Interests, the proceeds of which were used as set forth in clause (ii) below and excluding Equity Interests issued substantially concurrently with the issue of the Senior Discount Notes or pursuant to any "overallotment option" with respect thereto exercised within 30 days of the Issue Date), plus

        (y) 100% of the sum of, without duplication, (1) aggregate dividends or distributions received by the Company or any Subsidiary from any Joint Venture (other than dividends or distributions to pay any obligations of such Joint Venture to Persons other than the Company or any Subsidiary, such as income taxes), with non-cash distributions to be valued at the lower of book value or fair market value as determined by the Board of Directors, (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Subsidiary from any Joint Venture and (3) the net proceeds from the sale of an Investment in a Joint Venture received by the Company or any Subsidiary; provided that there is no obligation to return any such amounts to the Joint Venture, and excluding any such dividend, distribution, interest payment or net proceeds that constitutes a return of capital invested pursuant to clause (vi) of the next succeeding paragraph, plus

        (z) $10.0 million.

  The foregoing provisions will not prohibit:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

    (ii) the Retirement of (A) any Equity Interests of the Company or any Subsidiary of the Company, (B) Indebtedness of the Company that is subordinate to the Senior Discount Notes or (C) Indebtedness of a Subsidiary of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

    (iii) the Retirement of any Indebtedness of the Company subordinated in right of payment to the Senior Discount Notes in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Subsidiary of the Company), but only to the extent that such new Indebtedness is permitted under the covenant described below under the caption, "Incurrence of Indebtedness and Issuance of Disqualified Stock" and (1) is subordinated in right of payment to the Senior Discount Notes at least to the same extent as, (2) has a Weighted Average Life to Maturity at least as long as, and (3) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired;

    (iv) the Retirement of any Indebtedness of a Subsidiary of the Company in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company or any Subsidiary but only to the extent that such incurrence is permitted under the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock" and only to the extent that such Indebtedness (1) is not secured by any assets of the Company or any Subsidiary to a greater extent than the Retired Indebtedness was so secured, (2) has a Weighted Average Life to Maturity at least as long as the Retired Indebtedness and (3) if such Retired Indebtedness was an obligation of the Company, is pari passu or subordinated in right of payment to the Senior Discount Notes at least to the same extent as the Retired Indebtedness;

    (v) the Retirement of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries; and

    (vi) Investments in any Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding under this clause (vi) to exceed the greater of (x) 50% of the net cash proceeds of the sale of Equity Interests in the Concurrent Offering up to a maximum of $25.0 million and
  (y) 5% of the Total Common Equity of the Company;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (i), (ii), (iii), (iv), (v) and
(vi), no Default or Event of Default shall have occurred and be continuing.

  The Indenture will also provide that a Permitted Investment that ceases to be a Permitted Investment pursuant to the definition thereof, shall become a Restricted Investment, deemed to have been made on the date that it ceases to be a Permitted Investment.

  The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee a Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture will provide that:

    (i) the Company and its Subsidiaries may not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and,

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

  correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Debt) and

    (ii) the Company and its Subsidiaries may not issue any Disqualified
  Stock;

provided, however, that the Company and/or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Cash Flow Leverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance (A) does not exceed 5.5 to 1 if such incurrence or issuance occurs on or prior to June 1, 1999 and (B) does not exceed 5.0 to 1 if such occurrence or issuance occurs after June 1, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. If the Company incurs any Indebtedness or issues or redeems any Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

  The foregoing limitation will not apply to (with each exception to be given independent effect):

      (a) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Subsidiaries thereunder) not to exceed $75.0 million in the aggregate at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "Asset Sales";

      (b) the incurrence by the Company and/or any of its Subsidiaries of Vendor Indebtedness, provided that the aggregate amount of such Vendor Indebtedness incurred does not exceed 80% of the total cost of the Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

      (c) the incurrence by the Company and/or any of its Subsidiaries of the Existing Indebtedness, including the Existing Senior Notes;

      (d) the incurrence by the Company and/or any of its Subsidiaries of Indebtedness in an aggregate amount not to exceed $25.0 million at any one time outstanding;

      (e) the incurrence by the Company of Indebtedness, but only to the extent that such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Senior Discount Notes and has a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Senior Discount Notes, in an aggregate principal amount not to exceed 2.0 times the net cash proceeds received by the Company after the date of the Indenture from the issuance and sale of Equity Interests of the Company (excluding Equity Interests issued substantially concurrently with the issue of the Senior Discount Notes or pursuant to any "overallotment option" with respect thereto exercised within 30 days of the Issue Date);

      (f) the incurrence (a "Permitted Refinancing") by the Company and/or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease ("Refinance" and correlatively, "Refinanced" and "Refinancing") Indebtedness, other than Indebtedness incurred pursuant to clause (a) above, but only to the extent that:

        (1) the net proceeds of such Refinancing Indebtedness does not exceed the principal amount of and premium, if any, and accrued interest on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing and reasonable prepayment premiums, if any, in connection therewith;

        (2) the Refinancing Indebtedness shall have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

        (3) if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Discount Notes, the Refinancing
      Indebtedness shall be subordinated in right of payment to the Senior Discount Notes on terms at least as favorable to the holders of Senior Discount Notes as those contained in the documentation governing the Indebtedness being so Refinanced;

      (g) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Subsidiaries; and

      (h) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding.

 Asset Sales

  The Indenture will provide that the Company and its Subsidiaries may not, whether in a single transaction or a series of related transactions occurring within any twelve-month period,

      (i) sell, lease, convey, dispose or otherwise transfer any assets (including by way of a Sale and Leaseback Transaction) other than sales, leases, conveyances, dispositions or other transfers (A) in the ordinary course of business, (B) to the Company by any Subsidiary of the Company or from the Company to any Subsidiary of the Company, (C) that constitute a Restricted Payment, Investment or dividend or distribution permitted under the covenant described below under the caption "Restricted Payments" or (D) that constitute the disposition of all or substantially all of the assets of the Company pursuant to the covenant described below under the caption "Merger, Consolidation or Sale of Assets" or

      (ii) issue or sell Equity Interests in any of its Subsidiaries (other than an issuance or sale of Equity Interests of any such Subsidiary to the Company or a Subsidiary),

if, in the case of either (i) or (ii) above, in a single transaction or a series of related transactions occurring within any twelve-month period, such assets or securities

    (x) have a Fair Market Value in excess of $2.0 million or

    (y) are sold or otherwise disposed of for net proceeds in excess of $2.0 million (each of the foregoing, an "Asset Sale"), unless:

      (a) no Default or Event of Default exists or would occur as a result thereof;

      (b) the Company, or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee), of the assets or securities issued or sold or otherwise disposed of; and

      (c) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided, however, that (A) the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Senior Discount Notes) that are assumed by the transferee of any such assets and (y) any notes, obligations or other securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received in the case of subclause (y)) for purposes of this clause (c); and (B) an amount equal to the Fair Market Value (determined as set forth in clause (b) above) of
    (1) Telecommunications Related Assets received by the Company or any such Subsidiary from the transferee that will be used by the Company or any such Subsidiary in the operation of a Telecommunications Business in the United States and (2) the Voting Stock of any Person engaged in the Telecommunications Business in the United States received by the Company or any such Subsidiary (provided that such Voting Stock is converted to cash within 270 days or such Person concurrently becomes or is a Subsidiary of the Company) will be deemed to be cash for purposes of this clause (c).

The foregoing provisions will not apply to a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below under "Merger, Consolidation, or Sale of Assets."

  The Indenture will also provide that within 270 days after the receipt of net proceeds of any Asset Sale, the Company (or such Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale to (i) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Indebtedness or (ii) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the United States (provided that such Person concurrently becomes a Subsidiary of the Company). Any Net Proceeds from any Asset Sales that are not so applied or invested will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an Asset Sale Offer in accordance with the terms set forth under "Offer to Purchase with Excess Asset Sale Proceeds."

 Liens

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

    (ii) make loans or advances to the Company or any of its Subsidiaries; or

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries; except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

      (a) Existing Indebtedness;

      (b) applicable law;

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

      (c) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

      (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (e) Indebtedness in respect of a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

      (f) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business, Vendor Indebtedness incurred in connection with the purchase or lease of Telecommunications Related Assets or performance bonds or similar security for performance which liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company's performance;

      (g) Indebtedness incurred under clause (a) of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;"

      (h) the Indenture and the Senior Discount Notes; or

      (i) in the case of clauses (a), (c), (e), (g) and (h) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

 Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity unless:

    (i) the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Senior Discount Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

    (iii) immediately after such transaction no Default or Event of Default exists;

    (iv) the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), either (A) could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Leverage Ratio test described under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (B) would have (x) Total Market Capitalization of at least $1.0 billion and (y) total Indebtedness in an amount no greater than 30% of its Total Market Capitalization; and

    (v) such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization or license of the Company or its Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

 Transactions with Affiliates

  The Indenture will provide that the Company and its Subsidiaries may not sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person;

    (ii) such Affiliate Transaction is approved by a majority of the disinterested directors on the Board of Directors of the Company; and

    (iii) the Company delivers to the Trustee, with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of a committee of independent directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clauses (i) and (ii) above;

  provided that

      (a) transactions pursuant to any employment, stock option or stock purchase agreement entered into by the Company or any of its Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors of the Company,

      (b) transactions between or among the Company and its Subsidiaries,

      (c) transactions permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments," and

      (d) loans and advances to employees and officers of the Company or any of its Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, shall not be deemed Affiliate Transactions.

 Business Activities

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

 Limitations on Sale and Leaseback Transactions

  The Indenture will provide that the Company and its Subsidiaries may not, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, provided that the Company or any Subsidiary of the Company may enter into any such transaction if (i) the Company or such Subsidiary would be permitted under the covenants described above under "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

 Reports

  The Indenture will provide that the Company will file with the Trustee within 15 days after it files them with the Securities and Exchange Commission (the "Commission") copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. Whether or not required by the Exchange Act to file SEC Reports with the Commission, so long as any Senior Discount Notes are outstanding, the Company will furnish copies of the SEC Reports to the holders of Senior Discount Notes at the time the Company is required to file the same with the Trustee and make such information available to investors who request it in writing.

 Payments for Consent

  The Indenture will provide that neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Discount Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Discount Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default:

    (i) default for 30 days in the payment when due of interest on the Senior Discount Notes;

    (ii) default in payment when due of principal (including Accreted Value) or premium, if any, on the Senior Discount Notes at maturity, upon redemption or otherwise;

    (iii) failure by the Company to perform or comply with the provisions of the covenants described above under "--Offer to Purchase Upon Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock" or "--Merger,
  Consolidation or Sale of Assets;"

    (iv) failure by the Company for 30 days after notice from the Trustee or the holders of at least 25% in principal amount of the Senior Discount Notes then outstanding to comply with its other agreements in the Indenture or the Senior Discount Notes;

    (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (x) is caused by a failure to pay when due principal, premium, if any, or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness of the Company or any Significant Subsidiary under which there has been a Payment Default or the maturity of which has been accelerated as provided in clause (y), aggregates $5.0 million or more or (y) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing) aggregating in excess of $5.0 million which judgments are not paid, discharged or stayed within 45 days after their entry; and

    (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

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

  If any Event of Default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Discount Notes may declare all the Senior Discount Notes to be due and payable immediately. Upon such declaration, the principal of (or,
if prior to     , 2001, the Accreted Value of), premium, if any, and accrued and unpaid interest on the Senior Discount Notes shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries, the foregoing amount shall ipso facto become due and payable without further action or notice. No premium is payable upon acceleration of the Senior Discount Notes except that in the case of an Event of Default that is the result of an action or inaction by the Company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Senior Discount Notes contained it the Indenture or the Senior Discount Notes, the amount declared due and payable will include the premium that would have been applicable on a voluntary prepayment of the Senior Discount Notes or, if voluntary prepayment is not then permitted, the premium set forth in the Indenture. Holders of the Senior Discount Notes may not enforce the Indenture or the Senior Discount Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Discount Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Discount Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payments of principal or interest) if it determines that withholding notice is in such holders' interest.

  The holders of a majority in aggregate principal amount of the Senior Discount Notes then outstanding, by notice to the Trustee, may on behalf of the holders of all of the Senior Discount Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Senior Discount Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND
STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Discount Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Discount Notes by accepting a Senior Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Senior Discount Notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Discount Notes, except for:

      (a) the rights of holders of outstanding Senior Discount Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on such Senior Discount Notes when such payments are due, or on the redemption date, as the case may be;

      (b) the Company's obligations with respect to the Senior Discount Notes concerning issuing temporary Senior Discount Notes, registration of Senior Discount Notes, mutilated, destroyed, lost or stolen Senior Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

      (d) the legal defeasance provisions of the Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Discount Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Discount Notes.

  In order to exercise either legal defeasance or covenant defeasance:

    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Discount Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the outstanding Senior Discount Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Senior Discount Notes;

    (ii) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

    (iii) in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Discount Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Senior Discount Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Discount Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Discount Note for a period of 15 days before a selection of Senior Discount Notes to be redeemed.

  The registered holder of a Senior Discount Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Senior Discount Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes), and any existing default or compliance with any provision of the Indenture or the Senior Discount Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Discount Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes).

  Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Senior Discount Note held by a non-consenting holder):

    (i) reduce the principal amount of Senior Discount Notes whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal of or change the fixed maturity of any Senior Discount Note or alter the provisions with respect to the redemption of the Senior Discount Notes (other than provisions relating to the covenants described under the caption "--Offer to Purchase upon Change of Control" and "--Offer to Purchase with Excess Asset Sale Proceeds");

    (iii) reduce the rate of or change the time for payment of interest on any Senior Discount Notes;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Discount Notes (except a rescission of acceleration of the Senior Discount Notes by the holders of at least a majority in aggregate principal amount of the Senior Discount Notes and a waiver of the payment default that resulted from such acceleration);

    (v) make any Senior Discount Note payable in money other than that stated in the Senior Discount Notes;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Discount Notes to receive payments of principal of, premium, if any, or interest on the Senior Discount Notes;

    (vii) waive a redemption payment with respect to any Senior Discount Note (other than a payment required by one of the covenants described above under the caption "--Offer to Purchase upon Change of Control" and "Offer to Purchase with Excess Asset Sale Proceeds"); or

    (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Senior Discount Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Discount Notes:

      (a) to cure any ambiguity, defect or inconsistency;

      (b) to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes;

      (c) to provide for the assumption of the Company's obligations to holders of the Senior Discount Notes in the case of a merger or consolidation;

      (d) to make any change that would provide any additional rights or benefits to the holders of the Senior Discount Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

      (e) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture will contain certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

  The holders of a majority in principal amount of the then outstanding Senior Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Discount Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. No holder of any Senior Discount Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such holder gives to the Trustee written notice of a continuing Event of Default, (ii) holders of at least 25% in principal amount of the then outstanding Senior Discount Notes make a written request to pursue the remedy, (iii) such holders of the Notes provide to the Trustee satisfactory indemnity and (iv) the Trustee does not comply within 60 days. Otherwise, no holder of any Senior Discount Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, except: (i) a holder of a Senior Discount Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Senior Discount Note on or after the respective due dates expressed in such Senior Discount Note (including upon acceleration thereof) or (ii) the institution of any proceeding with respect to the Indenture or any remedy thereunder, including without limitation acceleration, by the Holders of a majority in principal amount of the outstanding Senior Discount Notes, provided that, upon institution of any proceeding or exercise of any remedy such Holders provide the Trustee with prompt notice thereof.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company at 3625 Queen Palm Drive, Tampa, Florida 33619, Attention: Investor Relations.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination prior to      ,
2001, the sum of (a) the initial offering price of each Senior Discount Note and (b) that portion of the excess of the principal amount of each Senior Discount Note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at
the rate of   % per annum of the initial offering price of the Senior Discount
Notes, compounded semi-annually on each      and      from the date of
issuance
of the Senior Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any
Senior Discount Note on or after      , 2001 shall be 100% of the principal
amount thereof.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

  "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) any Person or group (as defined above) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(a) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Concurrent Offering" means the offering of shares of common stock of the Company substantially concurrently with the offering of the Senior Discount Notes.

  "Consolidated Cash Flow Leverage Ratio" with respect to any Person means the ratio of the Consolidated Indebtedness of such Person to the Consolidated EBITDA of such Person for the relevant period; provided, however, that (1) if the Company or any Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Subsidiary of the Company has issued any Preferred Stock since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Cash Flow Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Company or its Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of such period through such date of determination, (2) if since the beginning of such period the Company or any Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for such period will be (A) reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for such period or (B) increased by an amount equal to Consolidated EBITDA (if negative) directly attributable thereto for such period and (3) if since the beginning of such period the Company or any Subsidiary of the Company (by merger or otherwise) has made an Investment in any Subsidiary of the Company (or any Person which becomes a Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, provided, however, that such Officer shall assume (i) the historical sales and gross profit margins associated with such assets for any consecutive 12-month period ended prior to the date of purchase (provided that the first month of such 12-month period will be no more than 18 months prior to such date of purchase) and (ii) other expenses as if such assets had been owned by the Company since the first day of such period. If any Indebtedness (including, without limitation, Acquired Debt) bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

  "Consolidated EBITDA" as of any date of determination means the Consolidated Net Income for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, (ii) Consolidated Interest Expense, (iii) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary, or loaned to the Company by any such Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Indebtedness" means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP consistently applied.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), (b) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period) and (c) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof,

    (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

    (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

    (iv) the cumulative effect of a change in accounting principles shall be excluded, and

    (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Contingent Investment" means, with respect to any Person, any guarantee by such Person of the performance of another Person or any commitment by such Person to invest in another Person. Any Investment that consists of a Contingent Investment shall be deemed made at the time that the guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such guarantee of performance or commitment to invest. To the extent that a Contingent Investment is released or lapses without payment under the guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse. With respect to any Contingent Investment, the payment of the guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Facility" means any credit facility entered into by and among the Company and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit facilities typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facility and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Discount Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity of the Senior Discount Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Discount Notes contained in the covenant described under "Offer to Purchase Upon Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Senior Discount Notes as are required to be repurchased pursuant to the covenant described under "Offer to Purchase Upon Change of Control."

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Eligible Receivable" means any Receivable not more than 90 days past due under its scheduled payment terms.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Existing Indebtedness" means the Senior Discount Notes and all other Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "Existing Senior Notes" means the Company's 13 1/2% Existing Senior Notes due 2005.

  "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Interest Rate Agreements.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any Preferred Stock issued by Subsidiaries of such Person plus accrued and unpaid dividends, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above; notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP; and provided further, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

  "Interest Rate Agreements" means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that any investment to the extent made with Capital Stock of the Company (other than Disqualified Stock) shall not be deemed an "Investment" for purposes of the Indenture.

  "Issue Date" means     .

  "Joint Venture" means a Person in the Telecommunications Business in which the Company holds less than a majority of the shares of Voting Stock or an Unrestricted Subsidiary in the Telecommunications Business.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

 "Marketable Securities" means:

    (i) Government Securities;

    (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

    (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;

    (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and

    (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Subsidiary of the Company to cash.

  "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

  "Permitted Investment" means (a) any Investments in the Company or any Subsidiary of the Company; (b) any Investments in Marketable Securities; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company; (d) any Investments in property or assets to be used in (A) any line of business in which the Company or any of its Subsidiaries was engaged on the Issue Date or
(B) any Telecommunications Business; (e) Investments in any Person in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Subsidiary of the Company; provided that within 180 days from the first date of any such Investment, either (A) such Person becomes a Subsidiary of the Company or any of its Subsidiaries or (B) the amount of any such Investment is repaid in full to the Company or any of its Subsidiaries; (f) Investments pursuant to any agreement or obligation of the Company or a Subsidiary, in effect on the Issue Date or on the date a subsidiary becomes a Subsidiary (provided that any such agreement was not entered into in contemplation of such subsidiary becoming a Subsidiary), to make such Investments; (g) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (h) Hedging Obligations permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and (i) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant entitled "Asset Sales."

  "Permitted Liens" means (i) Liens securing Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clauses (a) and (b) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) existing Liens to secure the Existing Senior Notes pursuant to the indenture governing the Existing Senior

Notes; (x) Liens on Telecommunications Related Assets existing during the time of the construction thereof; (xi) Liens on Receivables to secure Indebtedness permitted to be incurred by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," but only to the extent that the outstanding amount of the Indebtedness secured by such Liens would not represent more than 80% of Eligible Receivables; and (xii) Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (i), (iii), (v) or (xi); but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Receivables" means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising: (i) accounts; (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance; (iii) all unpaid seller's or lessor's rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods;
(v) all reserves and credit balances with respect to any such accounts receivable or account debtors; (vi) all letters of credit, security, or Guarantees for any of the foregoing; (vii) all insurance policies or reports relating to any of the foregoing; (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing; and (x) all books and records relating to any of the foregoing.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Senior Indebtedness" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Discount Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Strategic Investor" means, with respect to any sale of the Company's Capital Stock, any Person which, both as of the Trading Day immediately before the day of such sale and the Trading Day immediately after the day of such sale, has, or whose parent has, a Total Market Capitalization of at least $1.0 billion on a consolidated basis. In calculating Total Market Capitalization for the purpose of this definition, the consolidated Indebtedness of such Person, solely when calculated as of the Trading Day immediately after the day of such sale, will be calculated after giving effect to such sale (including any Indebtedness incurred in connection with such sale). For purposes of this definition, the term "parent" means any Person of which the referent Strategic Investor is a subsidiary.

  "Subsidiary" of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof; provided that any Unrestricted Subsidiary shall be excluded from this definition of "Subsidiary."

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

  "Total Common Equity" of any Person means, as of any date of determination (and as modified for purposes of the definition of "Change of Control"), the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Total Market Capitalization" of any Person means, as of any day of determination (and as modified for purposes of the definition of "Strategic Investor"), the sum of (1) the consolidated Indebtedness of such Person and its subsidiaries (except in the case of the Company, in which case of the Company and its Subsidiaries) on such day, plus (2) the product of (i) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and
(ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day, plus (3) the liquidation value of any outstanding shares of Preferred Stock of such Person on such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Company's Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

  "Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

  "Vendor Indebtedness" means any Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided, that with respect to Capital Lease Obligations, that maturity shall be calculated after giving effect to all renewal options by the Lessee.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary, based on the opinion of Kronish, Lieb, Weiner & Hellman LLP, counsel to the Company, of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Discount Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date of this Prospectus and all of which are subject to change at any time; any such change may be applied retroactively in a manner that could adversely affect a Holder. This summary applies only to those persons who are the initial Holders of the Senior Discount Notes and who hold Senior Discount Notes as capital assets and does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies) or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. Accordingly, purchasers of Senior Discount Notes should consult their own tax advisors with respect to the particular consequences to them of the purchase, ownership and disposition of the Senior Discount Notes and the applicability of any state, local or foreign tax laws, as well as with respect to the possible effects of changes in federal and other tax laws.

ORIGINAL ISSUE DISCOUNT

  General. The Senior Discount Notes will be issued with original issue discount ("OID") for federal income tax purposes. Holders will be required to include OID in income periodically over the term of the Senior Discount Notes before receipt of the cash to which such income is attributable.

  The amount of OID on a Senior Discount Note will be the excess of the stated redemption price at maturity of the Senior Discount Note over its issue price. The issue price of a Senior Discount Note will be the first price at which a substantial amount of Senior Discount Notes is sold to the public for money (excluding sales to bond houses, brokers or others acting in the capacity of underwriters, placement agents or wholesalers, etc.). The stated redemption price at maturity of a Senior Discount Note will be the sum of all payments to be made on such Senior Discount Note, whether denominated as principal or interest. Accordingly, each Senior Discount Note will be issued with a substantial amount of OID.

  In general, a Holder must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to a Senior Discount Note for each day during the taxable year or portion of a taxable year on which such Holder holds the Senior Discount Note ("Accrued OID"). The daily portion is determined by allocating to each day of any accrual period a pro rata portion of the OID allocable to that accrual period. The OID allocable to a full accrual period is an amount equal to the adjusted issue price of the Senior

Discount Note at the beginning of the accrual period multiplied by the yield to maturity of the Senior Discount Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the day before the maturity date of the Senior Discount Notes and the date six months prior to such day, with the exception of an initial short accrual period. The adjusted issue price of a Senior Discount Note at the beginning of any accrual period is the issue price of the Senior Discount Note increased by the Accrued OID for all prior accrual periods, less any cash payments on the Senior Discount Note made on or before the first day of that accrual period. Under these rules, Holders will generally be required to include in gross income increasingly greater amounts of OID in each successive accrual period.

  The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of a Senior Discount Note information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the Senior Discount Note as if the holder were the original holder of the Senior Discount Note.

  Holders who purchase Senior Discount Notes for an amount other than the adjusted issue price and/or on a date other than the end of an accrual period will be required to determine for themselves the amount of original issue discount, if any, they are required to include in gross income for federal income tax purposes.

DISPOSITION OF THE SENIOR DISCOUNT NOTES

  Generally, any sale, redemption or other taxable disposition of a Senior Discount Note will result in taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received in exchange therefor and the Holder's adjusted tax basis in the Senior Discount Note. An initial Holder's adjusted tax basis for determining gain or loss on such sale or other disposition will equal the cost of the Senior Discount Note to such Holder, increased by any Accrued OID includible in such Holder's gross income and decreased by the amount of any cash payments received by such Holder (regardless of whether such payments are denominated as principal or interest). Any gain or loss upon a sale or other disposition of a Senior Discount Note will generally be capital gain or loss, and will be long-term capital gain or loss if the Senior Discount Note has been held by the Holder for more than one year.

  Holders should be aware that the resale of a Senior Discount Note may be affected by the "market discount" rules of the Code, under which a subsequent purchaser acquiring a Senior Discount Note at a market discount generally would be required to include as ordinary income a portion of gain realized upon the disposition or retirement of such Senior Discount Note to the extent of the market discount that accrued while the Senior Discount Note was held by such holder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO CORPORATE
HOLDERS

  The Senior Discount Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of the Senior Discount Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR"), plus 5 percentage points. The relevant AFR for the Senior Discount Notes (plus 5 percentage points) is 11.72 percent, compounded semi-annually. If the Senior Discount Notes are AHYDOs, as described below, a portion of the tax deductions that would otherwise be available to the Company in respect of the Senior Discount Notes will be deferred or disallowed, which, in turn, may reduce the after-tax cash flows of the Company. More particularly, if the Senior Discount Notes constitute AHYDOs, the Company will not be entitled to deduct OID that accrues with respect to the Senior Discount Notes until amounts attributable to OID are paid in cash. In addition, if the yield to maturity of the Senior Discount Notes exceeds the sum of the relevant AFR plus six percentage points, the "disqualified portion" of the OID accruing on the Senior Discount Notes will be characterized as a non-deductible dividend with respect to the Company and also may be treated as a dividend distribution solely for purposes of the dividends received deduction of Sections 243, 246 and 246A of the Code with respect to Holders that are U.S. corporations. In general, the "disqualified portion" of OID for any accrual period will be equal to the product of (i) a percentage determined by dividing the "excess yield" (i.e., the excess of the yield to maturity of the Senior Discount Notes over the sum of the relevant AFR plus six percentage points) by the yield to maturity and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, a U.S. corporate Holder will be entitled to a dividends received deduction (generally at a 70 percent rate) with respect to the disqualified portion of the Accrued OID if the Company has sufficient current or accumulated "earnings and profits." The President of the United States has proposed reducing the dividends received deduction to 50 percent. To the extent that the Company's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above in "Original Issue Discount." The Company cannot yet ascertain whether the Senior Discount Notes will actually constitute AHYDOs under the foregoing rules.

BACKUP WITHHOLDING

  A Holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments of interest and OID received on, and proceeds from the sale (through a broker) of, a Senior Discount Note. Backup withholding generally applies only if the Holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") to the Company in the required manner, (ii) furnishes an incorrect TIN and the Internal Revenue Service so notifies the Company, (iii) is notified by the Service that he or she has failed to report properly payments of interest or dividends and the Service has notified the Company that he or she is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's federal income tax liability, provided that the required information is furnished to the Service. Certain Holders (including, among others, corporations) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and the underwriters listed below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase the principal amount of the Senior Discount Notes set forth opposite its name below:

     UNDERWRITERS                                                         AMOUNT
     ------------                                                         ------
   Bear, Stearns & Co. Inc. .............................................
   Morgan Stanley & Co. Incorporated.....................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated ................................................
       Total.............................................................  $
                                                                           ====

  The purchase price for the Senior Discount Notes will be approximately    %.
The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent and that the Underwriters are severally committed to take and pay for all of the Senior Discount Notes if any are taken. The Underwriting Agreement also provides that the Company will indemnify the Underwriters against certain liabilities in connection with the offer and sale of the Senior Discount Notes, including liabilities under the Securities Act of 1933, as amended, and contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company has been advised by the Underwriters that they propose initially to offer the Senior Discount Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the public offering price for the Senior Discount Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of % of the purchase price of the Senior Discount Notes on sales to certain other dealers. After the initial public offering of the Senior Discount Notes, the public offering price and other selling terms may be changed by the Underwriters.

  The Senior Discount Notes are a new issue of securities with no established trading market. The Company does not intend to list the Senior Discount Notes on any national securities exchange or on the Nasdaq National Market. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, each of them presently intends to make a market in the Senior Discount Notes; however, the Underwriters are not obliged to do so. Any such market-making activity may be discontinued at any time for any reason without notice. There can be no assurance that an active market for the Senior Discount Notes will develop or as to their liquidity or, if a market does develop, at what price the Senior Discount Notes will trade. If such a market were to develop, the Senior Discount Notes could trade at prices that may be higher or lower than the initial offering price thereof depending on many factors including prevailing interest rates, general economic conditions, the Company's operating results and the market for similar debt securities. To the extent that an active trading market for the Senior Discount Notes does not develop, the liquidity and trading prices of the Senior Discount Notes may be adversely affected. See "Risk Factors--Lack of Established Market."

  Each of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated acted as an initial purchaser in connection with the offering by the Company of units each consisting of $1,000 principal amount of the Existing Senior Notes and one warrant to purchase 2.19 shares of Common Stock in June 1995. In addition, Bear, Stearns & Co. Inc. has from time to time provided, and may in the future provide, financial advisory services to the Company for which it has received, and may in the future receive, customary compensation.

                                 LEGAL MATTERS

  The legality of the securities offered hereby has been passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock. Certain legal matters in connection with the sale of securities offered hereby will be passed upon for the Underwriters by their counsel Latham & Watkins, 885 Third Avenue, New York, New York 10022.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of the Telecommunications Division of EMI Communications, Inc. at July 31, 1994 and 1995, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FiberNet USA, Inc. and the Subsidiaries as of June 30, 1994 and for the period September 17, 1993 (inception) to June 30, 1994, appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FiberNet Telecommunications Cincinnati, Inc., as of June 30, 1993 and 1994 and for the year ended June 30, 1994 and for the period August 20, 1992 (inception) to June 30, 1993 appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

[PAGES F-1 THROUGH F-32 AND A-1 THROUGH A-3, A COPY OF WHICH CAN BE FOUND AT THE END OF THE ENCLOSED EQUITY PROSPECTUS, WILL BE INSERTED HERE.]

                              [IBC ILLUSTRATION]

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Incorporation of Certain Documents by Reference..........................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  15
Use of Proceeds..........................................................  20
Capitalization...........................................................  21
Selected Financial and Other Operating Data..............................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  31
Management...............................................................  49
Description of Other Indebtedness........................................  52
Description of the Senior Discount Notes.................................  52
Certain Federal Income Tax Considerations................................  77
Underwriting.............................................................  80
Legal Matters............................................................  81
Experts..................................................................  81
Index to Financial Statements............................................ F-1
Glossary................................................................. A-1

- - --------------------------------------------------------------------------------
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- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                      LOGO

                           INTERMEDIA COMMUNICATIONS
                                OF FLORIDA, INC.

                          $150,000,000 GROSS PROCEEDS

                            % SENIOR DISCOUNT NOTES
                                   DUE 2006

                                ---------------

                                   PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.
                              MORGAN STANLEY & CO.
                                 INCORPORATED
                              MERRILL LYNCH & CO.

                                       , 1996

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 8, 1996

PROSPECTUS

[LOGO OF ICI APPEARS HERE]

                             3,996,689 SHARES
                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.
                                  COMMON STOCK

  Of the 3,996,689 shares (the "Shares") of common stock, $.01 par value (the "Common Stock") of Intermedia Communications of Florida, Inc. (the "Company") offered hereby (the "Offering"), 3,500,000 Shares are being offered by the Company and 496,689 Shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "The Selling Stockholders." The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders.

  The Company is concurrently offering (the "Concurrent Offering") $
principal amount at maturity of   % Senior Discount Notes due 2006 (the "Senior
Discount Notes") generating gross proceeds of $150,000,000. This Offering is not contingent upon the consummation of the Concurrent Offering.

  On May 7, 1996, the closing price for the Common Stock as quoted on the Nasdaq National Market, under the symbol "ICIX", was $26.50 per share.

                                  -----------

SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH
                          AN INVESTMENT IN THE SHARES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                    PRICE TO   UNDERWRITING  PROCEEDS TO     PROCEEDS TO THE
                   THE PUBLIC  DISCOUNT(1)  THE COMPANY(2) SELLING STOCKHOLDERS
- - -------------------------------------------------------------------------------
Per Share........    $            $             $                 $
- - -------------------------------------------------------------------------------
Total(3).......... $            $             $                 $

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the
    Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."
(2) Before deducting offering expenses payable by the Company estimated at
    $   .

(3) The Company has granted the Underwriters an option exercisable within 30 days to purchase up to an aggregate of 599,503 additional shares of Common Stock at the public offering price per share, less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discount and
    Proceeds to the Company will be    ,     and    , respectively. See
    "Underwriting."

                                  -----------

  The Shares are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares will be made against payment therefor in New York, New
York on or about    , 1996.

BEAR, STEARNS & CO. INC.

                                 MERRILL LYNCH & CO.
                                                            MORGAN STANLEY & CO.
                                                                  INCORPORATED

                 The date of this Prospectus is        , 1996.

                     [INTERMEDIA ENHANCED NETWORK DIAGRAM]

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006.

  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit hereto or as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

    The Company's Annual Report on Form 10-K for the year ended December 31,
  1995.

    The Company's Current Report on Form 8-K filed with the Commission on February 21, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on March 13, 1996.

    The Company's Current Report on Form 8-K filed with the Commission on April 30, 1996 including the exhibits thereto.

    The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    The description of capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS OF FLORIDA, INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-621-0011), ATTENTION:
INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information including the Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" or "ICI" means Intermedia Communications of Florida, Inc. together with its subsidiaries, except where the context otherwise requires. Certain terms used herein are defined in the Glossary attached hereto as Appendix A.

                                  THE COMPANY

  ICI is a rapidly growing provider of integrated telecommunication services. Founded in 1987 as one of the nation's first facilities-based competitive access providers ("CAPs"), the Company currently operates digital, fiber optic networks in nine metropolitan areas and has one network under development. Expanding beyond provision of traditional CAP services, the Company now provides enhanced network services, including frame relay and Internet access services, primarily to business and government customers, in approximately 600 cities nationwide, and is a facilities-based interexchange carrier providing services, to approximately 10,000 customers. ICI intends to begin providing a range of local exchange services in Florida in the second half of 1996 and in other parts of its service territory as requisite approvals are obtained. ICI has continued to increase its customer base and network density in the Southeast and its customers' traffic to locations outside its existing service territory continues to increase. The Company has pursued (and will continue to pursue) attractive opportunities to expand into other geographic markets.

  The Company's goal is to become the single source provider of comprehensive telecommunications services to its customers. To accomplish this goal, the Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and, over time, through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company. In addition, with the advent of state and federal laws mandating local exchange competition, significant opportunities exist for the Company to increase its market share and reach new market segments by allowing other parties, including interexchange carriers ("IXCs"), to resell its ICI's local exchange services, when available.

  ICI's strategy is designed to build a base of recurring revenues and to take advantage of the increasing requirements of business and government customers for more effective and efficient solutions to their telecommunications needs. These customers require maximum reliability, high quality service, broad geographic coverage (including end-to-end connectivity), solutions-oriented customer service and the timely introduction of innovative services. These customers also demand that services be delivered in a cost-effective manner and, preferably, from a single source. The Company is well positioned to satisfy such customer requirements due to (i) the successful negotiation of interconnection co-carrier agreements for Florida with BellSouth Telecommunication, Inc. ("BellSouth"), GTE Florida Incorporated ("GTE") and Sprint United Telephone-Florida/Centel-Florida ("Sprint-United") and the implementation of network to network interfaces ("NNIs") for frame relay data transmission with each of such carriers, (ii) a specialized sales and service approach employing engineering and sales professionals who design and implement customized, cost-effective telecommunications solutions, (iii) the ongoing development and integration of new telecommunications services and (iv) the strategic deployment of voice and data switches and digital fiber optic networks designed with redundancy and diversity.

  In December 1994, the Company acquired Phone One, Inc. ("Phone One"), a facilities-based interexchange carrier providing services to customers primarily located in Florida and Georgia. In July 1995, the Company consummated its acquisition of FiberNet USA, Inc. and FiberNet Telecommunications of Cincinnati, Inc. (collectively "FiberNet") thereby expanding its fiber optic networks into four additional metropolitan areas. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI

Communications Corp. ("EMI"), a wholly-owned subsidiary of Newhouse Broadcasting Corporation (the "EMI Acquisition"), for 937,500 shares of ICI Common Stock. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily over digital microwave networks in the northeastern United States. For the year ended December 31, 1995, EMI's revenues were approximately $43 million and the combined pro forma revenues of ICI and EMI were approximately $82 million. Although ICI believes the EMI Acquisition will be consummated, there can be no assurance that the conditions to the closing of such transaction will be satisfied and that the transaction will be consummated. The FiberNet and Phone One acquisitions have allowed (and the pending EMI Acquisition will allow) ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) introduce additional business customers to all of the Company's service offerings, (iii) add long distance to its portfolio of service offerings, (iv) reduce costs by eliminating overlapping facilities and removing duplicate NNIs and (v) create synergies between long distance and local service offerings such as economies of scale, usage sensitive billing capabilities and cross-selling opportunities.

  Subject to receipt by the Company of the requisite approvals, the Company intends to deploy switching equipment to provide local exchange and switched access services in each of its principal markets. These new switches will also augment the Company's interexchange services. The Company recently began to deploy such switching equipment in Florida and intends to deploy four switches in Florida during 1996. In addition, the Company is the first alternative local exchange carrier to enter into interconnection co-carrier agreements for Florida with each of BellSouth, GTE and Sprint-United, the three major providers of local exchange services in Florida, which provide for reciprocal rights to terminate traffic on each other's networks. Based upon Federal Communications Commission ("FCC") data and the Company's knowledge of the industry, the Company estimates that the market for local network services in 1995 was $5.0 billion in Florida, and $95 billion in the United States, substantially all of which is currently served by local exchange carriers ("LECs").

  The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. As of December 31, 1995, this infrastructure was comprised of 17,128 fiber miles and 504 route miles and was connected to 380 buildings. ICI continues to expand these networks and has identified expansion opportunities in other selected markets. This expansion should enable the Company to (i) achieve economies of scale in the management of its networks as well as the marketing and sales of its services, including local exchange services, (ii) more effectively service customers that have a presence in multiple metropolitan areas and (iii) reach a significant number of new customers.

  The Company has also undertaken a major expansion of its intercity network to satisfy the growing demands for enhanced network services, including frame relay networking services, ATM and Internet access. As a result, the Company had approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995 (not including the approximately 1,500 nodes in approximately 400 cities served by EMI), as compared to approximately 900 nodes, serving customer locations in 336 cities as of December 31, 1994. Enhanced network services, which are currently provided primarily on the Company's frame relay network, are specialized interexchange services offered by the Company for customers that need to transport large amounts of data among multiple locations. To address the growing demand for end-to-end connectivity and interoperability throughout the United States, in 1994, ICI created, in conjunction with EMI and three other regional telecommunications companies, the UniSPAN(C) consortium. This consortium, along with ICI's relationship with certain other carriers, allows the Company to terminate traffic both nationally and internationally utilizing other companies' networks and provides a flow of traffic onto the Company's networks. In addition, to further increase efficient access to a greater customer base, ICI and EMI have successfully established approximately 100 NNIs which interconnect their frame relay networks to those of BellSouth, Bell Atlantic Telephone Companies, Sprint-United, NYNEX Corporation, Ameritech Operating Companies, Southern New England Telephone Company, GTE and other carriers. According to industry sources, the frame relay services market is projected to grow at the rate of 84% per year through 1997 from its 1993 base of $144 million; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable.

  ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 621-0011.

CORPORATE STRATEGY

  The Company's goals, and its strategy for achieving them, distinguish the Company from many of its competitors. The Company's goal is to be a provider of a comprehensive set of integrated telecommunications services to a broad range of business and government customers, both directly and through resellers. The Company has developed the staff and knowledge-based skills required to market its services directly to business and government customers, as well as to resellers. The Company believes this strategy reduces the risk that accompanies the dependence on a few large customers. In addition, the Company has a substantial base of customers to whom it can market local exchange services when introduced. The significant capacity inherent in the Company's networks also provides the Company with the opportunity to offer additional services without a commensurate increase in operating expenses. ICI provides its customers with a specialized sales and service approach that enhances the cost effectiveness, value and reliability of the Company's service offerings to its customers.

  In order to become the single source provider of comprehensive telecommunications services to its customers, ICI has developed operating strategies designed to attract and retain customers, optimize the operational and cost structure of its networks and achieve desired growth. Below are the important components of these strategies.

  Customer Strategy

  Provide Single-Source Telecommunications Services. The Company's service portfolio currently includes: high capacity access and private line services, high speed data networking (i.e., frame relay and ATM), Internet services, interexchange long distance services, switched access transport and integration services. The Company intends to continue to expand its service offerings to customers, including providing local exchange services beginning in 1996, in order to become a single-source provider of telecommunications services. Recent state and federal legislation has opened the local exchange services market to competition which until recently could only be serviced by the LECs. See "Business--Government Regulation." A single-source capability provides significant advantages for the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. The Company also believes that expanding its service offerings will be advantageous operationally as the Company is able to introduce additional services through existing networks and customer connections thereby leveraging the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base includes firms in the retail, financial services, grocery, manufacturing and other industry segments. The Company has entered into a contract with the State of Florida to provide frame relay based network services for the State Division of Communications. These services will be deployed statewide and utilized by many of the State's agencies. In addition, upon the consummation of the EMI Acquisition, the Company would be a provider of telecommunications services to the State of New York's Empire Net which connects numerous agencies within the State. The Company believes that its success in providing these services to government agencies will be replicated in other states within the Company's service territory.

  Develop IXC and Value-Added Reseller Relationships. Recent changes in state and federal regulation have accelerated ICI's ability to deliver local exchange services and have provided LECs with incentives to foster local exchange competition. In addition, as the IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI an attractive choice for joint ventures and preferred vendor arrangements with the IXCs, LECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches by increasing the traffic through its networks. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company intends to solicit IXCs, out of region LECs, cable companies and other value added resellers to resell its local exchange services, when available.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. As a result, the Company believes that a growing portion of its revenue base will be associated with long-term customer relationships.

  Provide Cost-Effective Service Offerings. ICI has developed a number of innovative services designed to provide cost-effective telecommunications solutions to its customers. Each of the Company's individually packaged services is competitively priced and when integrated into a comprehensive telecommunications package provides significant value over comparable LEC and IXC service offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers thereby broadening the market for ICI's services.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded and intends to continue to expand the utilization of its direct sales and support team consisting of engineering and sales professionals to (i) increase the level of integration between the Company's and the customer's operations thus making the customer more reliant on the Company's services and (ii) broaden the services that can be offered by the Company. During 1995, ICI increased its sales representatives from 39 to 57. The Company believes its solutions-oriented sales approach enables the Company to provide customers with effective customized solutions to their telecommunications requirements.

  Network Strategy

  Control Franchise Points of the Networks. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue potential and the greatest long-term competitive advantage. The Company believes that connections to customers and building entries represent an important strategic component of its networks. These connections provide the Company with the platform to sell a variety of services to existing or potential customers within a building. ICI also believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost effective and customized solutions to its customers. The ability to offer these types of solutions differentiates ICI from commodity transport service providers.

  Extend Coverage to Provide End-to-End Connectivity. The Company has entered into interconnection co-carrier agreements with the large LECs in Florida, which allow the Company access to substantially all business and government telephones in Florida. The Company anticipates entering into similar arrangements with LECs in other markets. To better serve its end user customers, the Company has also interconnected its frame relay network to those of BellSouth, GTE, Bell Atlantic and several other carriers, thereby substantially expanding the reach of its networks. Upon consummation of the EMI Acquisition, ICI would provide originating and terminating transport services in 45 states and maintain points of presence ("POPs") for interexchange and enhanced network services in most major cities in these states.

  Deploy Capital Cost Effectively on a Demand Driven Basis. The increasing geographic coverage of the Company's services and the growing availability of leased capacity at competitive rates have led the Company to lease network capacity in various areas prior to, or in lieu of, building additional capacity. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks thereby reducing the risks associated with network construction and (iv) focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage.

  Growth Strategy

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company generated significant internal growth. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and compete effectively in a dynamic marketplace.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions (such as FiberNet, Phone One and EMI (pending)) and joint ventures or selling relationships (such as those ICI has with its UniSPAN(C) partners). The Company continues to examine from time to time various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the target company warrant developing a presence in those geographic areas or (ii) the target company offers services consistent with the Company's service portfolio which are not currently offered by ICI utilizing technology compatible with that utilized by ICI. Furthermore, ICI carefully evaluates the target company's corporate culture to assess its ability to integrate the target company's personnel and systems into the Company. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of those goals by creating operating synergies and more rapid expansion of the Company's networks or services. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition.

                                  THE OFFERING

Common Stock Offered

 By the Company............
                              3,500,000 Shares.

 By the Selling
  Stockholders.............   496,689 Shares.

  Total...................
                              3,996,689 Shares.

Common Stock Outstanding
 after the Offering.........

                              13,886,218 (1)

Use of Proceeds.............
                              The net proceeds of the Offering to the Company, after underwriting discounts, commissions and expenses, are estimated to be $87.5 million. The net proceeds to the Company will be used to finance the continued expansion of the Company's telecommunications networks and the installation of voice switches, which will allow the Company to offer local exchange service, and for general corporate purposes, including working capital. The Company may use a portion of the net proceeds that it receives to repurchase a warrant to purchase 10% of one of the Company's subsidiaries. In addition, the Company may use net proceeds that it receives to fund acquisitions of assets or businesses which are involved in the telecommunications business. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

Nasdaq National Market        ICIX.
 Symbol.....................

Concurrent Offering.........  The Company has concurrently registered
                              $   principal amount at maturity of  % Senior
                              Discount Notes, to generate gross proceeds of $150,000,000, for sale by the Company (the "Concurrent Offering"). This Offering is not contingent upon the consummation of the Concurrent Offering.

Consent Solicitation........  The Company has obtained from the holders of a majority of the aggregate principal amount
                              outstanding of the Company's 13 1/2% Series B Senior Notes due 2005 (the "Existing Senior Notes") consents to amend certain provisions of the indenture governing such notes in order to permit the Company to incur additional debt (including the Senior Discount Notes offered concurrently herewith) and to amend certain other covenants of the Existing Senior Notes. On April 26, 1996, the Company and SunTrust Bank, Central Florida, National Association, as trustee, executed the amended and restated indenture governing the Existing Senior Notes.
- - --------

(1) Excludes shares of Common Stock issuable upon (i) the consummation of the EMI Acquisition, (ii) the exercise of all outstanding options issued pursuant to the Company's employee stock option plans and (iii) the exercise of the Outstanding Warrants (as defined herein). See "Description of Capital Stock." Also excludes up to 599,503 which may be issued to the Underwriters solely to cover over-allotments. See "Underwriting."

                   SUMMARY FINANCIAL AND OTHER OPERATING DATA

  Statement of operations and balance sheet data presented below as of and for the five years in the period ended December 31, 1995 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.

  The operating results of Phone One are included in the Company's consolidated operating results since December 2, 1994. The operating results of FiberNet have been included in the Company's consolidated operating results since March 1, 1995. The pro forma information gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they occurred at January 1, 1995 for operations information and December 31, 1995 for balance sheet and statistical information. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)
                                                                       PRO FORMA(1)
                                                                        YEAR ENDED
                                  YEAR ENDED DECEMBER 31,              DECEMBER 31,
                          -------------------------------------------  ------------
                           1991     1992    1993     1994      1995        1995
                          -------  ------  -------  -------  --------  ------------
STATEMENT OF OPERATIONS:
 Revenue................  $ 5,184  $7,030  $ 8,292  $14,272  $ 38,631    $ 81,687
 Expenses:
 Facilities
  administration and
  maintenance and line
  costs.................    1,483   1,760    2,843    5,396    22,989      62,604
 Selling, general and
  administrative........    2,050   2,607    3,893    6,412    14,993      18,295
 Depreciation and
  amortization..........    1,570   2,190    3,020    5,132    10,196      12,808
                          -------  ------  -------  -------  --------    --------
                            5,103   6,557    9,756   16,940    48,178      93,707
                          -------  ------  -------  -------  --------    --------
 Operating income
  (loss)................       81     473   (1,464)  (2,668)   (9,547)    (12,020)
 Other income (expense)
  Interest expense......   (1,063) (1,031)    (844)  (1,218)  (13,767)    (13,826)
  Interest and other
   income...............       23     323      234      819     4,060       4,082
  Income tax benefit....      --      --       --       --         97          97
                          -------  ------  -------  -------  --------    --------
  Loss before
   extraordinary item...     (959)   (235)  (2,074)  (3,067)  (19,157)   $(21,667)
                                                                         ========
  Extraordinary loss on
   early extinguishment
   of debt..............      --      --       --       --     (1,592)
                          =======  ======  =======  =======  ========
 Net loss...............  $  (959) $ (235) $(2,074) $(3,067) $(20,749)
                          =======  ======  =======  =======  ========
 Net loss per share:(2)
  Loss before
   extraordinary item...  $ (1.01) $ (.10) $  (.29) $  (.34) $  (1.91)   $  (1.95)
                                                                         ========
  Extraordinary loss....      --      --       --       --       (.16)
                          -------  ------  -------  -------  --------
  Net loss..............  $ (1.01) $ (.10) $  (.29) $  (.34) $  (2.07)
                          =======  ======  =======  =======  ========
 Weighted average number
  of shares
  outstanding...........    1,354   4,797    7,077    8,956    10,036      11,087
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........      --      --       --       --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $ 1,651  $2,663  $ 1,556  $ 2,464  $    649    $    788
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $ 3,463  $8,818  $10,486  $13,731  $ 31,915         --
                                                                       PRO FORMA(5)
                                       DECEMBER 31,                    DECEMBER 31,
                          -------------------------------------------  ------------
                           1991     1992    1993     1994      1995        1995
                          -------  ------  -------  -------  --------  ------------
NETWORK DATA:(6)
 Buildings connected....      110     161      234      293       380         402
 Route miles............      165     240      335      378       504       4,904
 Fiber miles............    2,956   6,184   10,239   11,227    17,128      17,128
 Number of city-based
  networks in service...        3       4        5        6         9           9
ENHANCED NETWORK
 SERVICES:(6)
 Nodes(7)...............      --      --       100      900     2,300       3,800
 Cities(8)..............      --      --        37      336       600         900
 Switches...............      --      --         4       12        31          52
EMPLOYEES(6)............       26      49       58      146       287         434

                                                                                   PRO FORMA
                                                                   PRO FORMA(9) AS ADJUSTED(10)
                                       DECEMBER 31,                DECEMBER 31,  DECEMBER 31,
                         ----------------------------------------- ------------ ---------------
                          1991     1992    1993    1994     1995       1995          1995
                         -------  ------- ------- ------- -------- ------------ ---------------
BALANCE SHEET DATA:
 Cash and cash
  equivalents(11)....... $   575  $ 1,775 $27,954 $10,208 $ 50,997   $ 50,997      $282,746
 Working capital
  (deficit)(12).........    (949)   8,999  25,712   9,588   70,353     70,103       301,852
 Total assets...........  17,577   36,174  61,219  74,086  216,018    233,143       470,622
 Long-term debt
  (including current
  maturities)(13).......   9,549    9,647   9,647  10,072  159,307    159,307       309,307
 Total stockholders'
  equity (deficit)......  (7,526)  21,257  45,987  52,033   40,254     57,129       144,608

- - --------
 (1) Gives effect to the acquisitions of FiberNet and EMI (pending) as if they occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.
 (2) Net loss per share for the years ended December 31, 1991 and 1992 have been increased by the amount of redeemable preferred stock dividends. Additionally, net loss per share for the year ended December 31, 1991 has been increased to reflect the effects of certain options and warrants issued shortly before ICI's initial public offering in April, 1992 in accordance with a Staff Accounting Bulletin of the Commission.
 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on redeemable preferred stock. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 the Company's earnings were insufficient to cover fixed charges by $1,061, $355, $2,288, $3,324 and $19,931, respectively. For the year ended December 31, 1995, the Company's pro forma earnings including $19,113 of interest expense related to the Concurrent Offering were insufficient to cover fixed charges by $41,555.

 (4) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition the 1995 amount excludes $1,592 related to an extraordinary loss on the early extinguishment of debt. EBITDA is provided since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to represent cash flow for the period indicated. See Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.
 (5) Gives effect to the EMI Acquisition (pending). Certain numbers are estimated based on information provided to the Company by EMI.
 (6) Based upon Company records.
 (7) An individual point of origination and termination of data served by the ICI enhanced network. All node numbers are approximate.
 (8) The number of discrete postal cities to which enhanced services are provided.
 (9) Gives effect to the EMI Acquisition (pending).

(10) Gives effect to (i) the Offering (3.5 million shares at an estimated price of $26.50 per share), the Concurrent Offering and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending), but excludes any costs associated with obtaining consents from the holders of the Existing Senior Notes.
(11) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes.
(12) Includes $18,854 of Restricted Investments as of December 31, 1995 classified as a current asset.
(13) Excludes capital lease obligations at December 31, 1991, 1992, 1993, 1994 and 1995 and December 31, 1995 (pro forma) of $1,512, $2,095, $1,967,
     $6,455, $6,238 and $6,238, respectively.

  The Company estimates that its unaudited revenues, EBITDA, and loss for the three months ended March 31, 1996 were approximately $13.5 million, $(1.7) million and $(8.9) million, respectively, as compared to $8.7 million, $.9 million and $(1.3) million, respectively, for the three months ended March 31, 1995.

                                 RISK FACTORS

  Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed
Charges. At December 31, 1995, after giving pro forma effect to (i) the Offering and the Concurrent Offering and the application of the proceeds therefrom and (ii) the EMI Acquisition, the Company would have had outstanding approximately $326.0 million in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), of which approximately $318.7 million would have been indebtedness and other liabilities of the Company and approximately $7.3 million would have been indebtedness and other liabilities of the Company's subsidiaries (excluding approximately $17.4 million due to ICI). The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  For the year ended December 31, 1995, and on a pro forma basis after giving effect to (i) the Offering, the Concurrent Offering and the application of the proceeds therefrom and (ii) the acquisitions of FiberNet and EMI as if they had occurred on January 1, 1995, the Company's pro forma earnings would have been inadequate to cover its pro forma fixed charges by $41.6 million, primarily as a result of operating expenses associated with the expansion of the Company's networks and operations. In order for the Company to meet its debt service obligations, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that ICI would be successful in raising such financing, or the terms or timing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Limited Operations; History of Net Losses. The Company's business commenced in 1987 and substantially all of the Company's revenues are derived from enhanced network services, integration services, long distance services and certain local network services. The Company is expecting to substantially increase the size of its operations and number of service offerings in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

  The development of the Company's business and the installation and expansion of its networks require significant expenditures, a substantial portion of which are incurred before the realization of revenues. Together with the associated early operating expenses, these capital expenditures will result in negative cash flow until an adequate customer base is established. ICI reported net losses of approximately $2.1 million, $3.1 million and $20.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. Although its revenues have increased in each of the last three years, ICI has incurred significant increases in expenses associated with the development and expansion of its fiber optic networks, services and customer base. There can be no assurance that ICI will achieve or sustain profitability in the future.

  Consummation of the EMI Acquisition. On February 20, 1996, the Company signed an agreement with EMI to acquire its telecommunications division. The significant conditions to closing the acquisition are (i) receipt of federal and state regulatory and municipal approvals and (ii) receipt of certain third party consents to the assignment of various contracts, all of which must be obtained by September 30, 1996. The terms of the EMI acquisition agreement provide for the acquisition by ICI of certain (but not all) of the telecommunications assets of EMI if certain consents are not obtained. Although ICI believes that all of the conditions to the consummation of the acquisition will be satisfied by September 30, 1996, there can be no assurance that such conditions will be timely satisfied and that the EMI Acquisition will be consummated.

  New Telecommunications Act and Uncertainty of Future Regulation. The Company is subject to federal regulation by the FCC and local service regulation by the public service commissions in the states in which it provides jurisdictionally interstate services. The Company may also be subject to regulation by the public service commissions of other states into which the Company is expanding. In addition, many of these regulations may be subject to judicial review, the result of which ICI is unable to predict. The FCC has determined that non-dominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis. The recently enacted Telecommunications Act of 1996 (the "1996 Act") provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. The FCC has initiated two different proceedings which may eliminate the tariff-filing obligation of the Company, however, there can be no assurance that the FCC will so forebear. The Company is also generally subject to state certification, tariff filing and other regulatory requirements. Challenges to tariffs by third parties may cause the Company to incur significant legal and administrative expenses. Although the trend in federal and state regulations appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulatory bodies or legislative initiatives would not have a material adverse effect on the Company.

  Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. In addition, the Company has a network under development in St. Louis, Missouri. The Company has identified other expansion opportunities in Florida and other parts of the eastern United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

  Competition. In each of its markets, the Company faces significant competition for the local network services it offers from LECs, which currently dominate their local telecommunications markets. LECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, LECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more CAPs operating fiber optic networks. In addition, the Company faces competition in its network systems integration business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other LECs, long distance carriers and systems integrators, and in its enhanced network services business from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide LECs with increased pricing flexibility as competition increases. If LECs are permitted to lower their rates substantially or engage in excessive volume or discount pricing practices for their customers, the net income or cash flow of competitive local exchange carriers, including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, Inc. ("AT&T"), MCI Communications Corporation ("MCI") and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. If the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, AT&T, MCI and other interexchange carriers have announced their intent to enter into the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T and MCI with respect to local exchange services could have a material adverse effect on the Company's business.

  Significant Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. ICI expects to fund its capital requirements through existing resources, internally generated funds, joint ventures and debt or equity financing, including capital raised through the Offering and the Concurrent Offering, as appropriate. There can be no assurance, however, that ICI will be successful in producing sufficient cash flow or raising sufficient debt or equity capital on terms that it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to consumate the Concurrent Offering or to generate sufficient funds may require ICI to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

  Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

  A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful.

  Risk of New Service Acceptance. The Company offers a number of services that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept new telecommunications technology. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While ICI believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of ICI of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

  Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to an employment agreement with the Company.

  Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most LECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

  Dependence on Business from IXCs. For the year ended December 31, 1995, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business. See "Business--The Company--Customer Strategy."

  In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

  Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. ICI intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the indenture governing the Senior Discount Notes offered concurrently herewith (the "Indenture") and the indenture governing the Existing Senior Notes restrict the payment of dividends.

  Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. However, management does not believe that the consummation of any such agreements are necessary to successfully implement its strategic plans. An investment, business combination or strategic alliance could constitute a Change of Control. Each of the Indenture and the indenture governing the Existing Senior Notes provides that a Change of Control would require the Company to repay the indebtedness outstanding under such instruments. If a Change of Control does occur, there is no assurance that the Company would have sufficient funds to make such repayments or could obtain any additional debt or equity financing that could be necessary in order to repay the Senior Discount Notes or Existing Senior Notes.

  Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law, the Existing Senior Notes and the Senior Discount Notes may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. In addition, the Company's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a newly created series of Preferred Stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, the Company's Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders.

  Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. Substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act. Not including the Shares registered on behalf of the Selling Stockholders in the Registration Statement of which this Prospectus forms a part, the Company has filed registration statements covering the offering of approximately 1,700,000 shares of Common Stock by selling security holders. In addition, the Company has registered 1,346,000 shares of Common Stock for issuance upon exercise of options granted to its employees under the Company's 1992 Stock Plan and intends to register 1,500,000 shares for issuance pursuant to the Long-Term Incentive Plan, which plan is subject to stockholder approval at the Company's annual meeting. Options to acquire 370,147 shares of Common Stock were currently exercisable under the 1992 Stock Plan at March 29, 1996. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                USE OF PROCEEDS

  The net proceeds to the Company of the Offering, after underwriting discounts, commissions and expenses, are estimated to be $87.5 million. Such net proceeds, together with the net proceeds of the Concurrent Offering, estimated to be $144.3 million, will be used by the Company to finance the continued expansion of ICI's telecommunications networks (including the networks to be acquired from EMI) and the installation of voice switches, which will allow the Company to offer local exchange service, and for general corporate purposes, including working capital. The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

  A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion. The businesses that the Company may acquire will likely consist of companies that own existing networks or companies that provide services that complement the Company's existing businesses. The Indenture and the indenture governing the Existing Senior Notes prohibit the Company from acquiring assets or businesses which are not involved in the Telecommunications Business (as defined therein). Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle to acquire or effect any material acquisition has been reached.

  The Company is acquiring the telecommunications division of EMI in exchange for Common Stock. The purchase agreement does however provide for a contingent cash payment in the amount of $594,000 if a certain planned network expansion is completed prior to the closing of the EMI Acquisition. If such expansion is completed, a portion of the net proceeds to the Company of the Offering and the Concurrent Offering may be used to make such contingent payment.

  A portion of the net proceeds may be used to repurchase a warrant to purchase ten percent of the capital stock of FiberNet North Carolina, Inc., a wholly-owned subsidiary of the Company.

  Prior to the application of the net proceeds to the Company of the Offering as described above, such funds will be invested in short-term investment grade securities.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is listed for trading on the Nasdaq National Market under the symbol "ICIX". As of March 15, 1996, based upon the number of holders of record and an estimate of the number of individual participants represented by security position listings, the Company had approximately 3,200 stockholders. The following table sets forth the high and low sales prices of the Common Stock as reported by the Nasdaq National Market for each of the quarters indicated:

      QUARTER                                                       HIGH   LOW
      -------                                                      ------ ------
      1995
          First................................................... 15     11
          Second.................................................. 13      8 1/2
          Third................................................... 17 1/2 10 1/2
          Fourth.................................................. 17 1/2 11
      1996
          First .................................................. 19 3/4 13 7/8
          Second (through May 7, 1996)............................ 27 1/4 17 3/4

  On May 7, 1996, the last reported closing price of the Common Stock on the Nasdaq National Market was $26.50.

                                DIVIDEND POLICY

  ICI has never declared or paid cash dividends on its Common Stock. ICI intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of the Senior Discount Notes offered concurrently herewith and the terms of the Existing Senior Notes restrict the payment of dividends. See "Description of Capital Stock--Dividend Restrictions." When such restrictions no longer exist, the decision whether to pay dividends will be made by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition and capital requirements, business conditions and other factors. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

                                   DILUTION

  The net tangible book value of the Common Stock at December 31, 1995 was $13.3 million or $1.28 per share. The net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to (i) the Offering and the Concurrent Offering and the application of the estimated net proceeds of approximately $231.7 million therefrom and (ii) the proposed EMI Acquisition, the adjusted pro forma net tangible book value of the Company as of December 31, 1995 would have been approximately $111.9 million or $7.56 per share (representing an immediate increase in net tangible book value to existing stockholders of $98.6 million or $6.28 per share on a pro forma basis). This would result in an immediate dilution in the net tangible book value of $18.94 per share to investors purchasing Common Stock. Dilution in net tangible book value represents the difference between the price per share to be paid by purchasers of Common Stock in the Offering and the pro forma net tangible book value as of December 31, 1995.

                                CAPITALIZATION

  The following table sets forth the consolidated actual and consolidated pro forma cash and cash equivalents and capitalization of the Company at December 31, 1995. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto, and other information included elsewhere in this Prospectus.

                                                                  AS OF
                                                            DECEMBER 31, 1995
                                                          ----------------------
                                                           ACTUAL   PRO FORMA(1)
                                                          --------  ------------
                                                             (IN THOUSANDS)
Cash and cash equivalents(2)............................. $ 50,997    $282,746
                                                          ========    ========
Long-term debt (including current maturities):
  13 1/2% Series B Senior Notes due 2005................. $158,984    $158,984
  Senior Discount Notes..................................      --      150,000
  Other long-term debt...................................      323         323
  Capital lease obligations..............................    6,238       6,238
                                                          --------    --------
    Total long-term debt.................................  165,545     315,545
                                                          --------    --------
Stockholders' equity:
  Common stock and additional paid-in capital............   74,197     178,551
  Accumulated deficit....................................  (33,943)    (33,943)
                                                          --------    --------
Total stockholders' equity...............................   40,254     144,608
                                                          --------    --------
Total capitalization..................................... $205,799    $460,153
                                                          ========    ========

- - --------
(1) Gives effect to (i) the Offering, the Concurrent Offering and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending).
(2) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes and any costs associated with obtaining consents from the holders of the Existing Senior Notes.

                  SELECTED FINANCIAL AND OTHER OPERATING DATA
  The selected financial data and balance sheet data presented below as of and for the five years in the period ended December 31, 1995 have been derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants.


  The operating results of Phone One are included in the Company's consolidated operating results since December 2, 1994 (the date of acquisition by the Company). The operating results of FiberNet have been included in the Company's consolidated operating results since March 1, 1995. The pro forma information gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they occurred at January 1, 1995 for operations information and December 31, 1995 for balance sheet and statistical information. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus.

         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                        PRO FORMA(1)
                                  YEAR ENDED DECEMBER 31,                YEAR ENDED
                          --------------------------------------------  DECEMBER 31,
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  -------------
SELECTED FINANCIAL DATA:
 Revenue................  $ 5,184  $ 7,030  $ 8,292  $14,272  $ 38,631    $ 81,687
 Expenses
 Facilities
  administration and
  maintenance and line
  costs.................    1,483    1,760    2,843    5,396    22,989      62,604
 Selling, general and
  administrative........    2,050    2,607    3,893    6,412    14,993      18,295
 Depreciation and
  amortization..........    1,570    2,190    3,020    5,132    10,196      12,808
                          -------  -------  -------  -------  --------    --------
                            5,103    6,557    9,756   16,940    48,178      93,707
                          -------  -------  -------  -------  --------    --------
 Operating income
  (loss)................       81      473   (1,464)  (2,668)   (9,547)    (12,020)
 Other income (expense)
  Interest expense......   (1,063)  (1,031)    (844)  (1,218)  (13,767)    (13,826)
  Interest and other
   income...............       23      323      234      819     4,060       4,082
  Income tax benefit....      --       --       --       --         97          97
                          -------  -------  -------  -------  --------    --------
  Loss before
   extraordinary item...     (959)    (235)  (2,074)  (3,067)  (19,157)   $(21,667)
                                                                          ========
  Extraordinary loss on
   early extinguishment
   of debt..............      --       --       --       --     (1,592)
                          -------  -------  -------  -------  --------
 Net loss...............  $  (959) $  (235) $(2,074) $(3,067) $(20,749)
                          =======  =======  =======  =======  ========
 Net loss per share:(2)
  Loss before
   extraordinary item...  $ (1.01) $  (.10) $  (.29) $  (.34) $  (1.91)   $  (1.95)
                                                                          ========
  Extraordinary loss....      --       --       --       --       (.16)
                          -------  -------  -------  -------  --------
  Net loss..............  $ (1.01) $  (.10) $  (.29) $  (.34) $  (2.07)
                          =======  =======  =======  =======  ========
 Weighted average number
  of shares
  outstanding...........    1,354    4,797    7,077    8,956    10,036      11,087
OTHER DATA:
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(3)..........      --       --       --       --        --          --
 Earnings before
  interest, income
  taxes, depreciation
  and amortization
  ("EBITDA")(4).........  $ 1,651  $ 2,663  $ 1,556  $ 2,464  $    649    $    788
 Capital expenditures,
  including acquisitions
  of businesses, net of
  cash acquired.........  $ 3,463  $ 8,818  $10,486  $13,731  $ 31,915         --
                                        DECEMBER 31,                    PRO FORMA (5)
                          --------------------------------------------  DECEMBER 31,
                           1991     1992     1993     1994      1995        1995
                          -------  -------  -------  -------  --------  -------------
NETWORK DATA:(6)
 Buildings connected....  $   110  $   161  $   234  $   293  $    380         402
 Route miles............      165      240      335      378       504       4,904
 Fiber miles............    2,956    6,184   10,239   11,227    17,128      17,128
 Number of city-based
  networks in service...        3        4        5        6         9           9
ENHANCED NETWORK SERVIC-
 ES:(6)
 Nodes(7)...............      --       --       100      900     2,300       3,800
 Cities(8)..............      --       --        37      336       600         900
 Switches...............      --       --         4       12        31          52
EMPLOYEES(6)............       26       49       58      146       287         434

                                                                                 PRO FORMA
                                                                 PRO FORMA (9) AS ADJUSTED(10)
                                      DECEMBER 31,               DECEMBER 31,   DECEMBER 31,
                         --------------------------------------- ------------- ---------------
                          1991    1992   1993    1994     1995       1995           1995
                         ------  ------ ------- ------- -------- ------------- ---------------
BALANCE SHEET DATA:
 Cash and cash equiva-
  lents(11)............. $  575  $1,775 $27,954 $10,208 $ 50,997   $ 50,997       $282,746
 Working capital (defi-
  cit)(12)..............   (949)  8,999  25,712   9,588   70,353     70,103        301,852
 Total assets........... 17,577  36,174  61,219  74,086  216,018    233,143        470,622
 Long-term debt
  (including current
  maturities)(13).......  9,549   9,647   9,647  10,072  159,307    159,307        309,307
 Total stockholders' eq-
  uity (deficit)........ (7,526) 21,257  45,987  52,033   40,254     57,129        144,608

- - --------
 (1) Gives effect to the acquisitions of FiberNet and EMI (pending) as if they occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.
 (2) Net loss per share for the years ended December 31, 1991 and 1992 have been increased by the amount of redeemable preferred stock dividends. Additionally, net loss per share for the year ended December 31, 1991 has been increased to reflect the effects of certain options and warrants issued shortly before ICI's initial public offering in April, 1992 in accordance with a Staff Accounting Bulletin of the Commission.
 (3) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes, plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest expensed and capitalized, plus amortization of deferred financing costs, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor, as well as dividends on redeemable preferred stock. For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 the Company's earnings were insufficient to cover fixed charges by $1,061, $355, $2,288, $3,324 and $19,931, respectively. For the year ended December 31, 1995, the Company's pro forma earnings including $19,113 of interest expense related to the Concurrent Offering were insufficient to cover fixed charges by $41,555.

 (4) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. In addition the 1995 amount excludes $1,592 related to an extraordinary loss on the early extinguishment of debt. EBITDA is provided since it is a measure commonly used in the telecommunications industry to measure operating performance, asset value and financial leverage. It is presented to enhance the reader's understanding of the Company's operating results and is not intended to represent cash flow for the period indicated. See Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.
 (5) Gives effect to the EMI Acquisition (pending). Certain numbers are estimated based on information provided to the Company by EMI.
 (6) Based upon Company records.
 (7) An individual point of origination and termination of data served by the ICI enhanced network. All node numbers are approximate.
 (8) The number of discrete postal cities to which enhanced services are provided.
 (9) Gives effect to the EMI Acquisition (pending).

(10) Gives effect to (i) the Offering (3.5 million shares at an estimated price of $26.50 per share), the Concurrent Offering and the application of the net proceeds therefrom and (ii) the EMI Acquisition (pending), but excludes any costs associated with obtaining consents from the holders of the Existing Senior Notes.
(11) Excludes Restricted Investments held as of December 31, 1995 for the repayment of certain interest on the Existing Senior Notes.
(12) Includes $18,854 of Restricted Investments as of December 31, 1995 classified as a current asset.
(13) Excludes capital lease obligations at December 31, 1991, 1992, 1993, 1994 and 1995 and December 31, 1995 (pro forma) of $1,512, $2,095, $1,967,
     $6,455, $6,238 and $6,238, respectively.

  The Company estimates that its unaudited revenues, EBITDA, and loss for the three months ended March 31, 1996 were approximately $13.5 million, $(1.7) million and $(8.9) million, respectively, as compared to $8.7 million, $.9 million and $(1.3) million, respectively, for the three months ended March 31, 1995.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the audited Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

  Since its inception in 1987, the Company has experienced substantial growth. Building from its original base in Florida, ICI is now a provider of integrated telecommunications services to customers that have a presence in its southeastern United States service territory. The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. In addition, the Company's frame relay network serves customers in approximately 600 cities and provides end-to-end connectivity throughout the United States and certain international markets. As its networks and service offerings have expanded, the Company has experienced significant year to year growth in revenues and customers.

  ICI provides customers with a competitive alternative to the local exchange telephone companies and interexchange carriers in its service territory for a full range of voice and data telecommunications services. ICI's customers include a broad range of businesses and government customers and IXCs. The Company delivers local network services primarily over digital fiber optic telecommunications networks that it either owns or leases. In some circumstances, leasing facilities enables the Company to more rapidly initiate service to customers, reduces the risk of network construction or acquisition and potentially improves cash flow due to the reduction or deferment of capital expenditures. The Company also offers enhanced network services to its customers on an extensive intercity network that connects its customers, either through its own network or through other carriers, to locations throughout the country and internationally. In December 1994, the Company entered the long distance business through the acquisition of Phone One, a facilities-based provider of long distance services. During the fourth quarter of 1995, the sales, customer support and network administration functions of Phone One were integrated into the Company's operating structure.

  At its inception, ICI provided special access and private line services to interexchange carriers. In 1988, ICI was the first telecommunications service provider in Florida to begin providing special access and private line services to business customers. In 1991, ICI began offering integration services in response to customers' needs and in 1992, ICI introduced its first enhanced network services to provide flexible capacity and highly reliable end-to-end data connectivity for its business and government customers. The Company began offering interexchange long distance service in December 1994, Internet services in 1995 and intends to deploy local switching equipment beginning in 1996 to provide switched access and local exchange service in Florida, and, with requisite approvals, in other portions of its service territory. The pace with which the Company has introduced new service offerings has enabled it to achieve substantial growth, improve its mix of customers and diversify its sources of revenue. The Company believes that business and government customers will continue to account for a substantial share of its revenues over the next several years, because of its ability to offer such customers integrated, cost-effective telecommunications solutions. The Company believes that during the first few years of local exchange competition, the IXCs may enter the market by becoming resellers of the Company's local services. If the IXCs pursue a reseller strategy, the amount of revenue the Company realizes from carriers may increase during this period.

  In the last five years the Company has achieved positive EBITDA and increased its revenue base substantially. However, as a result of significant investments in network infrastructure and in resources necessary to launch local exchange services and expand enhanced network services, EBITDA has decreased as a percentage of revenue and the Company expects EBITDA to be negative for 1996. The Company believes that this is due to its significant up front expenses related to the development of its networks and leased facilities, the revenue from which is expected to be realized in later periods. The development of the Company's business and the installation and expansion of its networks have resulted in substantial capital expenditures and net losses during this period of its operations. Procurement of rights-of-way, administration and maintenance of facilities, depreciation of network capital expenditures and sales, general and administrative costs will continue to represent a large portion of the Company's expenses during its rapid expansion. In addition, the Company has experienced rapid growth in marketing and selling expenses consistent with the addition of new customers and an increased level of selling and marketing activity. All of the marketing and selling expenses associated with the acquisition of new customers are expensed as they occur even though these customers are expected to generate recurring revenue for the Company for several years. The continued expansion of the Company's networks in anticipation of new customers and the marketing of services to new and existing customers is therefore adversely impacting EBITDA of the Company in the near term. The Company anticipates, but there can be no assurance, that as its customer base grows, incremental revenues will be greater than incremental operating expenses.

PLAN OF OPERATION

  The Company believes that a significant portion of its growth in 1996 will be derived from its enhanced network services. In addition to anticipated internal growth, the EMI Acquisition, if consummated, will substantially increase the geographic coverage of the Company's frame relay network and its customer base. According to industry sources, the market for frame relay services nationwide is projected to be $1.2 billion in 1996; however, there can be no assurance that such amount will be realized or that the assumptions underlying such projection are reliable.

  In 1997 and beyond, the Company believes that its growth will be balanced among its local network, enhanced network and interexchange services. Based on the Company's analysis of FCC data and its knowledge of the industry, the Company estimates that the market for local exchange and switched access services, which is currently serviced only by the LECs, was $5.0 billion in 1995 in Florida alone. As a result of recent deregulation of the Florida market and the successful negotiation of interconnection co-carrier agreements with each of the three major LECs in Florida, the Company is now positioned to provide local exchange services in a number of Florida's communities. The Company intends to begin offering local exchange services in Florida during the second half of 1996 and in other parts of its service area as requisite approvals are obtained.

  In order to develop its businesses more rapidly and efficiently utilize its capital resources, ICI plans to use the existing fiber optic infrastructure of other providers in addition to using its existing and planned networks. While the Company will use significant amounts of capital to deploy enhanced data and voice switches on a demand driven basis in selected markets, ICI believes that its substantial existing network capacity should enable it to add new customers and provide additional services that will result in increased revenues with lower incremental costs and, correspondingly, over time improve its EBITDA. For example, selling additional services, such as local exchange services, to existing or new customers allows the Company to utilize unused portions of the capacity inherent in its existing fiber optic networks. This operating leverage increases the utilization of the network with limited additional capital expenditures. The Company's strategy to offer a full complement of telecommunications services is designed to enable the Company to take advantage of the operating leverage of its networks.

RECENT STRATEGIC DEVELOPMENTS

  EMI Acquisition. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily in the northeastern United States. For the past several years, the Company has utilized EMI's networks for termination of enhanced network services traffic in EMI's territory. EMI operates owned and leased microwave and fiber optic digital network capacity in New York, Massachusetts, Vermont, Rhode Island, Connecticut, New Jersey, Pennsylvania, Maryland and the District of Columbia and maintains POPs in most major cities in these states. The consummation of the EMI Acquisition would allow ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) cross sell ICI's long distance and local exchange services into this new base of customers and (iii) reduce costs by eliminating overlapping facilities, removing duplicate NNIs and creating economies of scale.

  Regulation. The 1996 Act, which was signed into law on February 8, 1996, effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The 1996 Act greatly expands the FCC's collocation requirements, allowing companies such as ICI to collocate their equipment with the LECs and requiring the LECs and other competitors to reciprocally compensate each other for terminating traffic on each other's networks. In addition, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside of their local service regions immediately, and permits them to provide in-region interLATA service upon demonstrating to the FCC and state regulatory commissions that they have adhered to the FCC's interconnection regulations. As a result of these provisions of the 1996 Act, the Company will gain access to an expanded customer base, and will be able to realize a reduction in its costs of interconnection. At the same time, the 1996 Act also makes competitive entry more attractive to RBOCs, other LECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces. See "Business--Government Regulation" and "Business--Competition."

  Interconnection Co-Carrier Agreements. In order to provide expanded end-to-end connectivity and interoperability in Florida, ICI has entered into interconnection co-carrier agreements with BellSouth, GTE and Sprint-United, which provide for reciprocal rights to terminate traffic on each other's networks. The Company expects to enter into similar agreements with LECs cable television companies, utility companies and other competitive local exchange providers in Florida and other states.

REVENUE AND CUSTOMER BASE ANALYSIS

  Since the Company's founding in 1987, ICI has continually introduced new services. Due to these efforts, ICI's customer and revenue base has expanded substantially in recent years. The Company believes that the continued aggressive expansion of its enhanced network services, the proposed acquisition of EMI and the introduction of local exchange services will accelerate the diversification of the Company's customer and revenue base. The Company believes the expansion of the Company's customer base and the diversification of its revenue sources have (i) reduced the Company's percentage of revenue associated with the more price sensitive services to IXCs, (ii) lowered the Company's reliance on any one customer and (iii) increased the total addressable market for the Company's services. The table set forth below provides an analysis of the Company's customer and revenue base.

                      REVENUE AND CUSTOMER BASE ANALYSIS

                                                                  PRO FORMA(1)
                                                                  ------------
                                                                   YEAR ENDED
                                      YEAR ENDED DECEMBER 31,     DECEMBER 31,
                                     ---------------------------  ------------
                                       1993      1994     1995        1995
                                     --------  --------  -------  ------------
Customer revenue:
  Non-IXCs..........................       59%       77%      90%       95%
  IXCs..............................       41        23       10         5
                                     --------  --------  -------     -----
    Total...........................      100%      100%     100%      100%
                                     ========  ========  =======     =====
Number of customers served (at end
 of period)(2)......................      230     8,148    9,530     9,930
Revenue sources:
  Local network services............       84%       57%      28%       26%
  Enhanced network services.........        4        16       18        44
  Interexchange services............        0         9       49        23
  System integration................       12        18        5         7
                                     --------  --------  -------     -----
                                          100%      100%     100%      100%
                                     ========  ========  =======     =====

- - --------
(1) Gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they had occurred at the beginning of the period presented.
(2) Excludes long distance customers for whom billings during December 1995 were less than $5.00.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain information derived from the Consolidated Statements of Operations of the Company and the Unaudited Pro Forma Condensed Consolidated Financial Statements expressed in percentages of revenue:

                                                                   PRO FORMA(1)
                                     YEAR ENDED DECEMBER 31,        YEAR ENDED
                                     ---------------------------   DECEMBER 31,
                                      1993      1994      1995         1995
                                     -------   -------   -------   ------------
Revenue............................    100.0%    100.0%    100.0%     100.0 %
Facilities administration and main-
 tenance and line cost.............     34.3      37.8      59.5       76.6
Selling, general and administra-
 tive..............................     46.9      44.9      38.8       22.4
Depreciation and amortization......     36.4      36.0      26.4       15.7
                                     -------   -------   -------      ------
Operating loss.....................    (17.6)    (18.7)    (24.7)     (14.7)
Interest expense...................    (10.2)     (8.5)    (35.6)     (16.9)
Interest and other income..........      2.8       5.7      10.5        5.0
Income tax benefit.................      --        --        0.2        0.1
                                     -------   -------   -------      ------
Loss before extraordinary item.....    (25.0)    (21.5)    (49.6)     (26.5)%
                                                                      ======
Extraordinary loss on early extin-
 guishment of debt.................      --        --       (4.1)
                                     -------   -------   -------
Net loss...........................    (25.0)%   (21.5)%   (53.7)%
                                     =======   =======   =======

- - --------
(1) Gives effect to the acquisition of FiberNet and the EMI Acquisition (pending) as if they had occurred at the beginning of the period presented. Pro forma information excludes the effects of the historical extraordinary item.

1995 IN COMPARISON WITH 1994

  The Company's revenue grew from $14.3 million to $38.6 million or 171% from 1994 to 1995. A substantial portion of the increase in revenue was derived from growth in the Company's enhanced network services, integration services and the contribution of Phone One (interexchange long distance services) for the full year in 1995. The Company acquired all of the outstanding common stock of Phone One on December 2, 1994. The increase in the level of enhanced network services was evidenced by the increase in nodes which grew approximately 155% from approximately 900 at December 31, 1994 to approximately 2,300 at December 31, 1995. The geographic coverage of the Company's networks also grew in 1995 primarily through the acquisition of FiberNet and the expansion of the Company's intercity network. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1995 was approximately $4.2 million annualized, an approximately 45% increase in the recurring revenue in the backlog from the prior year. From December 31, 1994 to December 31, 1995, the number of fiber miles in the Company's networks increased from 11,227 to 17,128; route miles increased from 378 to 504; and the number of customers served by ICI (including interexchange long distance customers) increased from 8,148 to 9,530. The Company's interexchange long distance revenues were $18.9 million in 1995.

  Operating expense in total increased by 184% from $16.9 million for 1994 to $48.2 million in 1995, a $31.3 million increase. Approximately $20.5 million of the increase was attributable to the inclusion of operating expenses relating to the Company's interexchange long distance services. Approximately $2.1 million of the increase was attributable to the inclusion of FiberNet's operating expenses. The operating results of FiberNet have been included in the consolidated results since March 1, 1995. The balance of the increase was consistent with the significant expansion of the Company's owned and leased networks and equipment sales to customers. As a result, the Company incurred a net loss of $20.7 million for 1995, as compared to a net loss of $3.1 million in 1994.

  Facilities administration and maintenance and line costs increased by 326% from $5.4 million in 1994 to $23.0 million in 1995, a $17.6 million increase. Approximately $13.3 million of the increase is due to inclusion of the operating results of the Company's interexchange long distance services. In addition, increases in maintenance expense due to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 134% from $6.4 million in 1994 to $15.0 million in 1995, an $8.6 million increase. Approximately $5.2 million of the increase is due to the inclusion of the operating results of the Company's interexchange long distance services and $.3 million is due to the inclusion of FiberNet's operating results. The remaining change was primarily due to increases in sales commissions as a result of increases in sales bookings, accounting, marketing and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales and sales support staff. Recovery of these additional expenditures typically is recognized in future periods.

  Depreciation and amortization expense increased by 99% from $5.1 million in 1994 to $10.2 million in 1995, an increase of $5.1 million. These increases are directly related to the $34.9 million and $18.3 million of telecommunications equipment additions (including capital leases) in 1995 and 1994, respectively, relating to ongoing network construction and expansion and increases in the amortization of intangibles associated with the acquisitions of Phone One and FiberNet.

  Interest and other income increased 402% from $0.8 million in 1994 to $4.1 million in 1995, a $3.3 million increase, as a result of interest earned on the cash available from the proceeds of the offering of the Existing Senior Notes which were received in June 1995.

  Interest expense increased by 1029% from $1.2 million in 1994 to $13.8 million in 1995, an increase of $12.6 million. The increase is primarily due to the interest incurred on the Existing Senior Notes.

  Extraordinary loss of $1.6 million was incurred which consisted of $1.2 million in prepayment penalties relating to certain indebtedness which was repaid from the proceeds of the offering of the Existing Senior Notes and the write off of the unamortized deferred financing costs associated with the indebtedness repaid.

  EBITDA decreased by $1.8 million or 74% from $2.5 million in 1994 to $0.6 million in 1995. As a percent of revenue, 1995 and 1994 EBITDA were approximately 2% and 17%, respectively. This decline was the result of the inclusion of a full year of revenues and expenses relating to interexchange long distance services which have a lower operating margin than the Company's other services, the incurrence of additional growth oriented expenses (such as increases in sales and support staff and market development costs) prior to realizing revenues associated with these expenditures and the Company's introduction of switched access transport services to IXCs.

1994 IN COMPARISON WITH 1993

  The Company's revenue grew from $8.3 million to $14.3 million or 72% from 1993 to 1994. A substantial portion of the increase in revenue was derived from growth in the Company's enhanced network services, integration services and the contribution of Phone One for the month of December 1994. The increase in the level of enhanced network services was evidenced by the increase in nodes which grew approximately 800% from approximately 100 at December 31, 1993 to approximately 900 at December 31, 1994. Partially as a result of the increase in the number of customer locations utilizing the Company's enhanced network services, there was also a significant increase in the level of revenue generated from integration services. Monthly recurring revenue in the backlog (booked sales that have yet to be installed) at December 31, 1994 was approximately $0.2 million or $2.9 million annualized, nearly double the recurring revenue in the backlog from the prior year. From December 31, 1993 to December 31, 1994, the number of fiber miles in the Company's networks increased from 10,239 to 11,227; route miles increased from 335 to 378; and the number of customers served by ICI increased from 230 to 345 (excluding interexchange long distance customers) or 8,148 (including interexchange long distance customers). The Company also began offering international enhanced network services to customers in 1994.

  Operating expense in total increased by 74% from $9.8 million in 1993 to $16.9 million in 1994, a $7.1 million increase. This increase was consistent with the significant expansion of the Company's owned and leased networks, equipment sales to customers and the write-off of approximately $0.2 million in expenses related to strategic investor activities. As a result, the Company incurred a net loss of $3.1 million for 1994, as compared to a net loss of $2.1 million in 1993. Operating expenses for 1994 include $1.4 million of expenses related to the operations of Phone One for one month.

  Facilities administration and maintenance and line costs increased by 90% from $2.8 million in 1993 to $5.4 million in 1994, a $2.6 million increase. The increase is primarily due to significant growth in leased facilities required to support the rapid growth in enhanced network services. A total of $0.9 million of the 1994 increase relates to leased network costs associated with the operations of Phone One for December 1994. In addition, increases in maintenance expense proportionate to network expansion, payroll expense due to hiring additional engineering staff and cost of goods sold related to equipment sold to customers contributed to the change.

  Selling, general, and administrative expense increased by 65% from $3.9 million in 1993 to $6.4 million in 1994, a $2.5 million increase. The change was primarily due to increases in sales commissions as a result of proportionate increases in sales bookings, accounting and management information systems staff, and increased property taxes relating to network expansion and enhancements. In addition, the Company expended additional resources by increasing the number and skill level of its sales, sales support and engineering staff. Selling, general, and administrative expenses incurred by the Company and related to Phone One in 1994 totaled $0.3 million.

  Depreciation and amortization expense increased by 70% from $3.0 million in 1993 to $5.1 million in 1994, an increase of $2.1 million. These increases were directly related to the $18.3 million of 1994 telecommunications equipment additions related to ongoing network construction and expansion.

  Interest and other income increased 251% from $0.2 million in 1993 to $0.8 million in 1994, a $0.6 million increase, as a result of the full year's effect of investing the funds received from the Company's November 1993 public offering of common stock.

  Interest expense increased by 44% from $0.8 million in 1993 to $1.2 million in 1994, an increase of $0.4 million. The increase is primarily due to the capitalization of a significant fiber lease during 1994.

  EBITDA increased by $0.9 million or 58% from $1.6 million in 1993 to $2.5 million in 1994. This increase is the result of revenue increasing while the EBITDA margin remained relatively stable. As a percent of revenue, 1994 and 1993 EBITDA were approximately 17% and 19% respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the purchase of telecommunications equipment and the design, construction and development of the Company's networks. Capital expenditures for the Company were $10.5 million, $13.7 million and $30.0 million in 1993, 1994 and 1995, respectively, excluding capital leases and telecommunications equipment acquired in connection with business acquisitions. The Company expects that it will continue to have substantial capital requirements in connection with the
(i) expansion and improvement of the Company's existing networks, (ii) design, construction and development of new networks, (iii) connection of additional buildings and customers to the Company's networks, (iv) purchase of switches necessary for local exchange services and expansion of interexchange services and (v) development of the Company's enhanced network services.

  The Company has funded a substantial portion of these expenditures primarily through the public sale of debt and equity securities and, to a lesser extent, privately placed debt. From inception to December 31, 1995, the Company has sold or issued an aggregate of approximately $74.2 million of Common Stock, including Common Stock issued in connection with the acquisitions of FiberNet and Phone One, and $160 million in Existing Senior Notes.

  The Company has produced positive EBITDA in each of the last five years. However, the substantial capital investment required to build the Company's networks has resulted in negative cash flow after investing activities from operations in the five year period. This negative cash flow after investing activities is a result of the requirement to build a substantial portion of the network in anticipation of connecting revenue generating customers. The Company expects to continue to produce negative cash flow after investing activities for at least the next two years due to expansion activities associated with the development of the Company's networks. Until sufficient cash flow after investing activities is generated from operations, the Company will have to utilize its current capital resources to meet its cash flow requirements.

  The Company currently estimates that it requires approximately $175.0 million to fund anticipated capital expenditures for 1996 and 1997 and approximately $110.0 million to fund anticipated capital expenditures for 1998. The Company expects that it will have adequate resources to fund its anticipated capital expenditures in 1996, 1997 and a portion of its anticipated capital expenditures in 1998 through the Offering and Concurrent Offering and through internal sources of funds including cash flow from operations. Capital expenditures will be used for the development and expansion of its existing networks and for the development of fiber based networks, owned and leased, in other selected metropolitan areas. In addition, the Company expects to expend capital toward the further development of the Company's enhanced network services and interexchange long distance service offerings. The Company expects to expend substantial amounts to upgrade its existing networks in order to switch traffic within a local service area in those states where it is currently permitted to provide such services. In addition, as any approvals necessary to permit the Company to provide such services in other states are obtained, additional capital may be expended in developing the capacity to provide switched services. If the Company's internal resources are not sufficient to meet capital expenditure requirements and to fund operating losses, the Company may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. There can be no assurance as to the availability or the terms upon which such financing might be available. Moreover, the Senior Discount Notes and the Existing Senior Notes impose certain restrictions upon the Company's ability to incur additional indebtedness.

  The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. Potential strategic alliances or acquisitions are also continually being explored by the Company. There can be no assurance that agreements for any of the foregoing will be reached nor does management believe that the consummation of any thereof is necessary to successfully implement its strategic plans.

IMPACT OF INFLATION

  Inflation has not had a significant impact on the Company's operations over the past three years.

                                   BUSINESS

                               INDUSTRY HISTORY

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture provided for direct, open competition in the long distance segment; however, it did not provide for competition in the local exchange market. Nonetheless, several factors have served to promote competition in the local exchange market, including (i) the LECs' monopoly position and regulated pricing structure, which provided little incentive for the LECs to reduce prices, improve service or upgrade their networks, (ii) customers' desire for an alternative to the LEC monopoly, which desire grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technology (such as ATM and SONET), which combined the ability to transmit voice and data at high speeds with greatly increased capacity and reliability as compared to LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs were required to pay to the LECs for access to the LEC networks.

  Established in the mid-1980's, "competitive access providers" or "CAPs" were among the first competitors in the local exchange market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXCs' POPs within a metropolitan area and, in some cases, connecting customers (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer service that was generally less expensive and of a higher quality than the LECs. In addition, CAPs offered shorter installation and repair intervals and improved service reliability in comparison to the LECs.

  At the same time, large numbers of regional and/or national IXCs were formed to compete with AT&T in the interexchange market. These IXCs generally fell into two categories, facilities-based IXC's and non-facilities-based IXCs (i.e., switchless reseller).

  As CAPs proliferated during the latter part of the 1980's and early 1990's, regulators in some states and at the federal level issued rulings which favored competition and promoted the opening of markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, certain local network services.

  In the late 1980's and early 1990's, CAPs could compete effectively only for dedicated special access and private line services to customers in buildings physically connected to separate, privately owned CAP networks. In the early 1990's, federal regulations permitted CAPs to interconnect their networks with the LEC networks at the LEC central offices. CAPs then had the opportunity to increase significantly the number of customers and markets served without physically expanding their networks. By connecting to the LEC central offices, CAPs were able to use the extensive LEC networks to reach additional customers, thus conserving their own capital while significantly expanding their potential markets.

  In the summer of 1995, several states began opening their markets to local exchange competition. On February 8, 1996, the Telecommunications Act of 1996 was signed into law. The 1996 Act provides a framework by which all states must allow competition for local exchange services. See "--Government Regulation." The market for telecommunications services in the United States was $158 billion in 1995.

                                  THE COMPANY

  ICI is a rapidly growing provider of integrated telecommunication services. Founded in 1987 as one of the nation's first facilities-based CAPs, the Company currently operates digital, fiber optic networks in nine metropolitan areas and has one network under development. Expanding beyond provision of traditional CAP services, the Company now provides enhanced network services, including frame relay and Internet access services, primarily to business and government customers, in approximately 600 cities nationwide, and is a facilities-based interexchange carrier providing services, to approximately 10,000 customers. ICI intends to begin providing a range of local exchange services in Florida in the second half of 1996 and in other parts of its service territory as requisite approvals are obtained. ICI has continued to increase its customer base and network density in the Southeast and its customers' traffic to locations outside its existing service territory continues to increase. The Company has pursued (and will continue to pursue) attractive opportunities to expand into other geographic markets.

  The Company's goal is to become the single source provider of comprehensive telecommunications services to its customers. To accomplish this goal, the Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and, over time, through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company. In addition, with the advent of state and federal laws mandating local exchange competition, significant opportunities exist for the Company to increase its market share and reach new market segments by allowing other parties, including IXCs, to resell ICI's local exchange services, when available.

  ICI's strategy is designed to build a base of recurring revenues and to take advantage of the increasing requirements of business and government customers for more effective and efficient solutions to their telecommunications needs. These customers require maximum reliability, high quality service, broad geographic coverage (including end-to-end connectivity), solutions-oriented customer service and the timely introduction of innovative services. These customers also demand that services be delivered in a cost-effective manner and, preferably, from a single source. The Company is well positioned to satisfy such customer requirements due to (i) the successful negotiation of interconnection co-carrier agreements for Florida with BellSouth, GTE and Sprint-United and the implementation of NNIs for frame relay data transmission with each of such carriers, (ii) a specialized sales and service approach employing engineering and sales professionals who design and implement customized, cost-effective telecommunications solutions, (iii) the ongoing development and integration of new telecommunications services and (iv) the strategic deployment of voice and data switches and digital fiber optic networks designed with redundancy and diversity.

  In December 1994, the Company acquired Phone One, a facilities-based interexchange carrier providing services to customers primarily located in Florida and Georgia. In July 1995, the Company consummated its acquisition of FiberNet thereby expanding its fiber optic networks into four additional metropolitan areas. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI, a wholly-owned subsidiary of Newhouse Broadcasting Corporation, for 937,500 shares of ICI Common Stock. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily over digital microwave networks in the northeastern United States. For the year ended December 31, 1995, EMI's revenues were approximately $43 million and the combined pro forma revenues of ICI and EMI were approximately $82 million. Although ICI believes the EMI Acquisition will be consummated, there can be no assurance that the conditions to the closing of such transaction will be satisfied and that the transaction will be consummated. The FiberNet and Phone One acquisitions have allowed (and the pending EMI Acquisition will allow) ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) introduce additional business customers to all of the Company's service offerings, (iii) add long distance to its portfolio of service offerings, (iv) reduce costs by eliminating overlapping facilities and removing duplicate NNIs and (v) create synergies between long distance and local service offerings such as economies of scale, usage sensitive billing capabilities and cross-selling opportunities.

  Subject to receipt by the Company of the requisite approvals, the Company intends to deploy switching equipment to provide local exchange and switched access services in each of its principal markets. These new switches will also augment the Company's interexchange services. The Company recently began to deploy such switching equipment in Florida and intends to deploy four switches in Florida during 1996. In addition, the Company is the first alternative local exchange carrier to enter into interconnection co-carrier agreements for Florida with each of BellSouth, GTE and Sprint-United, the three major providers of local exchange services in Florida, which provide for reciprocal rights to terminate traffic on each other's networks. Based upon FCC data and the Company's knowledge of the industry, the Company estimates that the market for local network services in 1995 was $5.0 billion in Florida, and $95 billion in the United States, substantially all of which is currently served by LECs.

  The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. As of December 31, 1995, this infrastructure was comprised of 17,128 fiber miles and 504 route miles and was connected to 380 buildings. ICI continues to expand these networks and has identified expansion opportunities in other selected markets. This expansion should enable the Company to (i) achieve economies of scale in the management of its networks as well as the marketing and sales of its services, including local exchange services, (ii) more effectively service customers that have a presence in multiple metropolitan areas and (iii) reach a significant number of new customers.

  The Company has also undertaken a major expansion of its intercity network to satisfy the growing demands for enhanced network services, including frame relay networking services, ATM and Internet access. As a result, the Company had approximately 2,300 nodes, serving customer locations in 600 cities as of December 31, 1995 (not including the approximately 1,500 nodes in approximately 400 cities served by EMI), as compared to approximately 900 nodes, serving customer locations in 336 cities as of December 31, 1994. Enhanced network services, which are currently provided primarily on the Company's frame relay network, are specialized interexchange services offered by the Company for customers that need to transport large amounts of data among multiple locations. To address the growing demand for end-to-end connectivity and interoperability throughout the United States, in 1994, ICI created, in conjunction with EMI and three other regional telecommunications companies, the UniSPAN(C) consortium. This consortium, along with ICI's relationship with certain other carriers, allows the Company to terminate traffic both nationally and internationally utilizing other companies' networks and provides a flow of traffic onto the Company's networks. In addition, to further increase efficient access to a greater customer base, ICI and EMI have successfully established approximately 100 NNIs which interconnect their frame relay networks to those of BellSouth, Bell Atlantic Telephone Companies, Sprint-United, NYNEX Corporation, Ameritech Operating Companies, Southern New England Telephone Company, GTE and other carriers. According to industry sources, the frame relay services market is projected to grow at the rate of 84% per year through 1997 from its 1993 base of $144 million; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable.

  ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 621-0011.

CORPORATE STRATEGY

  The Company's goals, and its strategy for achieving them, distinguish the Company from many of its competitors. The Company's goal is to be a provider of a comprehensive set of integrated telecommunications services to a broad range of business and government customers, both directly and through resellers. The Company has developed the staff and knowledge-based skills required to market its services directly to business and government customers, as well as to resellers. The Company believes this strategy reduces the risk that accompanies the dependence on a few large customers. In addition, the Company has a substantial base of customers to whom it can market local exchange services when introduced. The significant capacity inherent in the Company's networks also provides the Company with the opportunity to offer additional services without a commensurate increase in operating expenses. ICI provides its customers with a specialized sales and service approach that enhances the cost effectiveness, value and reliability of the Company's service offerings to its customers.

  In order to become the single source provider of comprehensive telecommunications services to its customers, ICI has developed operating strategies designed to attract and retain customers, optimize the operational and cost structure of its networks and achieve desired growth. Below are the important components of these strategies.

  Customer Strategy

  Provide Single-Source Telecommunications Services. The Company's service portfolio currently includes: high capacity access and private line services, high speed data networking (i.e., frame relay and ATM), Internet services, interexchange long distance services, switched access transport and integration services. The Company intends to continue to expand its service offerings to customers, including providing local exchange services beginning in 1996, in order to become a single-source provider of telecommunications services. Recent state and federal legislation has opened the local exchange services market to competition which until recently could only be provided by the LECs. See "Business--Government Regulation." A single-source capability provides significant advantages for the customer and for the Company. Not only does this capability address customers' complex requirements associated with integration of diverse networks and technologies at various locations, but it also reduces customers' administrative burdens associated with service charges, billing, network monitoring, implementation, coordination and maintenance. The Company also believes that expanding its service offerings will be advantageous operationally as the Company is able to introduce additional services through existing networks and customer connections thereby leveraging the significant capacity inherent in its digital networks.

  Focus on Business and Government Customers. The Company's portfolio of service offerings, customer service approach, highly reliable networks, broad geographic coverage and integration capabilities are well-suited to serve the demands of telecommunications-intensive business and government customers. The Company's existing business customer base includes firms in the retail, financial services, grocery, manufacturing and other industry segments. The Company has entered into a contract with the State of Florida to provide frame relay based network services for the State Division of Communications. These services will be deployed statewide and utilized by many of the State's agencies. In addition, upon the consummation of the EMI Acquisition, the Company would be a provider of telecommunications services to the State of New York's Empire Net which connects numerous agencies within the State. The Company believes that its success in providing these services to government agencies will be replicated in other states within the Company's service territory.

  Develop IXC and Value-Added Reseller Relationships. Recent changes in state and federal regulation have accelerated ICI's ability to deliver local exchange services and have provided LECs with incentives to foster local exchange competition. In addition, as the IXCs enter the local exchange business, the Company believes that they will seek to gain access to the local exchange services market by either developing local network capacity or by purchasing such capacity from alternative service providers. The Company believes that these developments are likely to make ICI an attractive choice for joint ventures and preferred vendor arrangements with the IXCs, LECs and other telecommunications related companies. Such arrangements would benefit the Company by enabling ICI to more rapidly recover its capital investment in switches by increasing the traffic through its networks. These arrangements should enable ICI to achieve greater market share and reach new market segments more rapidly than it could otherwise. The Company intends to solicit IXCs, out of region LECs, cable companies and other value added resellers to resell its local exchange services, when available.

  Maintain and Develop Long-Term Relationships. By providing customized telecommunications solutions to its customers, the Company develops a sense of partnership with its customers. As a result, the Company believes that a growing portion of its revenue base will be associated with long-term customer relationships.

  Provide Cost-Effective Service Offerings. ICI has developed a number of innovative services designed to provide cost-effective telecommunications solutions to its customers. Each of the Company's individually packaged services is competitively priced and when integrated into a comprehensive telecommunications package provides significant value over comparable LEC and IXC service offerings. The Company believes that the introduction of its services at competitive market rates has stimulated demand from small to medium-sized customers thereby broadening the market for ICI's services.

  Expand Solutions-Oriented Sales Effort. The Company has rapidly expanded and intends to continue to expand the utilization of its direct sales and support team consisting of engineering and sales professionals to (i) increase the level of integration between the Company's and the customer's operations thus making the customer more reliant on the Company's services and (ii) broaden the services that can be offered by the Company. During 1995, ICI increased its sales representatives from 39 to 57. The Company believes its solutions-oriented sales approach enables the Company to provide customers with effective customized solutions to their telecommunications requirements.

  Network Strategy

  Control Franchise Points of the Networks. The Company focuses its capital deployment on the segments of its networks that the Company believes will provide it with the highest revenue potential and the greatest long-term competitive advantage. The Company believes that connections to customers and building entries represent an important strategic component of its networks. These connections provide the Company with the platform to sell a variety of services to existing or potential customers within a building. ICI also believes that the deployment of switching technology and advanced network electronics enables the Company to better configure its networks to provide cost effective and customized solutions to its customers. The ability to offer these types of solutions differentiates ICI from commodity transport service providers.

  Extend Coverage to Provide End-to-End Connectivity. The Company has entered into interconnection co-carrier agreements with the large LECs in Florida, which allow the Company access to substantially all business and government telephones in Florida. The Company anticipates entering into similar arrangements with LECs in other markets. To better serve its end user customers, the Company has also interconnected its frame relay network to those of BellSouth, GTE, Bell Atlantic and several other carriers, thereby substantially expanding the reach of its networks. Upon consummation of the EMI Acquisition, ICI would provide originating and terminating transport services in 45 states and maintain POPs for interexchange and enhanced network services in most major cities in these states.

  Deploy Capital Cost Effectively on a Demand Driven Basis. The increasing geographic coverage of the Company's services and the growing availability of leased capacity at competitive rates have led the Company to lease network capacity in various areas prior to, or in lieu of, building additional capacity. Utilizing leased facilities enables the Company to (i) meet customers' needs more rapidly, (ii) improve the utilization of ICI's existing networks, (iii) add revenue producing customers before building networks thereby reducing the risks associated with network construction and (iv) focus its capital expenditures in geographic areas where network construction or acquisition will provide a competitive advantage.

  Growth Strategy

  Accelerate Internal Growth. By focusing on business and government customers and maintaining high-quality and cost-effective services, the Company generated significant internal growth. The Company believes that its customer and network strategies will continue to enable ICI to expand its services and markets, increase its revenue base and effectively compete in a dynamic marketplace.

  Selectively Acquire Existing Networks and Services. Over the past few years, a portion of the Company's growth has been accomplished through acquisitions (such as FiberNet, Phone One and EMI (pending)) and joint ventures or selling relationships (such as those ICI has with its UniSPAN(C) partners). The Company continues to examine from time to time various acquisition and joint venture proposals to accelerate its rate of growth. In addition to the usual financial considerations, ICI assesses each opportunity to determine if either: (i) current network traffic into and out of the geographic areas served by the target company warrant developing a presence in those geographic areas or (ii) the target company offers services consistent with the Company's service portfolio which are not currently offered by ICI utilizing technology compatible with that utilized by ICI. Furthermore, ICI carefully evaluates the target company's corporate culture to assess its ability to integrate the target company's personnel and systems into the Company. While management does not believe that acquisitions are necessary to achieve the Company's strategic goals, strategic alliances with or acquisitions of appropriate companies may accelerate achievement of those goals by creating operating synergies and more rapid expansion of the Company's networks or services. Although the Company considers potential acquisitions from time to time, other than the EMI Acquisition, no agreement or agreement in principle has been reached for any acquisition.

SERVICES PROVIDED AND MARKET

  With the commencement of its operations in Orlando, Florida, the Company became one of the first CAPs in the United States and has developed into an integrated telecommunications services provider in its territory. The Company currently provides a broad array of local and long distance telecommunications services and, as requisite approvals are obtained, these services will be expanded into additional markets. See "Risk Factors--Uncertainty of Future Regulation" and "--Government Regulation." Below is a summary of services the Company currently provides or (where indicated below) intends to provide:

  Enhanced Network Services. Digital data network services provided on ICI's network platform, which currently utilizes frame relay technology, including flexible bandwidth connectivity and multi-protocol support.

  Internet Services. Access to the Internet and hosted applications including world wide web page, e-mail and file transfer protocol (FTP) support.

  Local Exchange Services. Switched services providing local telephone service, including local dial tone service, to business and government customers or to carriers and other value-added resellers (beginning in the second half of 1996).

  Long Distance Services. Switching and transport, billed on a minutes of use basis, of interexchange traffic including voice and data.

  Switched Access Services. Switched services, generally offered to IXCs billed on a minutes of use basis, that connect a customer to a POP of an IXC (beginning in the second half of 1996).

  Special Access and Private Line Services. Non-switched dedicated connections including high capacity interconnections between (i) the POPs of an IXC, (ii) the POPs of different IXCs, (iii) the POPs of an IXC and LEC end offices, (iv) large customers and their selected IXCs and (v) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Integration Services. Provision and customized configuration of customer premise equipment (CPE), provision of network equipment and related support, application design support and other consulting services.

  The following table sets forth the Company's estimates, based upon an analysis of industry sources including industry projections, and FCC data, of the market size nationally of the services described above. Only a limited amount of direct information is currently available and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. The Company believes that its estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that the estimates will not vary from the actual market data and that these variances will not be substantial.

  The size of the market for these services is not intended to provide an indication of the Company's total addressable market or the revenue potential for the Company's services. ICI has obtained all certifications necessary to permit the Company to provide local exchange service in the State of Florida and is in the process of obtaining the necessary certifications in seven other states where the Company operates or plans to operate. In addition, the Company's ability to offer services in Florida and in other states is limited by the size and coverage of the Company's networks and competitive factors. Investors should not place undue reliance on this information in making an investment decision with respect to the securities offered hereby.

                                                          1995 COMPANY ESTIMATES
                                                          (DOLLARS IN MILLIONS)
                                                                   U.S.
                                                          ----------------------
LOCAL NETWORK SERVICES
  Special Access and Private Line Services...............        $  7,400
  Switched Access Services...............................          18,900
  Local Exchange Services(1).............................          45,400
  Other(2)...............................................          22,900
                                                                 --------
    Total Local Network Services.........................          94,600
ENHANCED NETWORK SERVICES................................             700
INTEREXCHANGE SERVICES...................................          62,700
                                                                 --------
    Total Additional Services............................          63,400
                                                                 --------
TOTAL MARKET SIZE........................................        $158,000
                                                                 ========

- - --------
(1)The Company is currently permitted to offer these services in Florida and has applied for certification to offer these services in Alabama, Georgia, Louisiana, Mississippi, North Carolina, Ohio and South Carolina.
(2)Other includes revenue from pay phones, billing services and intraLATA calling services.

  ICI's services generally fall into three categories: (i) local network services, which include local exchange services, special and switched access services and local private line services, (ii) enhanced network services, which include frame relay based data transport, ATM and Internet services and
(iii) interexchange (long distance) services.

  The Company's local network services consist of traditional CAP services, which the Company has been offering since 1987, and will include switched access and local exchange service, which the Company plans to begin offering in 1996. The Company provides customers traditional CAP services either by building network facilities or leasing extended network facilities to the customer's premises. In the markets where the Company has digital, fiber optic networks, the addition of local exchange services allows the Company to increase its revenue generating product mix with minimal additional capital costs and allows a more integrated service to be offered to the customer. The initial circuit used to reach the customer establishes a platform that can be utilized to offer additional services. Due to the significant bandwidth inherent in fiber optic cable, a single connection can support a large number of service types.

  The Company has consistently built its base of local network service customers by offering highly reliable, high quality services that compete primarily with the LECs. In 1995, local network services accounted for approximately 28% of the Company's total revenues. The Company believes that the market for these services will continue to exhibit growth through the introduction of switched access services, expansion of networks within existing markets, addition of new markets, and through increased penetration of existing customers in these markets with new incremental services. Local exchange services, which the Company expects will continue to open for competition around the country as the telecommunications industry deregulation continues, will offer large, new opportunities to utilize the Company's existing networks and customer connections. The Company's services and networks position the Company to take advantage of this deregulation.

  Enhanced network services consist of (a) interexchange data networks utilizing frame relay technology, (b) application services, such as Internet, which utilize the frame relay network and (c) interexchange private line services. Enhanced network services enable customers to economically and securely transmit large volumes of data typically sent in large bursts from one site to another. Previously, customers had to utilize low speed dedicated private lines or dial up circuits for interconnecting remote LANs and other customer locations. These methods had numerous disadvantages including (i) low transmission speeds, (ii) systems that required the utilization of complementary protocols and line speeds which significantly increased the cost of implementing networks, (iii) limited security placing customers' entire networks at risk to tampering from outside sources and (iv) high costs due to the necessity to pay for a full time dedicated line despite infrequent use. Enhanced network services are utilized for LAN interconnection, remote site, point of sale and branch office communications solutions.

  The typical ICI customer for enhanced network services has multiple business locations, many of which are in the Southeast, and requires communication for one or more data applications among these locations. The customer may also have a number of locations served by ICI's fiber optic networks; however, provision of enhanced network services is not dependent on the provision of local network services at any specific location. All of the customers' locations, whether domestic or international, are monitored by the Company and can be served through the Company's own operations or through the use of partner networks (e.g., UniSPAN(C)).

  In 1995, the Company's enhanced network services accounted for approximately 18% of the Company's total revenue. The market for enhanced network services, according to industry sources, is expected to grow at a rapid pace over the next several years. There can be no assurance, however, that such market growth will be realized or that the assumptions underlying such projections are reliable.

  Interexchange long distance services have been offered by the Company since December 1994. Interexchange long distance services include inbound (800) service, outbound service and calling card telephone service. The Company currently provides interLATA long distance services in Florida and Georgia and interstate long distance services nationwide. The Company intends to expand its service offerings to include intraLATA long distance services as regulation permits and interLATA long distance services in additional states.

  The enhanced network services and the interexchange services provided by the Company are supported by a common backbone network allowing ICI to offer interexchange private line services at a competitive price. See "--Network."

  The Company's integration services are applicable to all three categories of services described above and are made available to end user and carrier customers. A team of sales professionals and engineers will develop specialized solutions for a customer's specific telecommunications needs. Some of these integration services include the sale and installation of third party equipment to handle certain telecommunications and monitoring functions and the development of private networks. The Company believes that such services increase the level of linkage between the Company's and the customer's operations thereby increasing the customer's reliance on the Company.

  The Company plans to continue to expand its domestic geographic reach by acquiring and integrating high quality value added companies, such as EMI. In addition, the Company, through the pursuit of strategic alliances, plans to expand its ability to originate and terminate voice and data traffic in certain Latin American markets during 1996. ICI believes these markets are important to its business because, not only is there a significant community of interest between many of these countries and the cities of Miami and Tampa as a result of the large Spanish speaking populations in these cities, but there are also a number of businesses that have operations in both Latin America and Florida. In addition, Miami has become an important center of commerce for Latin American businesses.

SALES, MARKETING AND SERVICE DELIVERY

  ICI's marketing activities are primarily directed to business and government customers with a presence in the Company's service territory. The Company's customers include large corporations, financial services companies, government departments and agencies, and academic, scientific and other major institutions as well as small and medium sized businesses and IXCs.

  The Company's sales and marketing approach is to build long-term business relationships with its customers, with the intent of becoming the single source provider of all of their telecommunications services. In an effort to leverage its recent success in obtaining government contracts, the Company has created a sales group whose focus is the marketing of ICI's telecommunications services to government departments and agencies. More generally, the ICI sales force includes specialized resources who focus on sales to wholesale, retail and alternate channel (agents and value added resellers) consumers of the Company's telecommunications services. The Company's sales staff works to gain a better understanding of the customer's operations in order to develop innovative application specific solutions to each customer's needs. The sales staff also works with customers that have large bases of services with the LEC to convert these to services provided by ICI. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances.

  Enhanced network services, like all other ICI services, are sold through the Company's existing sales force, supported by sales engineers, and often in cooperation with agents and value added resellers (independent providers of communications hardware to customers), and other business associates. This approach enables the Company to (i) emphasize the applications solutions aspects of enhanced network services and (ii) utilize the expertise and resources of other vendors. The Company intends to expand its sales and engineering support staff and other technical specialists in order to meet the growing demand for enhanced network services. Since these services are also sold to extended network customers of the Company, this sales effort offers the Company a means of expanding its network. See "--Network."

  The Company's service delivery staff is primarily responsible for coordinating service and installation activities. Delivery service activities include surveying the site to assess ambient conditions and power and space requirements, as well as coordinating installation dates and equipment delivery and testing. ICI's customer service and technical staff plans, engineers, monitors and maintains the integrity, quality and availability of the Company's networks. ICI's customer service and technical staff are available to customers 24 hours every day.

  To support all of its network based services, the Company has implemented an automated ordering, provisioning and billing system similar to that used by the LECs. This automated system makes it easy for the Company's IXC customers to track their orders with ICI, and similarly allows ICI to track its orders with the LECs. ICI has also implemented an integrated network management system which enhances the Company's ability to monitor, test, track trouble and dispatch repair resources. This system monitors the performance of ICI's networks 24 hours every day.

NETWORK

  The Company has deployed its network infrastructure selecting the most economical alternative of constructing or leasing facilities or a combination thereof. The Company generally chooses to own facilities where (i) there is no fiber optic network alternative and the Company can be the incumbent network provider, (ii) ownership creates strategic value for the Company, (iii) large concentrations of telecommunications traffic are accessible to justify network construction and (iv) network construction can create significant barriers to entry for subsequent competitors who may wish to enter the Company's markets.

  In addition to the "build" vs. "lease" decision for network deployment, the Company also considers potential network acquisitions from time to time (e.g. the acquisition of FiberNet and the pending EMI Acquisition). The Company believes that acquisitions will generally provide it with (i) immediate access to incremental customers, (ii) reduction of network construction and implementation risks, (iii) elimination of an incumbent competitor, (iv) immediate access to additional qualified management, sales and technical personnel and (v) a network platform for the provision of incremental value added services.

  In those markets where ICI chooses to deploy broadband fiber networks, the Company's strategy is to first develop the IXC "carrier ring" portion of its network, a high capacity network designed to be accessible to all the major long distance carriers in the area. This portion of the network allows the Company to provide services to these long distance carriers, initially, and over time to connect business and government customers to such long distance carriers. Second, the Company designs a larger "backbone ring" extending from the carrier ring, with a view toward making the network accessible to the largest concentration of telecommunications-intensive, business and government customers in the area. Hubs are strategically located on the backbone rings to allow for the collection and distribution of telecommunications traffic onto and off of the backbone ring. Third, the Company concentrates its sales and marketing efforts on adding business and government customers located on or very near its backbone network and hub locations. Once ICI determines that there is sufficient customer demand in a particular area, it extends "distribution rings" from the backbone ring to reach specific business customers in that area.

  ICI's city-based networks are comprised of fiber optic cables, integrated switching facilities, advanced electronics, data switching equipment (e.g. frame relay), transmission equipment and associated wiring and equipment. By virtue of its state-of-the-art equipment and ring-like architecture, the Company's networks offer electronic redundancy and diverse access routing. Through automatic protection switching, if any electrical component or fiber optic strand fails, the signal is instantaneously switched to a "hot standby" component or fiber. Since network outages and transmission errors can be very disruptive and costly to long distance carriers and other customers, consistent reliability is critical to customers. In addition, ICI monitors its networks 24 hours every day.

  The Company currently has fiber optic networks in service in Orlando, Tampa, Miami, St. Petersburg, Jacksonville, and West Palm Beach, Florida, Cincinnati, Ohio, Raleigh-Durham, North Carolina and Huntsville, Alabama and under development in St. Louis, Missouri. ICI continues to expand these metropolitan area networks and has identified network expansion opportunities in other selected markets.

  In addition, the Company has undertaken a significant network expansion to satisfy the demands of the Company's market driven growth in enhanced network service offerings. The Company has deployed resources, primarily switching equipment, to develop an extensive network to provide these data services to customers with multiple locations. Excess capacity on this leased network can be used to provide incremental telecommunications services such as interexchange long distance services. Often, the Company offers these enhanced services in geographic markets where it has not deployed its own fiber optic network by leasing facilities from a variety of entities, including LECs, utilities, IXCs, local governments, cable companies and various transit/highway authorities. With these networks (including EMI), the Company currently serves approximately 500 cities located east of the Mississippi River. These networks and the leased facilities connected to them, comprise the network platform which the Company utilizes to offer its broad array of telecommunications services to its customers. Finally, the Company also has agreements with certain third parties and the carriers in the UniSPAN(C) consortium, to deliver enhanced network services nationwide or internationally through a seamless data network.

  The Company's telecommunications equipment vendors actively participate in planning and developing electronic equipment for use in ICI's networks. The Company does not believe it is dependent on any single vendor for equipment. Because the Company uses existing telecommunications technology rather than developing it, ICI's research and development expenditures are not material.

COMPETITION

  The Company faces competition in three distinct market segments--local network services (local exchange, special access and private line and switched access services), enhanced network services and interexchange services (traditional long distance services).

  The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. While the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services under certain circumstances. If the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, Sprint-United currently offers, and various LECs and IXCs, including BellSouth and GTE, have announced their intent to offer, integrated telecommunication services in areas currently served by ICI. AT&T and MCI have also announced their intent to enter into the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions. Competition from integrated telecommunications services provided by the RBOCs, AT&T or MCI could have a material adverse effect on the Company's business.

  Competition in each of the market segments served by the Company, as well as for systems integration which is common to all market segments, is discussed below.

  Local Network Services. In each of its geographic markets, the Company faces significant competition for the local network services it offers from RBOCs and other LECs, which currently dominate their local telecommunications markets. These companies all have long-standing relationships with their customers and have financial, personnel and technical resources substantially greater than those of ICI.

  The Company also faces competition in most markets in which it operates from one or more CAPs operating fiber optic networks. Other local network service providers have operations or are initiating operations within one or more of the Company's service areas. ICI expects MFS Communications Company ("MFS"), MCI, Teleport Communications Group, Inc. ("Teleport"), Jones Lightwave and certain cable television providers, many of which are substantially larger and have substantially greater financial resources than the Company, to enter some or all of the Florida markets that the Company presently serves. At least two of these competitors, MFS and Teleport, have entered or announced plans to enter a number of ICI's service areas. ICI also understands that other entities have indicated their desire to enter the local exchange services market within specific metropolitan areas of Florida. With respect to the markets outside of Florida, including those to be accessed through the acquisition of EMI, there is currently similar local network service competition in substantially all of such markets.

  In addition, a continuing trend toward consolidation and strategic alliances within the telecommunications industry could result in significant new competition for the Company. AT&T and MCI have announced their intent to enter into the local network services market. Other potential competitors of the Company include utility companies, long distance carriers, wireless telephone systems and private networks built by individual business customers. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions.

  The Company believes it has competitive advantages over other local network service providers in Florida because of ICI's incumbent status, existing Network Agreements (as defined) and customer relationships.

  Competition in all of the Company's geographic market areas is based on quality, reliability, customer service and responsiveness, service features and price. The Company has kept its prices at levels competitive with those of the LECs while providing, in the opinion of the Company, a higher level of service and responsiveness to its customers. ICI's broadband fiber ring networks provide both diverse routing and redundant electronics, high quality design features not fully deployed in the local telephone companies' networks.

  Although the LECs are generally subject to greater pricing and regulatory constraints than other local network service providers, LECs are achieving increasing pricing flexibility for their local services as a result of recent legislative and regulatory developments. The LECs have continued to lower rates, resulting in downward pressure on certain dedicated and switched access transport rates. This price erosion has decreased operating margins for these services. However, the Company believes this effect will be more than offset by the increased revenues available as a result of access to customers provided through interconnection co-carrier agreements and the opening of local exchange service to competition. In addition, the Company believes that lower rates for dedicated access will benefit other services offered, or planned to be offered, by the Company.

  Enhanced Network Services. The Company faces competition in its enhanced network services business from LECs, IXCs, VSAT providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

  The Company competes with the larger IXCs on the basis of service responsiveness, rapid response to technology and service trends, and a regional focus borne of early market successes. All of the major IXCs, including AT&T, MCI, Sprint Communications Company L.P. and LDDS Worldcom, Inc. offer frame relay services and several of the major IXCs have announced plans to provide Internet services. The Company believes it competes favorably with these providers in its markets, based on the high density of its networks, relatively greater experience and in-house expertise. Continued aggressive pricing is expected to support continued rapid growth, but will place increasing pressure on operating margins.

  The Company also competes with VSAT services on the basis of price and data capacity. The Company believes that the relatively low bandwidth of each VSAT terminal and the cost of purchasing and installing VSAT equipment limits the ability of VSAT to compete with the frame relay services provided by the Company.

  Many of the LECs now offer services similar to ICI's enhanced network services, but offer them only on an intraLATA basis. While the LECs generally cannot interconnect their frame relay networks with each other, both ICI and EMI have interconnected their frame relay networks with those of various LECs. As a result, ICI can use certain LEC services to keep its own costs down when distributing into areas that cannot be more economically serviced on its own networks. ICI expects the LECs to aggressively expand their enhanced network services as regulatory developments permit them to deploy interLATA long distance networks. When the LECs are permitted to provide such services, they will be in a position to offer single source service similar to that being offered by ICI.

  Interexchange Services. The Company currently competes with AT&T, MCI and others in the interexchange services market. In providing interexchange services, the Company focuses on quality service and economy to distinguish itself in a very competitive marketplace. ICI has built a loyal customer base by emphasizing its customer service. The additional new services that may be offered as the Company begins to implement local exchange service should further support this position by allowing the Company to market a wide array of fully integrated telecommunications services.

  Systems Integration. The Company faces competition in its systems integration business from equipment manufacturers, the RBOCs and other LECs, long distance carriers and systems integrators, many of which have financial, personnel and other resources significantly greater than those of the Company.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. The state regulatory commissions retain jurisdiction over most of the same facilities and services to the extent they are used to originate or terminate intrastate communications. In addition, many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which ICI is unable to predict.

  Federal Regulation. The Company must comply with the requirements of common carriage under the Communications Act of 1934 (the "Communications Act"), as amended. Comprehensive amendments to the Communications Act were made by the 1996 Act, which was signed into law on February 8, 1996. The 1996 Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the 1996 Act is to promote competition in all areas of telecommunications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the 1996 Act, it is immediately clear that the legislation provides the Company with both new opportunities and new challenges.

  The 1996 Act gives the FCC the authority to forebear from regulating companies if it finds that such regulation does not serve the public interest, and directs the FCC to review its regulations for continued relevance on a regular basis. As a result of this directive, a number of the regulations that currently apply to the Company may be eliminated in the future. While it is therefore expected that a number of regulations that were developed prior to the 1996 Act will be eliminated in time, those which still apply to the Company at present are discussed below.

  The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier services, only GTE Corporation (including its subsidiary, GTE Florida Incorporated) and the RBOCs are classified as dominant carriers, and all other providers of domestic common carrier services, including the Company, are classified as non-dominant carriers. While the recently enacted 1996 Act provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs, there can be no assurance that the FCC will so forebear. Challenges to tariffs by third parties may cause the Company to incur significant legal and administrative expenses.

  The FCC's Interconnection Decisions restructured the interstate competitive access services market. On September 17, 1992, the FCC ordered the RBOCs and all but one of the local telephone companies having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection and collocation in local telephone company central offices and serving wire centers to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate access services. Subject to few exceptions, local telephone companies must offer interconnection in their central offices at cost-based rates. The FCC's Interconnection Decisions require local telephone companies to provide central office transmission equipment dedicated to interconnectors' use to terminate interconnectors' circuits. Consequently, the Company can reach most business customers in its metropolitan service areas, and thereby significantly expand its customer base.

  A decision by a federal appeals court invalidated some aspects of the FCC's initial collocation rules, thereby making collocation somewhat more costly and administratively difficult. As discussed below, however, the 1996 Act effectively overturns the appeals court decision and expands interconnection for both interstate and intrastate services.

  The 1996 Act greatly expands the FCC's collocation requirements on the LECs and may greatly increase the value and function of collocation to the Company and other interconnectors. The 1996 Act requires the LECs to: (i) provide physical collocation, which allows companies such as ICI and other interconnectors to install and maintain their own network termination equipment in LEC central offices; (ii) unbundle components of their local service networks so that other providers of competitive local service can compete for a wider range of local services customers; (iii) establish "wholesale" rates for their services to promote resale by CAPs and other competitors; (iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the LEC to a competitive local service provider; (v) establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services; and (vi) provide nondiscriminatory access to telephone poles, ducts, conduit and rights-of-way. In addition, the 1996 Act requires LECs to compensate competitive carriers for traffic originated by LEC's and terminated on the competitive carriers' networks. The FCC must establish regulations governing all of these conditions by August 1996. Although these requirements are intended to benefit new entrants in the local exchange market, such as ICI, the Company is unable to determine how effective they will be until the FCC completes its rulemaking proceedings and state regulators begin to implement the FCC's requirements.

  As part of its procompetitive policies, the 1996 Act frees the RBOCs from the judicial orders that prohibited their provision of interLATA services. Specifically, the Act permits RBOCs to provide long distance services outside of their local service regions immediately, and will permit them to provide in-region interLATA service upon demonstrating to the FCC and State regulatory agencies that they have adhered to the FCC's interconnection regulations.

  As a result of these provisions of the 1996 Act, the Company will likely gain access to an expanded customer base, and should be able to realize a reduction in its costs of interconnection. At the same time, the Act also makes competitive entry more attractive to RBOCs, other LECs, interexchange carriers and other companies, and likely will increase the level of competition that the Company faces.

  The 1996 Act also repeals the telecommunications/cable television cross-ownership prohibition which generally had prohibited LECs from providing in-region cable television service.

  The 1996 Act's interconnection requirements also apply to interexchange carriers and all other providers of telecommunications services, although the terms and conditions for interconnection provided by these carriers are not regulated as strictly as interconnection provided by the LECs. This may provide the Company with the ability to reduce its own access costs by interconnecting directly with non-LECs, but may also cause the Company to incur additional administrative and regulatory expenses in reply to interconnection requests.

  While the 1996 Act reduces regulation to which non-dominant local exchange carriers are subject, it also reduces the level of regulation that applies to the LECs, and increases their ability to respond quickly to competition from the Company and others. Specifically, the 1996 Act will subject the LECs to "streamlined" tariff regulation, which greatly accelerates the time in which tariffs that change service rates take effect, and eliminates the requirement that LECs obtain FCC authorization before constructing new domestic facilities. These actions will allow LECs to change service rates more quickly in response to competition. Similarly, the FCC has initiated a proceeding to review its price cap rules that may permit significant new pricing flexibility to LECs. To the extent that such increased pricing flexibility is provided, the Company's ability to compete with LECs for certain services may be adversely affected.

  The 1996 Act directs the FCC, in cooperation with state regulators, to establish a Universal Service Fund that will provide subsidies to carriers that provide service to underserved individuals and high cost areas. These proceedings, which must be concluded by May, 1997, may require the Company to contribute to the Universal Service Fund, but may also allow the Company to receive payments from the Fund if it is deemed eligible. The Company also may provide service to underserved customers in lieu of making Universal Service Fund payments. The net revenue effect of these regulations on the Company cannot be determined at this time.

  In an order released on October 18, 1995, the FCC found that the transport of frame relay service should be classified as a "basic" service. Previously, it was common practice in the industry for many carriers to consider frame relay an "enhanced" service. This decision is significant because the FCC requires that basic services be tariffed, but permits enhanced services to be offered on an off-tariff basis. As a result of the FCC's decision, all carriers that provide frame relay transport must include the service in their federal tariffs by May 6, 1996. The Company has included its frame relay service in its federal tariff. The "basic" and "enhanced" terminology used by the FCC is a regulatory term of art denoting the classification of services for tariffing purposes. This regulatory use of the term should not be confused with the Company's description of a class of services--frame relay, ATM and Internet services--as "enhanced" elsewhere in this document.

  State Regulation. To the extent that the Company provides intrastate service, it is subject to the jurisdiction of the relevant state public service commissions. The Company currently provides some intrastate services in Florida, Missouri and Ohio and is subject to regulation by the public service commissions of those states. The Company also has a network providing interstate service in North Carolina, but is not currently certified to provide intrastate services. The Company anticipates providing local service in that state by the end of the year, however, and will become subject to regulation by the state regulatory commission at that time. EMI provides local access services and enhanced network services in New Jersey, New York and Pennsylvania, and is subject to the jurisdiction of the regulatory commissions in those states. In addition, Phone One is authorized in certain states to offer intrastate long distance service.

  The 1996 Act preempts state statutes and regulations that restrict the provision of competitive local services. As a result of this sweeping legislation, the Company will be free to provide the full range of intrastate local and long distance services in all states in which it currently operates, and any states into which it may expand. While this action greatly increases the Company's addressable customer base, it also increases the amount of competition to which the Company may be subject.

  While all of the states listed above have recently enacted legislation or regulations that have permitted, or will permit, local service competition, the 1996 Act will require most of the states to modify these policies to bring them into conformance with federal standards. The 1996 Act also authorizes the states to adopt additional regulations to the extent that they do not conflict with the federal standards. It is unclear at this time how the states will respond to the new federal legislation, and what additional regulations they my adopt. While the 1996 Act's prohibition of state barriers to competitive entry took effect on February 8, 1996, there likely will be significant procedural delays before the new federal policies are fully implemented. Summaries of the currently applicable state regulations are set forth below.

  Florida. In Florida, the Company is subject to regulation by the Florida Public Service Commission ("FPSC"). Currently, the FPSC has authorized the Company to provide all intrastate services, including local exchange service. The Company is authorized to provide a full array of local exchange, enhanced data and long distance services in Florida.

  The FPSC does not require the Company to file tariffs or to meet any services standards for any of its intrastate CAP or local exchange services. The Florida Legislature in 1995 approved changes to the Florida telecommunications statute to permit the Company to operate on the same basis and with the same rights as the LECs. This is commonly referred to as being a "co-carrier." As a result of co-carrier status, the Company will be able to provide a greatly increased array of services subject to minimal regulatory oversight.

  Ohio. In Ohio, the Company is subject to regulation by the Public Utilities Commission of Ohio. As a certified carrier, ICI may provide intrastate special access and private line services. Additionally, the Company may resell CENTREX services subject to certain conditions.

  Missouri. In Missouri, the Company is subject to regulation by the Missouri Public Service Commission. As a certified carrier, ICI may provide intrastate private line and special access services.

  North Carolina. Due to state regulations, the Company is limited to operating as an interstate carrier in North Carolina, providing access to and between IXCs and between customers and their IXCs. A legislative initiative was recently passed in North Carolina which will permit the Company to provide intrastate services under the jurisdiction of the North Carolina Utilities Commission beginning in July 1996. The Company is in the process of being certified to provide a full array of telecommunications in North Carolina.

  Alabama. Due to state regulations, the Company is limited to operating as an interstate carrier in Alabama, providing access to and between IXCs and between customers and their IXCs. The Company is in the process of being certified to provide a full array of telecommunications services in Alabama.

  New Jersey. EMI is subject to regulation by the New Jersey Board of Public Utilities. Upon the consummation of the EMI Acquisition, the Company would be certified to provide intrastate access and enhanced network services in New Jersey.

  New York. EMI is subject to regulation by the New York Public Service Commission. Upon the consummation of the EMI Acquisition, the Company would be certified to provide a full array of intrastate telecommunications services including local exchange services in New York.

  Pennsylvania. EMI is subject to regulation by the Pennsylvania Utility Commission. Upon the consummation of the EMI Acquisition, the Company would be certified to provide intrastate access and enhanced network services in Pennsylvania.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions for certain services offered by ICI. The Company does not believe that the services currently provided by it in other states are subject to regulation by the public service commissions of those states. The Company does not believe that its relationship with Latin American or other international service providers currently subjects it to (or will subject it to) regulation outside the United States.

  Local Government Authorizations. The Company may be required to obtain from municipal authorities street opening and construction permits to install and expand its fiber optic networks in certain cities. In some cities, local partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks.

  In some of the areas where the Company provides service, it may be subject to municipal franchise requirements and to pay license or franchise fees based on a percent of gross revenue. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Company. The 1996 Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another competitive access provider.

  If any of the existing Network Agreements were terminated prior to their expiration date and the Company was forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

AGREEMENTS

  Interconnection Co-carrier Agreements. The Company has recently entered into interconnection co-carrier agreements with BellSouth, GTE and Sprint-United. Each of these agreements provides for mutual compensation and sets forth the other terms and conditions upon which the carriers may terminate traffic on each other's networks. The agreements further provide that to the extent that the agreement fails to contemplate issues arising during the implementation thereof, additional terms and conditions will be set by negotiation between the parties or set by the FPSC upon request of the parties. Each of these agreements expires on December 31, 1997.

  Network Agreements. The Company has built its digital fiber optic networks pursuant to various rights-of-way, conduit and dark fiber leases, utility pole attachment agreements and purchase arrangements (collectively, the "Network Agreements"). Substantially all of the Network Agreements (other than utility pole attachment agreements, which typically can be terminated on 90 days notice) are for a long-term and include renewal options.

  Although none of the Network Agreements are exclusive, the Company believes that conduit space, fiber availability and other physical constraints make it unlikely that the lessors under the various Network Agreements could easily make similar arrangements available to others. The Company believes that its relationships with its lessors are satisfactory. Certain of the Network Agreements require ICI to make revenue sharing payments or, in some cases, to provide a fixed price alternative or dark fiber to the lessor without an additional charge. In addition, the Company has various other performance obligations under its Network Agreements, the breach of which could result in the termination of such agreements. Further, actions by government regulatory bodies could, in certain instances, also result in the termination of certain Network Agreements. The cancellation of any of the material Network Agreements could materially adversely affect the Company's business in the affected metropolitan area. See "Risk Factors--Risk of Cancellation or Non-Renewal of Network Agreements."

  Interexchange Agreements. ICI, from time to time, enters into purchase agreements with interexchange carriers for the transport and/or termination of long distance calls outside of its territory. These contracts are typically one year in duration and cancelable within 90 days. ICI has entered into two purchase agreements which include minimum purchase amounts. The contract with Sprint Communications Company L.P. (expiring January 1, 1997) requires ICI to maintain a minimum monthly billing amount of $170,000 on the purchase of interstate transport and 1-800 services and the contract with The Carrier Group requires ICI to purchase a minimum of 850,000 minutes per month of domestic interstate transport at rates specified in the contract. The Carrier Group contract expires no later than August 31, 1996 and may expire earlier upon the occurrence of certain events specified in the contract.

  UniSPAN(C). In order to provide end-to-end connectivity and interoperability throughout the United States to its enhanced network services customers, ICI entered into a frame relay service agreement (the "UniSPAN Agreement") in September 1994 with EMI, PacNet, Inc., Integrated Network Services, Inc. and MRC Telecommunications, Inc. In September 1995, Telemedia International, Inc., an international telecommunications company, became a party to the UniSPAN Agreement. Pursuant to the UniSPAN Agreement, each of the parties agreed to
(i) provide frame relay services on its networks to each of the other parties, subject to available capacity and agreement as to certain terms including price and access to facilities, and (ii) use reasonable efforts to utilize the services of the other parties in the event that such party requires frame relay services in a geographic location not served by its own networks. The UniSPAN Agreement has an initial three year term with successive one year renewal periods until terminated by a majority vote of the parties. However, any party may withdraw from the agreement as of the expiration of any term by giving 60 days prior written notice thereof. Throughout the term of the UniSPAN Agreement and for one year thereafter, or for a period of one year after the withdrawal of any party, none of the parties may solicit to provide frame relay services to customers which were brought in to the UniSPAN(C) program by another party or for which frame relay services were requested by another party.

EMPLOYEES

  As of March 31, 1996, ICI employed a total of 387 full-time employees and EMI employed 144 full-time employees. In addition, the Company anticipates that the number of employees will increase significantly throughout the year. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. ICI has nondisclosure agreements with all of its employees. The Company also regularly uses the services of contract technicians for the installation and maintenance of its networks. None of ICI's employees is represented by a collective bargaining agreement. ICI believes that its relations with its employees are good.

PROPERTIES

  The Company leases its principal administrative, marketing, warehouse and service development facility located in Tampa, Florida, and leases other space for storage of its electronics equipment and for sales and engineering in other cities where the Company operates networks. EMI leases office space and/or other space for storage of its electronics equipment in various cities where it operates. The Company believes that its properties and those of EMI are adequate and suitable for their intended purpose.

  As of December 31, 1995, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment (52%), fiber optic cable (29%), furniture and fixtures (5%), leasehold improvements (1%) and construction in progress (13%). Such properties do not lend themselves to description by character and location of principal units. Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. Substantially all of the Company's telecommunications equipment is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company.

  Equipment additions over the past five years include gross additions to telecommunications equipment having an estimated service life of one year or more. Additions, including capital leases, since January 1, 1991 were as follows (in thousands):

           YEAR ENDED DECEMBER 31,                    AMOUNT
           -----------------------                    -------
           1991...................................... $ 3,746
           1992...................................... $ 9,687
           1993...................................... $10,767
           1994(1)................................... $18,289
           1995...................................... $34,873

- - --------
(1) Excludes $855 of capital lease obligations assumed in connection with the acquisition of Phone One.

LEGAL PROCEEDINGS

  On May 3, 1995, the Company asserted a claim for indemnification against the former shareholder of Phone One (the "Former Shareholder") for approximately $1 million on account of various breaches of representations and warranties made by the Former Shareholder to the Company in the agreement for the acquisition of Phone

One (the "Phone One Acquisition Agreement"). The Former Shareholder has objected to the indemnification claim, which is subject to arbitration under the Phone One Acquisition Agreement. On July 27, 1995, the Company commenced an arbitration to recover $1,055,859 from the Former Shareholder. On October 9, 1995, the Former Shareholder filed an answer and counterclaims contesting liability and claiming damages for alleged breach of contract, misrepresentation, interference with business relations, and violations of state and federal statutes and regulations. The Former Shareholder claims damages in excess of $2 million and attorneys' fees on the principle assertion that the Company fraudulently induced the Former Shareholder to consummate the Phone One Acquisition Agreement by failing to disclose its alleged intention not to honor its obligations under a related long distance services agreement. While the indemnification claims and the counterclaims are in their earliest stages, the Company, after consultation with counsel, believes that it has meritorious defenses to the counterclaims, which it will vigorously contest, and that its indemnification claims are meritorious. On April 4, 1996, the Former Shareholder accepted a settlement proposal, subject to documentation, pursuant to which mutual general releases will be exchanged and ICI will deliver a portion of the shares placed in escrow as a hold back, pursuant to the terms of the Phone One Acquisition Agreement, however, no assurance can be given as to the ultimate outcome of the indemnification claim or the counterclaims.

  The Company is not a party to any other pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

  The directors and executive officers of ICI, their respective ages, positions and biographies are as follows:

              NAME               AGE POSITION
              ----               --- --------
 David C. Ruberg................  50 Chairman of the Board, President and
                                      Chief Executive Officer
 Barbara L. Samson..............  34 Senior Vice President, Investor Relations
 Ronald L. Tolliver.............  48 Senior Vice President, Chief Financial
                                      Officer and Secretary
 J. Christopher Brown...........  44 Senior Vice President, Marketing and
                                      Strategic Planning
 James F. Geiger................  37 Senior Vice President, Sales
 Michael A. Viren...............  53 Senior Vice President, Engineering and
                                      Information Systems
 Robert A. Ruh..................  51 Senior Vice President, Human Resources
 Mark A. Masi...................  39 Vice President, Field Operations
 Timothy N. Tuck................  41 Vice President, Customer Operations
 Jeanne M. Walters..............  33 Controller and Chief Accounting Officer
 John C. Baker..................  46 Director
 George F. Knapp................  64 Director

  David C. Ruberg has served as President, Chief Executive Officer and a director of the Company since May 1993, and as Chairman of the Board since March 1994. From September 1991 to May 1993, Mr. Ruberg was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Barbara L. Samson, a co-founder of the Company, has served as a Vice President since June 1987, and as a Senior Vice President since October 1992. She served as President of the Company's predecessor from September 1986 to June 1987. Ms. Samson recently served two terms as Chairman of the Association of Local Telecommunications Services (ALTS), a national trade association. Ms. Samson received her B.S. degree in telecommunications from the University of Florida and her M.B.A. degree from the University of South Florida.

  Ronald L. Tolliver has served as a Senior Vice President of the Company since June 1993, Chief Financial Officer since June 1992 and Secretary since June 1993. He also served as Vice President of Government and Regulatory Affairs from July 1991 through June 1993. Mr. Tolliver joined the Company as Director of Government and Regulatory Affairs in January 1991. From July 1989 to January 1991, Mr. Tolliver was owner and founder of Tolliver and Company (a consulting company). Prior to starting his own company, Mr. Tolliver was a Vice President at Gold Key Incentives (a marketing incentives company) from April 1989 to July 1989. From 1981 to 1989, Mr. Tolliver held various executive positions in government and regulatory affairs at United Telephone System most recently Manager of New Services Pricing from 1986 to April 1989. Mr. Tolliver received his B.S. degree in management and finance from Florida Southern College and his M.B.A. at the University of South Florida.

  J. Christopher Brown has served as the Senior Vice President, Marketing and Strategic Planning of the Company since September 1994. Mr. Brown worked for British Telecom's Syncordia Outsourcing Unit from September 1991 until September 1994, most recently as the Marketing Department head. Mr. Brown worked for Sprint and its predecessors from May 1981 until September 1991, most recently as the Director of Market Development for Sprint's National Accounts Division. Mr. Brown earned a B.S.E.E. in electronics from the University of South Florida in 1974, and an M.B.A. from Emory University in 1987.

  James F. Geiger has served as Senior Vice President, Sales of the Company since August 1995, as the Vice President of Alternate Channel Sales from March 1995 through August 1995 and as the President of FiberNet since its inception. Mr. Geiger was one of the founding principals of FiberNet, initially serving as Vice President of Sales & Marketing and subsequently serving as President. From April 1989 to April 1990, Mr. Geiger served as Director of Marketing for Associated Communications, a cellular telephone company. Mr. Geiger received his B.S. degree from Clarkson University in accounting.

  Michael A. Viren has served as Senior Vice President, Engineering and Information Systems since January, 1996, and as Vice President, Product Development from December 1992 through January 1996. Mr. Viren joined the Company in February 1991 as Director of Product Development. Mr. Viren worked for GTE from August 1986 to February 1991 as a specialist in wide and local area networking. Prior to that he operated his own consulting firm concentrating in WAN and LAN design; was Senior Vice President of Criterion, Inc., an economic consulting firm in Dallas, Texas; and served as the Director of the Utility Division of the Missouri Public Service Commission. Mr. Viren taught economics for 10 years, most recently as an Associate Professor of Economics at the University of Missouri-Columbia and prior to that at the University of Kansas. Mr. Viren received a Ph.D. in economics from the University of California-Santa Barbara and a B.S. in mechanical engineering from the California State University at Long Beach.

  Robert A. Ruh has served as Senior Vice President, Human Resources of ICI since March 1, 1996. From January 1991 through February 1996, Mr. Ruh founded and operated his own consulting company, specializing in human resource development. Prior to starting his own business, from 1975 to 1990, Mr. Ruh held corporate and group executive positions in human resources with Baxter Healthcare Corporation and American Hospital Supply Corporation. From 1973 to 1975, Mr. Ruh served as a consulting psychologist for Medina and Thompson, Inc., providing clients with assistance on executive assessment, selection and development. From 1970 to 1972, Mr. Ruh was on the corporate organization development staff at Corning Glass Works. Mr. Ruh received a B.A. in psychology from Valparaiso University and an M.A. and a Ph.D in industrial/organizational psychology from Michigan State University. Mr. Ruh served as Assistant Professor of Psychology of Michigan State University from 1970 to 1972.

  Mark A. Masi has served as Vice President, Operations and Customer Service of the Company since March 1995. Mr. Masi was one of the founders of FiberNet and, from November 1989 to March 1994, he served as FiberNet's Executive Vice President and Chief Financial Officer, responsible for funding and developing CAP operations. From March 1982 until November 1989, Mr. Masi held various management positions with Frontier Communications, Inc. (formerly Rochester Telephone Corporation). Mr. Masi is a graduate of the State University of New York College at Oswego with a degree in economics and the State University of New York at Binghamton with an M.B.A. in finance and management information systems.

  Timothy N. Tuck has served as Vice President, Customer Operations of the Company since January 1996 and served as President and Chief Operating Officer of Phone One from December 1994 until December 1995. From 1993 until the Company's acquisition of Phone One, Mr. Tuck served as the Chief Executive Officer and from 1989 to 1993 he served as the Chief Financial Officer of Phone One. From 1987 to 1989, Mr. Tuck served as a Vice President and Chief Financial Officer of Advantage Companies, Inc., a telecommunications company. Mr. Tuck received his B.S. degree and his M.B.A. from the University of Tennessee.

  Jeanne M. Walters has served as Controller and Chief Accounting Officer of the Company since May 1993. From November 1992 until May 1993 she served as Assistant Controller. From June 1988 to November 1992, Ms. Walters was an auditor at Ernst & Young LLP, a certified public accounting firm in Tampa, Florida. Ms. Walters received her B.S. in accounting and an M.B.A. from Wilkes University. She is licensed in the State of Florida as a certified public accountant.

  Mr. Baker has been a director of the Company since February 1988. Mr. Baker has been the principal at Baker Capital Corp., a multi-national venture capital firm, since October 1995. He was a Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm from 1988 until September 1995. Mr. Baker is currently a director of Xpedite Systems, Inc., FORE Systems, Inc., American Mobile Satellite Corporation and Resource Bancshares Mortgage Group, Inc., all of which are publicly traded corporations.

  Mr. Knapp has been a director of the Company since February 1988. He has been a principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation.

  No family relationship exists between any of the directors and executive officers of the Company.

  Ronald L. Tolliver, Senior Vice President, Chief Financial Officer and Secretary of the Company, has advised the Company of his intention to resign his positions with the Company effective May 26, 1996 in order to pursue other opportunities. The Company is continuing its previously instituted search for a new Chief Financial Officer. Upon Mr. Tolliver's resignation becoming effective, Mr. Oscar Williams, a financial Vice President of the Company, will assume the additional position of Chief Financial Officer of the Company on an interim basis.

                           THE SELLING STOCKHOLDERS

  The following table sets forth, as of March 29, 1996, certain information regarding the Selling Stockholders' ownership of the Shares.

                             BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                               PRIOR TO OFFERING                            AFTER OFFERING
                             --------------------------                  ---------------------------
                              NUMBER OF                     NUMBER OF     NUMBER OF
NAME OF SELLING STOCKHOLDER    SHARES          PERCENT    SHARES OFFERED   SHARES          PERCENT
- - ---------------------------  ------------     ---------   -------------- -----------      ----------
APA Excelsior Venture
 Capital Holdings
 (Jersey) Ltd...........           171,818(1)        1.6%    171,166               652(1)            *
Air Canada, Trustee for
 Air Canada Pension
 Trust Fund.............            10,267             *      10,267                 0               0
Anchor National Life
 Ins. Co. ..............             5,162             *       5,162                 0               0
Wilmington Trust Company
 as Trustee of
 Du Pont Pension Trust..            25,977             *      25,977                 0               0
Landmark Venture
 Partners...............            20,591             *      20,591                 0               0
Crossroads Capital
 Limited Partnership by
 Bigler Lattimer &
 Siegle.................            17,561             *      17,561                 0               0
Landmark Equity Partners
 II.....................             5,162             *       5,162                 0               0
LWG Family Partners.....             5,190             *       5,190                 0               0
RAJ Family Partners.....             5,190             *       5,190                 0               0
The Kerr Foundation,
 Inc. ..................             1,963             *       1,963                 0               0
Grayce B. Kerr Fund,
 Inc. ..................             1,963             *       1,963                 0               0
The Robert S. and Grayce
 B. Kerr Foundation,
 Inc. ..................             1,963             *       1,963                 0               0
Charles P. Lazarus......            10,379             *      10,379                 0               0
Brinson Trust Company as
 Trustee for The Venture
 Partnership Acquisition
 Fund...................            24,406             *      24,406                 0               0
Brinson Trust/IVCF......             1,571             *       1,571                 0               0
The Bank of N.Y. as
 Trustee for the
 Metromedia Company
 Employee Master Pension
 Trust .................             6,480             *       6,480                 0               0
The Bank of N.Y. as
 Trustee for the
 Metromedia Company
 Employee Pension Plan
 as Amended
 as of Jan. 1, 1987.....             6,480             *       6,480                 0               0
Metropolitan Life Ins.
 Co. ...................            25,977             *      25,977                 0               0
New York State Teachers'
 Retirement System......            77,089             *      77,089                 0               0
Unisys Corp. ...........            51,393             *      51,393                 0               0
TI Employees' Pension
 Trust, The Northern
 Trust Co. .............            20,759             *      20,759                 0               0

- - --------

*  Less than one percent.

(1) Includes 1992 Warrants to purchase up to 652 shares of Common Stock held by APA Excelsior Venture Capital Holdings (Jersey) Ltd. ("APA Venture"). Excludes 1992 Warrants to purchase up to 2,605 shares of Common Stock and 44,573 shares of Common Stock held by certain affiliates of APA Venture.

                         DESCRIPTION OF CAPITAL STOCK

  ICI's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). As of March 29, 1996, there were 10,386,218 shares of Common Stock issued and outstanding. On a fully-diluted basis, at that date, the Company had outstanding 13,195,077 shares of Common Stock after giving effect to (a) the exercise of the Outstanding Warrants (defined below), (b) the consummation of the EMI Acquisition and the issuance of 937,500 shares of Common Stock in connection therewith and (c) the exercise of all outstanding options with an exercise price below $17.50 issued pursuant to the Company's employee stock option plans. The Company has reserved (i) 1,240,257 shares (as of March 29, 1995) of Common Stock for issuance pursuant to the Company's 1992 Stock Option Plan and (ii) 674,332 shares of Common Stock for issuance upon exercise of warrants (the "Outstanding Warrants") issued to (x) NYL on June 5, 1991 (317,460 shares), (y) certain parties that made a bridge loan to the Company on March 7, 1992 (6,472 shares) and (z) certain investors in the Company's June 1995 private placement (350,400 shares). The Company intends to reserve 1,500,000 shares for issuance pursuant to the Long-Term Incentive Plan, which plan is subject to stockholder approval at the Company's annual meeting. All outstanding shares of Common Stock are fully paid and non-assessable. No shares of Preferred Stock are outstanding.

  The Company has proposed increasing the authorized Common Stock from 20,000,000 to 50,000,000 shares. This proposal will be voted upon at the annual meeting of the stockholders to be held on May 24, 1996.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of ICI's directors eligible for election in a given year. For a description of the classification of the Board, see "--Delaware Law and Certain Provisions of ICI's Certificate of Incorporation and Bylaws." Subject to the preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "--Dividend Restrictions." Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of ICI, holders of Common Stock are entitled to receive pro rata all assets available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of ICI and the liquidation preferences of any then outstanding Preferred Stock. There are no preemptive of other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon exercise of the Outstanding Warrants will be, fully paid and non-assessable.

PREFERRED STOCK

  The Preferred Stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders. Although ICI has no present plans to issue any Preferred Stock, the ownership and control of ICI by the holders of the Common Stock would be diluted if ICI were to issue Preferred Stock that had voting rights or that was convertible into Common Stock. In addition, the holders of Preferred Stock issued by ICI would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of Preferred Stock could dilute the voting rights of the holders of the Common Stock on such issues. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of ICI.

DELAWARE LAW AND CERTAIN PROVISIONS OF ICI'S CERTIFICATE OF INCORPORATION AND BYLAWS

  General. The Certificate of Incorporation and the Bylaws of ICI contain certain provisions that could make more difficult the acquisition of ICI by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ICI first to negotiate with ICI. Although such provisions may have the effect of delaying, deferring or preventing a change in control of ICI, the Company believes that the benefits of increased protection of ICI's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of ICI.

  Board of Directors. ICI's Certificate of Incorporation provides that (i) the Board be divided into three classes of directors, with each class having a number as nearly equal as possible and with the term of each class expiring in a different year and (ii) the Board shall consist of not less than three nor more than seven members, the exact number to be determined from time to time by the Board. The Board has set the number of directors at three and the size of each class at one. Subject to any rights of holders of Preferred Stock, a majority of the Board then in office will have the sole authority to fill any vacancies on the Board. Stockholders can remove members of the Board only for cause.

  Stockholder Action and Special Meetings. ICI's Certificate of Incorporation provides that (i) any action required or permitted to be taken by ICI's stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected by any consent in writing and (ii) the authorized number of directors may be changed only by resolution of the Board. The Company's Bylaws provide that, subject to any rights of holders of any series of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board or the President of ICI, by a majority of the Board or by stockholders owning shares representing at least a majority of the capital stock of ICI issued and outstanding and entitled to vote.

  Stockholder's Rights Plan. ICI's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a newly created series of Preferred Stock, exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the Common Stock, were distributed to its stockholders.

  Anti-Takeover Statute. Subject to certain exceptions, Section 203 of the Delaware General Corporation Law (the "GCL") prohibits a publicly held Delaware corporation, such as ICI, from engaging in any "business combination" with an "interested stockholder" for a three-year period following the date on which such person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either such business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, such person owned at least 85% of the voting stock of the corporation outstanding immediately prior to such transaction (excluding certain shares) or (iii) on or subsequent to such date, such business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is essentially a person who, together with affiliates and associates, owns (or within the past three years has owned) 15% or more of the corporation's voting stock. It is anticipated that the provisions of Section 203 of the GCL may encourage any person interested in acquiring ICI to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of ICI's directors then in office approved either the business combination or the transaction that resulted in such person becoming an interested stockholder.

DIVIDEND RESTRICTIONS

  The terms of the Indenture and the indenture governing the Existing Senior Notes restrict ICI's ability to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preference that may be applicable to any then outstanding Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

OUTSTANDING WARRANTS

  NYL currently holds warrants (the "NYL Warrants") to purchase up to 317,460 shares of Common Stock at an exercise price of $4.20 per share. The NYL Warrants will expire, to the extent not theretofore exercised, on June 2, 1997. Certain other stockholders of the Company hold warrants (the "1992 Warrants") to purchase an aggregate of 6,472 shares of Common Stock at an exercise price of $4.20 per share (subject to anti-dilution adjustments). The 1992 Warrants will expire, to the extent not theretofore exercised, on March 4, 1997. In addition, 160,000 warrants (the "Public Warrants"), each to purchase 2.19 shares of Common Stock, at an exercise price of $10.86 per share (subject to anti-dilution adjustments) were issued as part of a June 1995 private placement. The Public Warrants may be exercised after the earlier to occur of (i) June 1, 1996 or (ii) in the event of a change in control, the date the Company mails notice thereof to the holders. Unless exercised, the Public Warrants will expire on June 1, 2000.

EXISTING REGISTRATION RIGHTS

  The Company is a party to several agreements pursuant to which certain stockholders have the right, among other matters, to require the Company to register their shares of Common Stock under the Securities Act under certain circumstances. These rights cover approximately 5,046,124 shares of Common Stock (including shares of Common Stock issuable in connection with the EMI Acquisition), and approximately 1,750,331 of such shares are covered by an effective registration statement. In addition, certain stockholders have exercised the right to include certain of their shares of Common Stock in the Registration Statement of which this Prospectus forms a part.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders and the underwriters listed below (the "Underwriters"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase the respective number of Shares of Common Stock set forth opposite its name below:

   UNDERWRITERS                                                 NUMBER OF SHARES
   ------------                                                 ----------------
   Bear, Stearns & Co. Inc....................................
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated..........................................
   Morgan Stanley & Co. Incorporated..........................



                                                                      ---
       Total..................................................        $
                                                                      ===

  The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to certain conditions precedent and that the Underwriters are severally committed to take and pay for all of the Shares if any are taken. If any of the Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Shares (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased. The Underwriting Agreement also provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities in connection with the offer and sale of the Shares, including liabilities under the Securities Act of 1933, as amended, and contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and the Selling Stockholders have been advised by the Underwriters that they propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of    . The Underwriters may allow and such dealers may reallow a
concession not in excess of     on sales to certain other dealers. After the
initial public offering of the Shares, the public offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option to purchase up to an aggregate of 599,503 additional shares of Common Stock, at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The Company and the Selling Stockholders have agreed not to issue, sell or otherwise dispose of any Common Stock or any security convertible into or exchangeable or exercisable for Common Stock of the Company, and to cause all directors, officers and certain stockholders of the Company and other affiliates not to sell or otherwise dispose of any Common Stock or any security convertible into or exchangeable or exercisable for Common Stock of the Company for a period of 120 days (or, in the case of certain institutional stockholders, for periods ranging from 30 to 90 days) from the date of execution of the Underwriting Agreement, subject to certain exceptions specified in the Underwriting Agreement.

  Each of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated acted as an initial purchaser in connection with the offering by the Company of units each consisting of $1,000 principal amount of the Existing Senior Notes and one Public Warrant in June 1995. In addition, Bear, Stearns & Co. Inc. has from time to time provided, and may in the future provide, financial advisory services to the Company for which it has received, and may in the future receive, customary compensation.

                                 LEGAL MATTERS

  The legality of the securities offered hereby has been passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock. Certain legal matters in connection with the sale of securities offered hereby will be passed upon for the Underwriters by their counsel Latham & Watkins, 885 Third Avenue, New York, New York 10022.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of the Telecommunications Division of EMI Communications, Inc. at July 31, 1994 and 1995, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FiberNet USA, Inc. and the Subsidiaries as of June 30, 1994 and for the period September 17, 1993 (inception) to June 30, 1994, appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FiberNet Telecommunications Cincinnati, Inc., as of June 30, 1993 and 1994 and for the year ended June 30, 1994 and for the period August 20, 1992 (inception) to June 30, 1993 appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.
 Unaudited Pro Forma Condensed Consolidated Financial Statements..........  F-2
INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.
 Report of Independent Certified Public Accountants.......................  F-6
 Consolidated Financial Statements for each of the Three Years in the
  Period Ended
  December 31, 1995.......................................................  F-7
EMI COMMUNICATIONS, INC.
 Report of Independent Certified Public Accountants....................... F-22
 Financial Statements for the Telecommunications Division for the Years
  Ended July 31, 1994 and 1995, and for the Six-Month Periods Ended
  January 31, 1995 and 1996 (unaudited)................................... F-23

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 1995 includes the historical effects of the pending acquisition of the telecommunication assets of EMI Communications Corporation
(EMI), a wholly-owned subsidiary of Newhouse Broadcasting Corporation. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 has been prepared to reflect the acquisition of FiberNet USA, Inc. and Subsidiaries and FiberNet Telecommunications Cincinnati, Inc. (collectively, FiberNet) and EMI as if they were consummated on January 1, 1995.

  The pro forma information is based on the historical financial statements of the acquired businesses giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

  The pro forma information does not purport to be indicative of the actual results that would have been achieved had the acquisitions actually been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements of Intermedia Communications of Florida, Inc. (ICI or the Company), FiberNet and EMI included elsewhere herein.

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

                                  HISTORICAL
                          ---------------------------  PRO FORMA        PRO FORMA
                          CONSOLIDATED(1)   EMI(2)    ADJUSTMENTS         TOTALS
                          --------------- ----------- ------------     ------------
ASSETS
Current assets:
  Cash and cash
   equivalents..........   $ 50,996,919   $       --                   $ 50,996,919
  Restricted
   investments..........     18,854,015           --                     18,854,015
  Short-term
   investments..........      2,100,000           --                      2,100,000
  Accounts receivable,
   net..................      7,954,194     8,238,646 $ (8,238,646)(3)    7,954,194
  Prepaid expenses,
   deposits and other
   current assets.......      1,832,186       464,302     (464,302)(3)    1,832,186
                           ------------   ----------- ------------     ------------
Total current assets....     81,737,314     8,702,948   (8,702,948)      81,737,314
Restricted investments..     30,869,001           --                     30,869,001
Telecommunications
 equipment, net.........     76,169,589    10,040,740    7,084,260 (4)   93,294,589
Intangibles, net........     26,986,915           --                     26,986,915
Other assets............        255,306       429,054     (429,054)(3)      255,306
                           ------------   ----------- ------------     ------------
    Total assets........   $216,018,125   $19,172,742 $ (2,047,742)    $233,143,125
                           ============   =========== ============     ============
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......   $  4,810,175   $ 9,466,725 $ (9,466,725)(3) $  4,810,175
  Accrued interest......      1,800,000           --                      1,800,000
  Other accrued
   expenses.............      1,861,682     1,280,528   (1,280,528)(3)    2,111,682
                                                           250,000 (4)
  Advance billings......      1,747,081        50,187      (50,187)(3)    1,747,081
  Current portion of
   long-term debt.......        107,757           --                        107,757
  Current portion of
   capital lease
   obligations..........      1,057,927           --                      1,057,927
                           ------------   ----------- ------------     ------------
    Total current
     liabilities........     11,384,622    10,797,440  (10,547,440)      11,634,622
Long-term debt:
  Long-term debt........    159,199,226           --                    159,199,226
  Capital lease
   obligations..........      5,179,914           --                      5,179,914
  Other liabilities.....                      574,961     (574,961)(3)          --
                           ------------   ----------- ------------     ------------
    Total liabilities...    175,763,762    11,372,401  (11,122,401)     176,013,762
Stockholders' equity:
  Common stock..........        103,597           --         9,375 (4)      112,972
  Additional paid-in
   capital..............     74,093,476           --    16,865,625 (4)   90,959,101
  Divisional equity.....            --      7,800,341   (7,800,341)(3)
  Accumulated deficit...    (33,942,710)          --                    (33,942,710)
                           ------------   ----------- ------------     ------------
    Total stockholders'
     equity.............     40,254,363     7,800,341    9,074,659       57,129,363
                           ------------   ----------- ------------     ------------
    Total liabilities
     and stockholders'
     equity.............   $216,018,125   $19,172,742 $ (2,047,742)    $233,143,125
                           ============   =========== ============     ============

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1995

                                      HISTORICAL
                          ------------------------------------
                              (A)          (B)         (C)       PRO FORMA       PRO FORMA
                          CONSOLIDATED  FIBERNET       EMI      ADJUSTMENTS        TOTALS
                          ------------  ---------  -----------  -----------     ------------
Revenues................  $ 38,630,574  $  38,790  $43,369,515  $ (351,796)(d)  $ 81,687,083
Expenses:
 Facilities
  administration and
  maintenance and line
  costs.................    22,989,195     29,849   39,936,405    (351,796)(d)    62,603,653
 Selling, general and
  administrative........    14,992,458    236,572    3,065,864                    18,294,894
 Depreciation and
  amortization..........    10,195,871     75,518    4,736,679  (2,290,250)(e)    12,808,073
                                                                    90,255 (f)
                          ------------  ---------  -----------  ----------      ------------
                            48,177,524    341,939   47,738,948  (2,551,791)       93,706,620
                          ------------  ---------  -----------  ----------      ------------
Income (loss)from
 operations.............    (9,546,950)  (303,149)  (4,369,433)  2,199,995       (12,019,537)
Interest expense........   (13,766,639)   (59,793)    (532,320)    532,320 (g)   (13,826,432)
Interest and other
 income.................     4,060,040        --        21,831                     4,081,871
                          ------------  ---------  -----------  ----------      ------------
Income (loss) before
 income taxes...........   (19,253,549)  (362,942)  (4,879,922)  2,732,315       (21,764,098)
Income taxes (benefit)..       (96,952)       --    (1,776,076)  1,776,076 (h)       (96,952)
                          ------------  ---------  -----------  ----------      ------------
Income (loss) before
 extraordinary item.....  $(19,156,597) $(362,942) $(3,103,846) $  956,239      $(21,667,146)
                          ============  =========  ===========  ==========      ============
Loss per share before
 extraordinary item.....  $      (1.91)                                         $      (1.95)
                          ============                                          ============
Weighted average number
 of shares outstanding..    10,035,774                                            11,087,205 (i)
                          ============                                          ============

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

BALANCE SHEET ADJUSTMENTS

(1) Represents the historical condensed consolidated balance sheet of ICI as of December 31, 1995.

(2) Represents the historical condensed balance sheet of EMI as of January 31, 1996. EMI currently has a fiscal year end of July 31.

(3) To reflect the elimination of all EMI assets, liabilities and divisional equity that are not being acquired by ICI as part of the purchase of EMI. Under the terms of the EMI purchase agreement, ICI is only acquiring the telecommunications assets of EMI which principally consist of telecommunications equipment and existing telecommunications service contracts.

(4) To reflect the issuance of ICI common stock in exchange for the telecommunications assets of EMI. Under the terms of the EMI purchase agreement, ICI has agreed to issue 937,500 shares of common stock for such assets. For pro forma purposes, the stock has been valued at $18 per share which represents an average of the selling price of ICI's common stock for a period before and after the date of the acquisition agreement, February 20, 1996. The Company has initially allocated all of the estimated fair value of the common stock plus $250,000 in estimated acquisition-related costs to the telecommunications equipment pending final analysis of the value of the equipment and any acquired intangible assets. The purchase price allocation does not include a contingent cash payment of $594,000 if certain planned network expansion is completed by EMI prior to closing.

STATEMENT OF OPERATIONS ADJUSTMENTS

(a) Represents the historical condensed consolidated statement of operations of ICI for the year ended December 31, 1995, which include the operations of FiberNet from March 1, 1995.

(b) Represents the historical condensed statement of operations of FiberNet for the two months ended February 28, 1995.

(c) Represents the historical condensed statement of operations of EMI for the twelve months ended January 31, 1996.

(d) Represents the elimination of revenues between ICI and EMI.

(e) Represents the reduction in historical depreciation expense of EMI's telecommunications equipment as a result of the allocation of estimated purchase price. In addition, the assets are being depreciated on a straight-line basis using an estimated weighted average remaining life of seven years for pro forma purposes versus the original estimated lives and the accelerated depreciation method historically followed.

(f) To reflect the two months of goodwill amortization related to the FiberNet acquisition not included in ICI's historical consolidated financial statements.

(g) Represents the elimination of interest costs which would not have been incurred because of the proposed acquisition of EMI's telecommunications assets with ICI Common Stock.

(h) Represents the elimination of EMI's historical income tax benefit as a result of ICI's significant net operating losses.

(i) The pro forma weighted average number of shares outstanding has been adjusted to reflect the issuance of Common Stock for the FiberNet and EMI acquisitions as if they occurred at the beginning of the indicated period.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Intermedia Communications of Florida, Inc.

  We have audited the accompanying consolidated balance sheets of Intermedia Communications of Florida, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intermedia Communications of Florida, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Tampa, Florida
February 20, 1996

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                     -------------------------
                                                        1994          1995
                                                     -----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents......................... $10,208,187  $ 50,996,919
  Restricted investments............................         --     18,854,015
  Short-term investments............................      50,000     2,100,000
  Accounts receivable, less allowance for doubtful
   accounts of $545,400 in 1994 and $869,000 in
   1995.............................................   5,321,276     7,954,194
  Prepaid expenses and other current assets.........   1,021,493     1,832,186
                                                     -----------  ------------
Total current assets................................  16,600,956    81,737,314
Restricted investments..............................         --     30,869,001
Telecommunications equipment, net...................  44,665,937    76,169,589
Intangibles, net....................................  12,414,618    26,986,915
Other assets........................................     404,641       255,306
                                                     -----------  ------------
Total assets........................................ $74,086,152  $216,018,125
                                                     ===========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $ 3,354,844  $  4,810,175
  Accrued taxes.....................................     537,452       285,757
  Accrued interest..................................      85,658     1,800,000
  Other accrued expenses............................     395,388     1,575,925
  Advance billings..................................   1,056,035     1,747,081
  Current portion of long-term debt.................     101,326       107,757
  Current portion of capital lease obligations......   1,481,815     1,057,927
                                                     -----------  ------------
Total current liabilities...........................   7,012,518    11,384,622

Long-term debt payable to a stockholder.............   9,646,927           --
Long-term debt......................................     323,306   159,199,226
Capital lease obligations...........................   4,973,086     5,179,914
Deferred income taxes...............................      96,952           --

Stockholders' equity:
  Preferred stock, $1.00 par value; 500,000 shares
   authorized; no shares issued.....................         --            --
  Common stock, $.01 par value; 20,000,000 shares
   authorized; 9,659,188 and 10,359,771 shares is-
   sued in 1994 and 1995............................      96,592       103,597
  Additional paid-in capital........................  65,130,839    74,093,476
  Accumulated deficit............................... (13,194,068)  (33,942,710)
                                                     -----------  ------------
Total stockholders' equity..........................  52,033,363    40,254,363
                                                     -----------  ------------
Total liabilities and stockholders' equity.......... $74,086,152  $216,018,125
                                                     ===========  ============

                            See accompanying notes.

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31
                                        ---------------------------------------
                                           1993          1994          1995
                                        -----------  ------------  ------------
Revenues..............................  $ 8,292,291  $ 14,272,396  $ 38,630,574
Expenses:
  Facilities administration and
   maintenance and line costs.........    2,843,077     5,395,932    22,989,195
  Selling, general, and
   administrative.....................    3,892,842     6,412,287    14,992,458
  Depreciation and amortization.......    3,020,471     5,131,940    10,195,871
                                        -----------  ------------  ------------
                                          9,756,390    16,940,159    48,177,524
                                        -----------  ------------  ------------
Loss from operations..................   (1,464,099)   (2,667,763)   (9,546,950)
Other income (expense):
  Interest expense....................     (843,782)   (1,218,876)  (13,766,639)
  Interest and other income...........      233,629       819,260     4,060,040
                                        -----------  ------------  ------------
Loss before income tax benefit and
  extraordinary item..................   (2,074,252)   (3,067,379)  (19,253,549)
Income tax benefit....................          --            --         96,952
                                        -----------  ------------  ------------
Loss before extraordinary item........   (2,074,252)   (3,067,379)  (19,156,597)
Extraordinary loss on early
  extinguishment of debt..............          --            --     (1,592,045)
                                        -----------  ------------  ------------
Net loss..............................  $(2,074,252) $ (3,067,379) $(20,748,642)
                                        ===========  ============  ============
Earnings (loss) per share:
  Loss before extraordinary item......  $     (0.29) $      (0.34) $      (1.91)
  Extraordinary loss..................          --            --          (0.16)
                                        -----------  ------------  ------------
  Net loss per share..................  $     (0.29) $      (0.34) $      (2.07)
                                        ===========  ============  ============
Weighted average number of shares
  outstanding.........................    7,077,203     8,955,993    10,035,774
                                        ===========  ============  ============


                            See accompanying notes.

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK       ADDITIONAL
                         --------------------    PAID-IN    ACCUMULATED   STOCKHOLDERS'
                           SHARES     AMOUNT     CAPITAL      DEFICIT        EQUITY
                         ----------  --------  -----------  ------------  -------------
Balance at January 1,
 1993...................  6,872,163  $ 68,722  $29,240,377  $ (8,052,437)  $21,256,662
 Proceeds from public
  offering, net of
  issuance costs........  2,000,000    20,000   26,661,859           --     26,681,859
 Exercise of stock
  options for 22,076
  shares of Common Stock
  at prices ranging from
  $6.60 to $9.13 per
  share.................     22,076       220      145,910           --        146,130
 Exercise of stock
  warrants for 1,246
  shares of Common Stock
  at $4.20 per share....      1,246        12        5,221           --          5,233
 Forfeiture of 14,695
  shares of Common Stock
  at $.01 per share.....    (14,695)     (147)         147           --            --
 Purchase and retirement
  of 3,358 shares of
  Common Stock..........     (3,358)      (33)     (28,173)          --        (28,206)
 Net loss...............        --        --           --     (2,074,252)   (2,074,252)
                         ----------  --------  -----------  ------------   -----------
Balance at December 31,
 1993...................  8,877,432    88,774   56,025,341   (10,126,689)   45,987,426
 Issuance of shares of
  Common Stock for
  business combination,
  net of issuance
  costs.................    740,000     7,400    8,836,100           --      8,843,500
 Exercise of stock
  options for 41,756
  shares of Common Stock
  at prices ranging from
  $6.25 to $10.63 per
  share.................     41,756       418      269,398           --        269,816
 Net loss...............        --        --           --     (3,067,379)   (3,067,379)
                         ----------  --------  -----------  ------------   -----------
Balance at December 31,
 1994...................  9,659,188    96,592   65,130,839   (13,194,068)   52,033,363
 Issuance of shares of
  Common Stock for
  business combination,
  net of issuance
  costs.................    683,583     6,836    7,854,369           --      7,861,205
 Return and cancellation
  of escrowed shares
  issued for 1994
  business combination..    (22,357)     (224)    (279,239)          --       (279,463)
 Exercise of stock
  options and warrants
  for 39,357 shares of
  Common Stock at prices
  ranging from $4.20 to
  $12.20 per share......     39,357       393      336,307           --        336,700
 Issuance of detachable
  stock purchase
  warrants, net of
  issuance costs........        --        --     1,051,200           --      1,051,200
 Net loss...............        --        --           --    (20,748,642)  (20,748,642)
                         ----------  --------  -----------  ------------   -----------
Balance at December 31,
 1995................... 10,359,771  $103,597  $74,093,476  $(33,942,710)  $40,254,363
                         ==========  ========  ===========  ============   ===========


                            See accompanying notes.

                   INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31
                                        --------------------------------------
                                           1993         1994          1995
                                        -----------  -----------  ------------
OPERATING ACTIVITIES
Net loss..............................  $(2,074,252) $(3,067,379) $(20,748,642)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization.......    3,020,471    5,131,940    10,607,666
  Extraordinary loss..................          --           --      1,592,045
  Deferred tax benefit................          --           --        (96,952)
  Provision for doubtful accounts.....       48,524       80,222       856,055
  Changes in operating assets and
   liabilities:
   Accounts receivable................     (903,129)  (1,273,985)   (3,442,940)
   Prepaid expenses and other current
    assets............................      (64,991)    (741,888)     (204,824)
   Other assets.......................          --           --        159,751
   Accounts payable...................       91,564     (552,512)     (591,955)
   Other accrued expenses and taxes...      200,233     (360,073)    1,483,878
   Advance billings...................      150,830      367,290       691,046
                                        -----------  -----------  ------------
Net cash provided by (used in)
 operating activities.................      469,250     (416,385)   (9,694,872)
INVESTING ACTIVITIES
Purchase of restricted investments....          --           --    (58,902,496)
Maturities of restricted investments..          --           --      9,179,480
Purchase of business, net of cash
 acquired.............................          --           --     (1,952,268)
Purchases of short-term investments...          --           --     (2,050,000)
Purchases of telecommunications
 equipment............................  (10,485,577) (13,730,693)  (29,962,419)
Sales of short-term investments.......    9,800,000          --            --
Other investing activities............          --       201,701           --
                                        -----------  -----------  ------------
Net cash used in investing
 activities...........................     (685,577) (13,528,992)  (83,687,703)
FINANCING ACTIVITIES
Issuance of common stock, net of
 issuance costs.......................   26,681,859          --            --
Exercise of stock warrants and
 options..............................      151,363      269,816       336,700
Purchase of treasury stock............      (28,206)         --            --
Payments on long-term debt............          --    (3,143,782)  (14,804,457)
Net proceeds from issuance of senior
 notes and warrants...................          --           --    153,766,848
Payments on capital leases............     (410,055)    (926,318)   (5,127,784)
                                        -----------  -----------  ------------
Net cash provided by (used in)
 financing activities.................   26,394,961   (3,800,284)  134,171,307
                                        -----------  -----------  ------------
Increase (decrease) in cash and cash
 equivalents..........................   26,178,634  (17,745,661)   40,788,732
Cash and cash equivalents at beginning
 of year..............................    1,775,214   27,953,848    10,208,187
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
 year.................................  $27,953,848  $10,208,187  $ 50,996,919
                                        ===========  ===========  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
Interest paid.........................  $ 1,178,884  $ 1,481,679  $ 12,318,014
                                        ===========  ===========  ============

                            See accompanying notes.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  Intermedia Communications of Florida, Inc. (ICI) provides integrated telecommunications services to business and government customers primarily in the Southeastern United States. The Company provides data and video telecommunications services, frame relay, Internet access services, local exchange services, long distance services and telecommunications equipment.

  Effective December 2, 1994, ICI acquired 100% of the outstanding stock of Phone One, Inc. Phone One, Inc. provides long distance telephone service to business and residential customers. During 1995, the Company acquired all of the outstanding stock of FiberNet USA, Inc. and FiberNet Telecommunication Cincinnati, Inc. (collectively, FiberNet), which resulted in the expansion of ICI's network. See Note 2.

  A significant portion of the Company's revenue in 1993 and 1994 was from several long distance carriers (IXCs), including MCI and AT&T. Revenues from the IXCs include revenues from services used by the IXCs as well as services used by the IXCs' end users. Revenues from MCI totaled 19% and 11% of total revenues in 1993 and 1994, respectively. Revenues from AT&T represented 11% and 6% of total revenues in 1993 and 1994, respectively. Revenues from MCI and AT&T together totaled less than 10% for 1995.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Intermedia Communications of Florida, Inc. and its wholly-owned subsidiaries, Phone One, Inc. and FiberNet (collectively, the Company), from the respective dates of acquisition. All material intercompany transactions and balances have been eliminated in consolidation.

CASH EQUIVALENTS

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS

  Short-term investments consist of certificates of deposit with maturities of more than three months when purchased and are stated at cost.

RESTRICTED INVESTMENTS

  Restricted investments are U.S. Treasury Notes which are restricted for the repayment of interest on certain debt and are stated at amortized cost. Management designated these investments as held-to-maturity securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." See Notes 5 and 9.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TELECOMMUNICATIONS EQUIPMENT

  Telecommunications equipment is stated at cost. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

        Telecommunications equipment.................................. 3-7 years
        Fiber optic cable.............................................  20 years
        Furniture and fixtures........................................ 5-7 years

  Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvements.

INTANGIBLES

  Intangible assets are stated at cost and include purchased customer lists, deferred debt issuance costs, and the excess of cost over the fair value of identifiable net assets acquired (goodwill). Customer lists represent records and files obtained from acquired businesses that contain information on customers and the related information essential to contract renewals. Customer lists are being amortized using the straight-line method over their estimated useful lives of eight years. Goodwill is amortized using the straight-line method over periods of eight to forty years.

  Deferred debt issuance costs relate to the issuance of debt and are amortized using the effective interest method over the term of the related agreements. The related amortization is included as a component of interest expense in the accompanying consolidated statements of operations.

  The carrying value of goodwill and customer list will be reviewed if circumstances suggest that it may be impaired. If this review indicates that the intangible assets will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

REVENUE RECOGNITION

  The Company recognizes revenue in the period the service is provided or the goods are shipped for equipment product sales. Unbilled revenues represent revenues earned for telecommunications services provided which will be billed in the succeeding month and totaled $532,000 and $636,257 as of December 31, 1994 and 1995, respectively. Unbilled revenues are included as a component of accounts receivable in the accompanying consolidated balance sheets.

INCOME TAXES

  The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach in accounting for income taxes for all years presented. Deferred income taxes are provided for in the consolidated financial statements and principally relate to net operating losses and basis differences for customer lists and telecommunications equipment.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

  The Company's financial instruments that are exposed to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," are primarily cash and cash equivalents and accounts receivable.

  The Company places its cash and temporary cash investments with high-quality institutions. As of December 31, 1995, cash equivalents totaling approximately $51.3 million were held by a single financial institution. Such amounts were collateralized by government-backed securities.

  Accounts receivable are due from residential and commercial telecommunications customers primarily located in Florida. Credit is extended based on evaluation of the customer's financial condition and generally collateral is not required. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations.

STATEMENT OF CASH FLOWS

  The operating, investing and financing activities included in the 1994 and 1995 consolidated statements of cash flows are presented net of the assets and liabilities acquired in connection with business combinations. See Note 2.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (FAS
121), which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. During 1995, the Company adopted the provisions of FAS 121 with no impact to the consolidated financial statements.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation," which encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. The Company currently follows, and expects to continue to follow, the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

RECLASSIFICATIONS

  Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to 1995 presentations.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

2. ACQUISITIONS

  Effective December 2, 1994, the Company acquired all of the common stock of Phone One, Inc. in exchange for 740,000 shares of common stock of the Company valued at approximately $8.8 million. The acquisition has been accounted for by the purchase method of accounting, with the purchase price allocated based on fair values of assets acquired and liabilities assumed. Under the terms of the purchase agreement, 60,000 of the 740,000 shares were held in escrow pending the resolution of certain indemnified items. Of the 60,000 shares, 22,357 shares were canceled during 1995 to settle one indemnified item. Settlement of the remaining escrowed shares is contingent upon the resolution of a claim for indemnification (see Note 12).

  The operating results of Phone One, Inc. are included in the Company's consolidated financial statements from the date of acquisition.

  On February 15, 1995, ICI acquired FiberNet in exchange for 683,583 shares of the Company's common stock and a note payable of $1.2 million which was paid on July 17, 1995, upon final closing.

  The Company has accounted for the FiberNet transaction as if it occurred on March 1, 1995. The Company determined that FiberNet's estimated operating results for the period February 16, 1995 to February 28, 1995 were not material to its operations. The operating results of FiberNet are included in the Company's consolidated financial statements since March 1, 1995.

  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of Phone One, Inc. and FiberNet had occurred at the beginning of the periods presented, and do not purport to be indicative of the results that actually would have occurred if the acquisition had been acquired as of those dates or of results which may occur in the future.

                                                      YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                        1994          1995
                                                     -----------  ------------
      Revenue....................................... $28,426,815  $ 38,669,364
      Loss before extraordinary item................  (7,978,825)  (19,609,794)
      Net loss......................................  (7,978,825)  (21,201,839)
      Net loss per share............................ $      (.77) $      (2.09)

3. TELECOMMUNICATIONS EQUIPMENT

  Telecommunications equipment consisted of:

                                                            DECEMBER 31
                                                     --------------------------
                                                         1994          1995
                                                     ------------  ------------
      Telecommunications equipment.................. $ 28,429,370  $ 50,506,651
      Fiber optic cable.............................   18,362,936    27,891,274
      Furniture and fixtures........................    1,899,597     5,223,389
      Leasehold improvements........................      588,823       985,876
      Construction in progress......................    8,122,837    12,830,122
                                                     ------------  ------------
                                                       57,403,563    97,437,312
      Less accumulated depreciation.................  (12,737,626)  (21,267,723)
                                                     ------------  ------------
                                                     $ 44,665,937  $ 76,169,589
                                                     ============  ============

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

3. TELECOMMUNICATIONS EQUIPMENT (CONTINUED)

  Depreciation expense totaled $2,931,405, $4,911,001 and $7,940,173 in 1993,
1994 and 1995, respectively.

  Telecommunications equipment and construction in progress included $7,890,234 and $7,264,534 of equipment recorded under capitalized lease arrangements at December 31, 1994 and 1995, respectively. Accumulated amortization of assets recorded under capital leases amounts to $1,340,006 and $1,007,802 at December 31, 1994 and 1995, respectively. Telecommunications equipment purchases financed through capital lease obligations totaled $281,836, $4,558,761 and $4,910,724 in 1993, 1994 and 1995, respectively. The amortization of assets recorded under capital leases is included in depreciation expense.

  In connection with network expansion, the Company had commitments for capital expansion of approximately $8 million at December 31, 1995.

4. INTANGIBLES

  Intangibles consisted of:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
      Customer lists.................................. $10,096,975  $10,096,975
      Goodwill........................................   2,277,225   13,210,045
      Debt issuance costs.............................     599,307    6,233,152
                                                       -----------  -----------
                                                        12,973,507   29,540,172
      Less accumulated amortization...................    (558,889)  (2,553,257)
                                                       -----------  -----------
                                                       $12,414,618  $26,986,915
                                                       ===========  ===========

  Amortization expense amounted to $89,066 in 1993, $220,939 in 1994 and $2,011,508 in 1995.

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt consisted of:

                                                            DECEMBER 31
                                                      -------------------------
                                                         1994          1995
                                                      -----------  ------------
      Senior Notes................................... $       --   $158,983,840
      Senior Secured Notes...........................   6,000,000           --
      Senior Subordinated Debentures.................   3,646,927           --
      Other notes payable............................     424,632       323,143
                                                      -----------  ------------
                                                       10,071,559   159,306,983
      Less current portion...........................    (101,326)     (107,757)
                                                      -----------  ------------
                                                      $ 9,970,233  $159,199,226
                                                      ===========  ============

  During June 1995, ICI issued $160 million principal amount of 13.5% Senior Notes due 2005 which were subsequently exchanged for 13 1/2% Series B Senior Notes due 2005 (the Senior Notes) and warrants to purchase 350,400 shares of the Company's common stock. The Company has allocated $1,051,200 of the proceeds to the warrants, representing the estimated fair value at the date of issuance. The Senior Notes are limited in aggregate principal amount to $160 million and mature on June 1, 2005. The Senior Notes may be redeemed at the option of the Company, in whole or in part, on or after June 1, 2000, at a premium of 106.75% of par and declining to

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

par in 2003, plus accrued and unpaid interest and liquidated damages, if any, through the redemption rate. The Senior Notes bear interest at the rate of 13.5% per annum payable semiannually in arrears on June 1 and December 1. The Senior Notes agreement contains certain covenants including limits on the issuance of additional indebtedness, with which the Company is in compliance at December 31, 1995.

  The Company used a portion of the proceeds to retire its other long-term indebtedness and to repay certain capital lease obligations. The remaining proceeds will be used for capital expenditures in connection with the Company's expansion, for working capital and to purchase securities for an interest repayment fund. See Note 9. In connection with the repayment of certain indebtedness, the Company incurred a prepayment penalty of approximately $1,156,000. This amount, plus the write-off of the related unamortized financing costs have been reported as an extraordinary loss in the accompanying consolidated statement of operations.

  Long-term debt maturities as of December 31, 1995 for the next five years are as follows:

      1996............................................................. $107,757
      1997.............................................................  103,816
      1998.............................................................   56,555
      1999.............................................................   55,015
      2000.............................................................      --

  For the years ended December 31, 1993, 1994 and 1995, the Company capitalized interest cost of $213,668, $257,058 and $677,512, respectively.

  The Company is a party to various capital lease agreements for strands of fiber optic cable, underground conduit and utility poles for the Company's telecommunication uses which extend through the year 2015.

  Future minimum lease payments for assets under the capital leases at December 31, 1995 are as follows:

      1996......................................................... $ 1,751,890
      1997.........................................................   1,223,010
      1998.........................................................   1,061,638
      1999.........................................................   1,022,896
      2000.........................................................     991,696
      Thereafter...................................................   6,413,704
                                                                    -----------
                                                                     12,464,834
      Less amount representing interest............................  (6,226,993)
                                                                    -----------
      Present value of future minimum lease payments...............   6,237,841
      Less current portion.........................................  (1,057,927)
                                                                    -----------
                                                                    $ 5,179,914
                                                                    ===========

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts and fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                         DECEMBER 31, 1995
                                                     -------------------------
                                                       CARRYING
                                                        AMOUNT     FAIR VALUE
                                                     ------------ ------------
      ASSETS:
        Cash and cash equivalents................... $ 50,996,919 $ 50,996,919
        Short-term investments......................    2,100,000    2,100,000
        Restricted investments, current and
         noncurrent.................................   49,723,016   49,964,050
        Accounts receivable.........................    7,954,194    7,954,194
      LIABILITIES:
        Long-term debt:
         Senior Notes............................... $158,983,840 $179,200,000
         Other notes payable........................      323,143      323,143

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents, short-term investments, accounts receivable and other notes payable: The carrying amount of these items are a reasonable estimate of their fair value.

  Restricted investments: As of December 31, 1995, these investments are classified as held-to-maturity, in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The fair value of these investments is estimated from quoted market prices.

  Senior Notes: The estimated fair value is based on negotiated trades for the securities including the related detachable warrants at year end as provided by the Company's investment banker.

7. OPTIONS AND WARRANTS

  At December 31, 1995 warrants to purchase the following shares of the Company's common stock were outstanding:

      SHARES                   PRICE PER SHARE                                 EXPIRATION DATE
      ------                   ---------------                                 ---------------
        6,472                      $ 4.20                                       March 4, 1997
      317,460                        4.20                                       June 2, 1997
      350,400                       10.86                                       June 1, 2000

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

7. OPTIONS AND WARRANTS (CONTINUED)

  The Company has a Stock Option Plan (the Plan) under which options to acquire an aggregate of 1,346,000 shares of Common Stock may be granted to employees, officers, directors and consultants of the Company. The Plan authorizes the Board of Directors (the Board) to issue incentive stock options
(ISOs), as defined in Section 422A(b) of the Internal Revenue Code, and stock options that do not conform to the requirements of that Code section (Non-
ISOs). The Board has discretionary authority to determine the types of stock options to be granted, the persons among those eligible to whom options will be granted, the number of shares to be subject to such options, and the terms of the stock option agreements. The exercise price of each ISO shall not be less than the fair market value of the Common Stock at the time of the grant. The exercise price of each Non-ISO will be determined by the Board at the time of the grant. Options may be exercised in the manner and at such times as fixed by the Board, but may not be exercised after the tenth anniversary of the grant of such options.

  The following table summarizes the transactions for the three years ended December 31, 1995 relating to the Plan:

                                                       NUMBER OF    PER SHARE
                                                        SHARES    OPTION PRICE
                                                       ---------  -------------
Outstanding, January 1, 1993..........................   327,928  $ 6.06-$ 8.00
 Granted..............................................   408,251  $ 6.13-$12.13
 Exercised............................................   (22,076) $ 6.60-$ 9.13
 Canceled.............................................   (86,364) $ 6.50-$ 9.13
                                                       ---------
Outstanding, December 31, 1993........................   627,739  $ 6.06-$12.13
 Granted..............................................   233,248  $10.25-$12.25
 Exercised............................................   (41,756) $ 6.25-$10.63
 Canceled.............................................   (70,464) $ 6.06-$12.13
                                                       ---------
Outstanding, December 31, 1994........................   748,767  $ 6.06-$12.25
 Granted..............................................   549,057  $ 9.50-$15.56
 Exercised............................................   (37,831) $ 6.38-$12.25
 Canceled.............................................  (121,019) $ 6.38-$12.25
                                                       ---------
Outstanding, December 31, 1995........................ 1,138,974  $ 6.06-$15.56
                                                       =========
Exercisable, December 31, 1995........................   321,843  $ 6.06-$15.56

  The Board of Directors has reserved 675,868 shares of common stock in connection with Stock Purchase Warrants, and 1,244,337 shares of common stock that may be issued to employees, officers, directors, and consultants of the Company pursuant to stock options as may be determined by the Board of Directors.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

8. INCOME TAXES

  At December 31, 1995, the Company had temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts measured by tax laws. The Company also has net operating loss (NOL) carryforwards available to offset future taxable income. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                             DEFERRED TAX
                                                           ASSET (LIABILITY)
                                                        ------------------------
                                                           1994         1995
                                                        -----------  -----------
   TEMPORARY DIFFERENCES/CARRYFORWARDS
     Tax over book depreciation........................ $(2,777,874) $(3,410,117)
     Intangibles.......................................  (3,786,366)  (3,324,225)
                                                        -----------  -----------
       Total deferred tax liabilities..................  (6,564,240)  (6,734,342)
     Net operating loss carryforwards..................   6,450,977   14,198,845
     Other.............................................      16,311      300,746
                                                        -----------  -----------
       Total deferred tax assets.......................   6,467,288   14,499,591
     Less valuation allowance..........................         --     7,765,249
                                                        -----------  -----------
       Net deferred tax assets.........................   6,467,288    6,734,342
                                                        -----------  -----------
     Net deferred tax liabilities...................... $   (96,952) $       --
                                                        ===========  ===========

  The Company's NOL carryforwards expire as follows:

      YEAR INCURRED                                            AMOUNT    EXPIRES
      -------------                                          ----------- -------
      1988.................................................. $ 1,091,000  2003
      1989..................................................   1,835,000  2004
      1990..................................................   2,908,000  2005
      1991..................................................   1,713,000  2006
      1992..................................................   1,292,000  2007
      1993..................................................   4,548,000  2008
      1994..................................................   4,757,000  2009
      1995..................................................  19,719,000  2010

  Approximately $1,000,000 of the Company's net operating loss carryforward is subject to the "ownership change" rules of Section 382 of the Internal Revenue Code of 1986 and can only be utilized at the rate of approximately $500,000 per year.

9. RESTRICTED INVESTMENTS

  The terms of the Company's Senior Note agreement (see Note 5) required the Company to use a portion of the debt proceeds to purchase pledged securities (Restricted Investments) sufficient to provide for the payment of interest on the Senior Notes through June 1, 1998. The Company has purchased government securities whose maturity coincides with the interest repayment dates.

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

9. RESTRICTED INVESTMENTS (CONTINUED)

  The Company's restricted investments at December 31, 1995 are summarized as follows:

                                                 GROSS      GROSS     ESTIMATED
                                    AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                      COST       GAINS      LOSSES      VALUE
                                   ----------- ---------- ---------- -----------
   U.S. Treasury Notes............ $49,723,016  $241,034     $--     $49,964,050
                                   ===========  ========     ====    ===========

  The amortized cost and estimated fair value of the Company's restricted investments at December 31, 1995 by contractual maturity are summarized as follows:

                                                         AMORTIZED   ESTIMATED
   MATURITIES                                              COST     FAIR VALUE
   ----------                                           ----------- -----------
   Due within one year................................. $18,854,015 $18,980,942
   Due after one year through five years...............  30,869,001  30,983,108
                                                        ----------- -----------
                                                        $49,723,016 $49,964,050
                                                        =========== ===========

10. EMPLOYEE BENEFIT PLAN

  The Company has established a 401(k) profit-sharing plan. Employees 21 years or older with one year of service are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed $9,240 in 1995. The Company will match one-half of a participant's contribution, up to a maximum of 3% of the participant's compensation. The Company's matching contribution fully vests after five years of service. The Company's contributions to the plan were approximately $23,000, $58,000, and $85,000 in 1993, 1994, and 1995,
respectively.

11. OPERATING LEASES

  The Company leases rights-of-way and cable conduit space, fiber optic cable, terminal facility space, and office space. The leases generally contain renewal options which range from one year to fifteen years, with certain rights-of-way and cable conduit space being renewable indefinitely after the minimum lease term subject to cancellation notice by either party to the lease. Lease payments in some cases may be adjusted for related revenues, increases in property taxes, operating costs of the lessor, and increases in the Consumer Price Index. Lease expense was $1,421,000, $908,000, and $1,466,000 for 1993, 1994, and 1995, respectively.

  Future minimum lease payments under noncancelable operating leases with original terms of more than one year as of December 31, 1995 are as follows:

                     RIGHTS-OF-WAY   FIBER     TERMINAL
                       AND CABLE     OPTIC     FACILITY    OFFICE
                     CONDUIT SPACE   CABLE      SPACE      SPACE       TOTAL
                     ------------- ---------- ---------- ---------- -----------
   1996.............  $  273,280   $  375,340 $  399,414 $1,628,659 $ 2,676,693
   1997.............     273,280      291,168    345,056  1,515,859   2,425,363
   1998.............     273,280      291,168    312,891  1,462,680   2,340,019
   1999.............     273,280      120,791    257,398  1,380,860   2,032,329
   2000.............     273,280       86,716    211,532  1,265,113   1,836,641
   Thereafter.......   1,047,572      173,432    700,413    723,851   2,645,268
                      ----------   ---------- ---------- ---------- -----------
                      $2,413,972   $1,338,615 $2,226,704 $7,977,022 $13,956,313
                      ==========   ========== ========== ========== ===========

                  INTERMEDIA COMMUNICATIONS OF FLORIDA, INC.

12. CONTINGENCIES

  On May 3, 1995, the Company asserted a claim for indemnification against the former shareholder of Phone One Inc. (the "Former Shareholder") for approximately $1 million on account of various breaches of representations and warranties made by the Former Shareholder to the Company in the agreement for the acquisition of Phone One Inc. (the "Phone One Acquisition Agreement"). The Former Shareholder has objected to the indemnification claim, which is subject to arbitration under the Phone One Acquisition Agreement. On July 27, 1995, the Company commenced an arbitration to recover $1,055,859 from the Former Shareholder. On October 9, 1995, the Former Shareholder filed an answer and counterclaims contesting the liability and claiming damages for alleged breach of contract, misrepresentation, interference with business relations, and violations of state and federal statutes and regulations. The Former Shareholder claims damages in excess of $2 million and attorneys' fees on the principal assertion that the Company fraudulently induced the Former Shareholder to consummate the Phone One Acquisition Agreement by failing to disclose its alleged intention not to honor its obligations under a related long distance services agreement. While the indemnification claims and the counterclaims are in their earliest stages, the Company, after consultation with counsel, believes that it has meritorious defenses to the counterclaims, which it will vigorously contest, and that its indemnification claims are meritorious. The Company is currently engaged in settlement negotiations with the Former Shareholder. The Company believes that in no event will the action have a material adverse impact on its financial condition, results of operations or cash flows.

  The Company is not a party to any other pending legal proceedings except for various claims and lawsuits arising in the normal course of business. The Company does not believe that these normal course of business claims or lawsuits will have a material effect on the Company's financial condition, results of operations or cash flows.

13. SUBSEQUENT EVENT

  On February 20, 1996, the Company entered into an agreement to purchase the telecommunications assets of EMI Communications Corp. (EMI) in exchange for 937,500 shares of the Company's common stock. Consummation of the acquisition is subject to receipt of federal and state regulatory and municipal approvals and certain other conditions. Management of the Company expects all of the conditions to consummation will be satisfied by September 30, 1996, but there can be no assurances.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telecommunication Division of
 EMI Communications Corporation

  We have audited the accompanying balance sheets of Telecommunication Division of EMI Communications Corporation as of July 31, 1994 and 1995, and the related statements of operations and divisional equity and cash flows for each of the two years in the period ended July 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The Telecommunication Division is a part of EMI Communications Corporation and has no separate legal status or existence. Transactions with EMI Communications Corporation and its parent, Newhouse Broadcasting Corporation, are described in the notes to financial statements.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecommunication Division of EMI Communications Corporation at July 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Tampa, Florida
March 8, 1996

          TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

                                 BALANCE SHEETS

                                                    JULY 31
                                            ----------------------- JANUARY 31,
                                               1994        1995        1996
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Accounts receivable (less allowance for
   doubtful accounts of $12,500 in 1994,
   1995, and 1996, respectively)........... $ 3,737,927 $ 7,681,387 $ 8,238,646
  Notes receivable and other assets........     108,156     123,369      92,460
  Prepaid expenses.........................     241,709     311,396     371,842
                                            ----------- ----------- -----------
    Total current assets...................   4,087,792   8,116,152   8,702,948
Property and equipment, net................  13,522,348  11,282,436  10,040,740
Deposits, deferred charges and other
 assets....................................     441,256     331,197     429,054
                                            ----------- ----------- -----------
      Total assets......................... $18,051,396 $19,729,785 $19,172,742
                                            =========== =========== ===========
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable......................... $ 4,028,815 $ 4,875,071 $ 4,910,025
  Federal transfer surcharge (Note 7)......   3,497,500   4,556,700   4,556,700
  Accrued compensation, employee benefits,
   pension, and related taxes..............     367,892     355,501     175,795
  Accrued sales and franchise tax..........      91,092     609,845   1,058,264
  Deferred revenue.........................     101,627     140,492      50,187
  Other accrued liabilities................      50,428      56,892      46,469
                                            ----------- ----------- -----------
    Total current liabilities..............   8,137,354  10,594,501  10,797,440
Accrued pension and postretirement
 benefits..................................     227,055     449,961     574,961
                                            ----------- ----------- -----------
                                              8,364,409  11,044,462  11,372,401
Divisional equity..........................   9,686,987   8,685,323   7,800,341
                                            ----------- ----------- -----------
      Total liabilities and divisional
       equity.............................. $18,051,396 $19,729,785 $19,172,742
                                            =========== =========== ===========


                       See notes to financial statements.

          TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

                 STATEMENTS OF OPERATIONS AND DIVISIONAL EQUITY

                                                      SIX-MONTH PERIOD ENDED
                              YEAR ENDED JULY 31            JANUARY 31
                            ------------------------  ------------------------
                               1994         1995         1995         1996
                            -----------  -----------  -----------  -----------
                                                            (UNAUDITED)
REVENUES
  Communication service.... $32,920,416  $35,643,585  $17,869,789  $21,026,461
  Microwave service........   4,186,791    4,127,504    1,907,994    2,113,098
  Other....................     205,756      250,775      110,558      118,264
                            -----------  -----------  -----------  -----------
                             37,312,963   40,021,864   19,888,341   23,257,823
EXPENSES
  Facilities administration
   and maintenance costs...  35,602,603   36,082,066   18,218,031   22,072,370
  Selling, general, and
   administrative..........   3,021,910    2,873,478    1,179,117    1,371,503
  Depreciation and
   amortization............   5,140,841    5,122,796    2,391,077    2,004,960
                            -----------  -----------  -----------  -----------
                             43,765,354   44,078,340   21,788,225   25,448,833
                            -----------  -----------  -----------  -----------
Loss from operations.......  (6,452,391)  (4,056,476)  (1,899,884)  (2,191,010)
Interest expense, net......    (937,807)    (790,452)    (387,354)    (129,222)
                            -----------  -----------  -----------  -----------
Loss before income taxes...  (7,390,198)  (4,846,928)  (2,287,238)  (2,320,232)
Income tax benefit.........  (2,711,889)  (1,763,875)    (832,928)    (845,129)
                            -----------  -----------  -----------  -----------
Net loss...................  (4,678,309)  (3,083,053)  (1,454,310)  (1,475,103)
Divisional equity,
 beginning of year.........   9,425,642    9,686,987    9,686,987    8,685,323
Distribution from parent...   4,939,654    2,081,389    1,540,701      590,121
                            -----------  -----------  -----------  -----------
Divisional equity, end of
 year...................... $ 9,686,987  $ 8,685,323  $ 9,773,378  $ 7,800,341
                            ===========  ===========  ===========  ===========


                       See notes to financial statements.

          TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                      SIX-MONTH PERIOD ENDED
                              YEAR ENDED JULY 31            JANUARY 31
                            ------------------------  ------------------------
                               1994         1995         1995         1996
                            -----------  -----------  -----------  -----------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................  $(4,678,309) $(3,083,053) $(1,454,310) $(1,475,103)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation and
   amortization...........    5,140,841    5,122,796    2,391,077    2,004,960
  Gain on sale of
   property, plant and
   equipment..............      (12,221)     (21,831)         --           --
  Changes in operating
   assets and liabilities:
    Accounts receivable...      194,768   (3,943,460)    (749,721)    (557,259)
    Notes receivable and
     other assets.........      (66,629)     (15,213)       1,526       30,909
    Prepaid expenses......      (70,709)     (69,687)    (341,629)     (60,446)
    Deposits, deferred
     charges and other
     assets...............     (114,823)       7,228      (38,087)    (148,857)
    Accounts payable and
     accrued liabilities..     (917,000)   1,359,082   (1,356,396)     293,244
    Federal transfer
     surcharge............    1,147,700    1,059,200      566,200          --
    Deferred revenue......      (47,067)      38,865      (21,430)     (90,305)
    Accrued pension and
     post-retirement
     benefits.............      189,597      222,906      105,716      125,000
                            -----------  -----------  -----------  -----------
Net cash provided by (used
 in) operating activities.      766,148      676,833     (897,054)     122,143
INVESTING ACTIVITIES
Purchase of property and
 equipment................   (5,727,699)  (2,795,123)    (643,647)    (712,264)
Proceeds from sale of
 property and equipment...       21,897       36,901          --           --
                            -----------  -----------  -----------  -----------
Net cash used in investing
 activities...............   (5,705,802)  (2,758,222)    (643,647)    (712,264)
FINANCING ACTIVITIES
Distribution from Parent..    4,939,654    2,081,389    1,540,701      590,121
                            -----------  -----------  -----------  -----------
Net cash provided by
 financing activities.....    4,939,654    2,081,389    1,540,701      590,121
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............          --           --           --           --
Cash and cash equivalents,
 beginning of year........          --           --           --           --
                            -----------  -----------  -----------  -----------
Cash and cash equivalents,
 end of year..............  $       --   $       --   $       --   $       --
                            ===========  ===========  ===========  ===========

                       See notes to financial statements.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION PERTAINING TO JANUARY 31, 1996 AND FOR THE SIX-MONTH
             PERIODS ENDED JANUARY 31, 1996 AND 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  The Telecommunication Division of EMI Communications Corporation (the "Division") is a New York State based telecommunications company which operates a digital network, offering full-service telecommunications including systems engineering, interchange transmission facilities, end user communication services and network management. The Division generally services governmental entities, commercial end-users, as well as other corporations primarily in the Northeast United States and Canada.

  For the years ended July 31, 1994 and 1995 revenue of 70% and 67%, respectively, was derived from the Division's primary customer, State of New York's Office of General Services. In addition, for the years ended July 31, 1994 and 1995 74% and 75%, respectively, of accounts receivable were owed to the Division by this customer. The Division does not normally obtain collateral on accounts receivable.

FINANCIAL STATEMENT PRESENTATION

  The financial statements include only those accounts related to the Division's operations after elimination of significant intercompany transactions. All other accounts of EMI Communications Corporation and its parent, Newhouse Broadcasting Corporation (collectively, the "Parent"), have not been included in the financial statements since they are not directly related to the Division's operations.

PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is calculated over the estimated useful lives of the assets using the straight-line and accelerated methods for financial statement reporting and income tax purposes.

INCOME TAXES

  The Division accounts for income taxes under the liability method as prescribed by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that may be in effect when the differences are expected to reverse. Refer to Note 3.

POSTRETIREMENT BENEFITS

  The Division accounts for postretirement benefits other than pensions in accordance with Financial Accounting Standards Board Statement No. 106 by accruing the estimated cost of retiree benefits other than pensions during the employees' active service period. The Division is recognizing the transition obligation over a 22-year period. Refer to Note 5.

DEFERRED REVENUE

  Proceeds received from telecommunication customers in advance of services are deferred at the time of receipt and are included in revenues on a pro rata basis as the services are provided.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

LONG LIVED ASSETS

  In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Division will adopt Statement No. 121 for the fiscal year ending July 31, 1997 and, due to the significant amount of technical equipment maintained by the Division and the extensive number of estimates to be made to assess the financial impact of adoption of Statement No. 121, financial statement impact has not yet been determined.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERCOMPANY ACCOUNTS

  All balance sheet related intercompany balances, which resulted from various transactions between the Division and its Parent, have been presented on a net basis and included in divisional equity. The balance is primarily the result of the Division's capitalization and participation in the Parent's central cash management program.

INTERCOMPANY EXPENSE ALLOCATION

  The Parent provides various administrative services to the Division including legal assistance, cash management and management advisory services. It is the Parent's policy to charge these expenses and all other operating expense, on both a direct and indirect cost basis. These expenses (which are included in operating expenses) were $197,550 and $197,550 for the years ended July 31, 1994 and 1995, respectively. Interest charges have been allocated based on the assets employed. For the years ended July 31, 1994 and 1995 interest paid was $568,757 and $668,743, respectively. Management believes these allocation methods are reasonable.

INTERIM FINANCIAL STATEMENTS

  The unaudited balance sheet at January 31, 1996 and the unaudited statements of operations and divisional equity and cash flows for the six-month periods ended January 31, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

2. PROPERTY AND EQUIPMENT

  Property and equipment and the related lives for depreciation purposes consisted of the following:

                                                  JULY 31
                                          ------------------------  DEPRECIABLE
                                             1994         1995         LIVES
                                          -----------  -----------  -----------
   Land.................................  $   271,259  $   271,259
   Buildings and improvements...........    1,331,246    1,340,246  10-31 years
   Technical equipment..................   43,905,095   46,352,865    5-7 years
   Other equipment, automobiles,
    furniture and fixtures..............    3,970,720    3,953,279    5-7 years
                                          -----------  -----------
                                           49,478,320   51,917,649
   Less accumulated depreciation........  (37,050,275) (41,703,424)
                                          -----------  -----------
                                           12,428,045   10,214,225
   Leasehold improvements, net of
    accumulated amortization of $810,242
    and $860,206 at July 31, 1994 and
    1995, respectively..................    1,094,303    1,068,211   5-31 years
                                          -----------  -----------
                                          $13,522,348  $11,282,436
                                          ===========  ===========

3. INCOME TAXES

  The Division's taxable income is included in the consolidated federal income tax return filed by the Parent. For financial reporting purposes the Division's income tax expense or benefit is computed on a separate company basis, with the resulting current income taxes payable or receivable and related deferred income taxes settled through the intercompany accounts. Accordingly, all balance sheet related income tax balances have been presented on a net basis and included in divisional equity.

  The income tax benefit differs from the amount computed by applying the federal statutory rate to loss before income taxes. The difference is reconciled as follows:

                                                       YEAR ENDED JULY 31
                                                     ------------------------
                                                        1994         1995
                                                     -----------  -----------
   Loss before income taxes......................... $(7,390,198) $(4,846,928)
   Federal statutory rate...........................          35%          35%
                                                     -----------  -----------
                                                      (2,586,569)  (1,696,425)
   State and local income taxes, net of federal tax
    effect..........................................    (132,872)     (86,317)
   Other............................................       7,552       18,867
                                                     -----------  -----------
   Benefit based on loss............................ $(2,711,889) $(1,763,875)
                                                     ===========  ===========

  Deferred income taxes arise principally from differences between financial reporting and income tax reporting of the federal transfer surcharge, accrued postretirement and pension benefits, asset valuation allowances and accrued expenses.

4. PENSION PLAN

  The Division participates in a Parent-sponsored noncontributory pension plan which covers substantially all employees. The plan provides participating employees with retirement benefits in accordance with benefit provision formulas which are based on years of service and career pay. The Division's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

4. PENSION PLAN--(CONTINUED)

Retirement Income Security Act of 1974, plus additional amounts as the Division may determine to be appropriate from time to time.

  A summary of the components of net periodic pension costs is presented below:

                                                            YEAR ENDED JULY 31
                                                            -------------------
                                                              1994      1995
                                                            --------  ---------
     Service cost-benefits earned during the period........ $119,689  $ 110,981
     Interest cost on projected benefit obligation.........  117,086    127,169
     Actual return on plan assets..........................  (20,672)  (198,111)
     Net amortization and deferral.........................  (62,598)    90,725
                                                            --------  ---------
     Net periodic pension cost............................. $153,505  $ 130,764
                                                            ========  =========

  Actuarial assumptions used to determine pension costs include a discount rate of 8.5%, expected long-term rate of return on assets of 9.5%, and expected rate of increase in future compensation of 5% for all periods shown.

  A summary of the Plan's funded status and amounts recognized in the Division's balance sheets is as follows:

                                                             JULY 31
                                                     ------------------------
                                                        1994         1995
                                                     -----------  -----------
     Actuarial present value of accumulated benefit
      obligations:
       Vested......................................  $(1,186,458) $(1,330,453)
       Nonvested...................................      (43,423)     (49,642)
                                                     -----------  -----------
                                                      (1,229,881)  (1,380,095)
     Projected compensation increases..............     (309,397)    (327,406)
                                                     -----------  -----------
     Projected benefit obligations.................   (1,539,278)  (1,707,501)
     Plan assets at market value...................    1,156,268    1,400,566
                                                     -----------  -----------
     Projected benefit obligations in excess of
      plan assets..................................     (383,010)    (306,935)
     Unrecognized net transition obligation........       57,348       50,975
     Unrecognized net loss.........................      190,795      104,322
                                                     -----------  -----------
     Pension liability recognized in the balance
      sheets.......................................  $  (134,867) $  (151,638)
                                                     ===========  ===========

  The components of the pension liability recognized in the balance sheets are as follows:

                                                                 JULY 31
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
     Current.............................................. $ (58,599) $ (52,745)
     Long-term............................................   (76,268)   (98,893)
                                                           ---------  ---------
                                                           $(134,867) $(151,638)
                                                           =========  =========

  The Plan's assets at July 31, 1994 and 1995 were primarily invested in fixed income securities, equities and short-term securities.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

4. PENSION PLAN--(CONTINUED)

  In addition to the defined benefit pension plan as described above, the Division also participates in a defined contribution 401(k) plan covering substantially all employees. Provisions of the plan allow employees to contribute a portion of their salary or wages as prescribed under Section 401(k) of the Internal Revenue Code. The Division provides an employer contribution based on a percentage of the employee's contribution. The employer's contribution was $37,016 and $48,999 for the years ended July 31, 1994 and 1995, respectively.

5. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Division participates in a Parent-sponsored postretirement health care and life insurance plan to retirees and eligible dependents. These benefits are funded as incurred from the general assets of the Division. Prior to July 31, 1993, the cost of retiree health care and life insurance benefits was charged to expense as premiums were paid (pay-as-you-go-basis).

  Effective August 1, 1993, the Division adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement requires that the cost of postretirement benefits be accrued during an employee's active working career instead of recognizing this cost on the cash basis. In accordance with Statement No. 106, the transition obligation, representing the unrecognized accumulated past-service benefit obligation for all plan participants, may be recognized as a cumulative effect of an accounting change or may be amortized on a straight-line basis over the average remaining service period of active plan participants. The Division has elected to amortize the $783,450 of transitional obligation on a straight-line basis over 22 years. For the years ended July 31, 1994 and 1995, the adoption of the statement resulted in an increase in postretirement benefit cost of $150,787 and $200,281, respectively.

  A summary of the components of net periodic other postretirement benefit costs relating to the Plan is as follows:

                                                            YEAR ENDED JULY 31
                                                            -------------------
                                                              1994      1995
                                                            --------- ---------
     Service cost--benefits earned during the year......... $  62,305 $  82,538
     Interest cost on projected benefit obligation.........    62,299    88,144
     Net amortization and deferral.........................    35,611    37,430
                                                            --------- ---------
     Net postretirement benefit cost....................... $ 160,215 $ 208,112
                                                            ========= =========

  Actuarial assumptions used to determine the liability for the postretirement benefits other than pensions included the assumed weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation of 8.5% and the assumed weighted average rate of increase in future compensation levels related to pay-related life insurance benefits of 5.0% for all periods shown.

  The future health care cost trend rate for the year ended July 31, 1995 was approximately 14% and is assumed to decrease to 7% by the year 2006 and remain at that approximate level thereafter. The health care trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligations by $299,627 and increase the aggregate of the service and interest cost components of the net postretirement benefit costs by $57,070 for the year ended July 31, 1995.

  The Division has not prefunded any of its postretirement health and life insurance liabilities, and consequently, there are no expected returns on assets anticipated in the calculation of expense.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

5. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--(CONTINUED)

  A schedule reconciling the accumulated benefit obligation with the Division's recorded liability follows:

                                                              JULY 31
                                                       ----------------------
                                                         1994        1995
                                                       ---------  -----------
     Accumulated postretirement benefit obligation:
       Retirees....................................... $(112,698) $  (124,637)
       Fully eligible active participants.............  (173,328)    (217,276)
       Other active participants......................  (515,843)    (861,851)
                                                       ---------  -----------
     Accumulated postretirement benefit obligation....  (801,869)  (1,203,764)
     Unrecognized net loss (gain).....................   (96,757)     140,469
     Unrecognized transition obligation...............   747,839      712,227
                                                       ---------  -----------
     Accrued noncurrent postretirement benefit
      recognized in the balance sheets................ $(150,787) $  (351,068)
                                                       =========  ===========

6. COMMITMENTS AND CONTINGENCIES

  At July 31, 1994 and 1995, the Division has issued letters of credit amounting to $6,023,000 and $5,780,000, respectively, related to performance guarantees on contracts with a customer and a vendor.

  The Division is obligated under long-term leases expiring at various dates through 2008. Certain leases contain renewal options. The leases generally provide that the Division shall pay adjustments for property taxes, insurance, utilities, and other related charges.

  Future minimum lease payments under noncancelable operating leases as of July 31, 1995 are as follows:

     YEAR                                                              AMOUNT
     ----                                                            -----------
     1996........................................................... $ 2,849,928
     1997...........................................................   2,329,665
     1998...........................................................   2,062,885
     1999...........................................................   1,640,367
     2000...........................................................     866,387
     Thereafter.....................................................     981,529
                                                                     -----------
                                                                     $10,730,761
                                                                     ===========

  Rent expense under these leases totaled $2,557,546 and $2,371,905 for the years ended July 31, 1994 and 1995, respectively.

         TELECOMMUNICATION DIVISION OF EMI COMMUNICATIONS CORPORATION

6. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Aggregate future minimum rentals to be received under noncancelable subleases, expiring on various dates through 2008, are as follows:

     YEAR                                                               AMOUNT
     ----                                                             ----------
     1996............................................................ $  744,704
     1997............................................................    534,587
     1998............................................................    424,337
     1999............................................................    332,719
     2000............................................................    176,417
     Thereafter......................................................    151,925
                                                                      ----------
                                                                      $2,364,689
                                                                      ==========

7. FEDERAL TRANSFER SURCHARGE

  During March 1995, the State of New York's Office of General Services ("OGS") contested the billing of certain Federal Transfer Surcharges from January 1, 1991 through February 1995. The Division negotiated with OGS and on December 14, 1995 a settlement was reached for the disputed surcharges.

  Included in operations for the years ended July 31, 1994 and 1995 is $1,147,700 and $1,059,200, respectively, including interest charges of $137,000 and $127,000, respectively, in connection with this settlement. No further charges to operations for this settlement are expected and the settlement is expected to be paid beginning in April 1996.

8. SUBSEQUENT EVENT

  On February 20, 1996, the Parent entered into an agreement to sell the property and equipment of the Division, as well as assign customer lists, certain contracts and leases, to Intermedia Communications of Florida, Inc.
(ICI) for 937,500 shares of ICI common stock. Consummation of the transaction is subject to receipt of certain regulatory approvals and certain other conditions.

                                                       APPENDIX A TO PROSPECTUS

                                   GLOSSARY

  Access charges--The charges paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

  ATM (Asynchronous Transfer Mode)--An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three byte-long packet or cell. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

  Bandwidth--The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTS) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

  Central office--The switching center or central switching facility of a local telephone company.

  CENTREX--Central office based alternative for a private business exchange.

  Dark fiber--Refers to fiber optic cables absent the electronic components that transmit telecommunications traffic through such cables.

  Dedicated--Refers to telecommunications lines dedicated to or reserved for use by particular customers along predetermined routes (in contrast to telecommunications lines within the local telephone company's public switched network).

  Digital--Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information, as opposed to the continuously variable analog signal.

  Diverse routing--Describes a telecommunications facility where the telecommunications signals are transported simultaneously in two different directions (either over the same cable or over different cables) so that, if the cable is cut, the traffic can continue without interruption to its destination. ICI's networks, like the networks of many carriers, provide diverse routing by virtue of their ring-like architecture, which permits traffic to be transported simultaneously to its destination in opposite directions along the ring.

  Enhanced network services--Telecommunications services providing digital connectivity, primarily for data applications, via frame relay, ATM, or digital interexchange private line facilities. Enhanced network services also include applications on such networks, including Internet access and other Internet services.

  FCC--Federal Communications Commission.

  Fiber mile--Refers to the number of route miles along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Frame relay--A wide area transport technology that organizes data into units called frames instead of providing fixed bandwidth as with private lines.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992, August 1993 and July 1994 which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CAP, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  Interexchange Services--Often called long distance services, these are telecommunications services all offered through circuit switched network devices. Interexchange Services include outbound and inbound calling services, calling card and related features.

  Interoperability--The ability of systems to interact in a seamless fashion.

  IXC (IntereXchange Carrier)--A long distance carrier providing services between local exchanges on an intrastate or interstate basis. A long distance carrier may also be a long distance resale company.

  LAN (Local Area Network)--Refers to the interconnection of computers for the purpose of sharing files, programs and printers. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATA--Refers to a Local Access and Transport Area. A geographic area (one of 161 in the United States) established at the time AT&T divested the regional Bell operating companies. LECs and competitive local exchange carriers (CLECs) are authorized as the carriers of telecommunications within a LATA. IXCs typically carry telecommunications traffic between or among LATAs. Regulations vary from state to state.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  Local exchange--A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

  Local Exchange Services--Switched telecommunications services that connect telephone users to each other, within the metropolitan area. These services include "local dial tone" services such as business lines, CENTREX services and related features and switched access to IXC networks.

  Local Network Services--Telecommunications services provided within a metropolitan area. These services include local exchange, switched and special access, and local private line services.

  Node--An individual point of origination or termination of data on the ICI enhanced data network.

  POP (Point Of Presence)--Locations where a carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that carrier.

  Private line--Refers to a dedicated telecommunications connection between different locations.

  RBOC--Regional Bell operating company.

  Redundant electronics--Describes a telecommunications facility using two separate electronic devices to transmit the telecommunications signal so that if one device malfunctions, the signal may continue without interruption. ICI's networks typically use redundant electronics.

  Route mile--A geographical measure defined as one physical mile of fiber optic cable, regardless of the number of telecommunications paths within that cable. See the definition of "fiber mile" above.

  SONET (Synchronous Optical NETwork)--A family of fiber optic transmission rates created to provide the flexibility needed to transport many digital signals with different capacities, and to provide a design standard for manufacturers.

  Special access services--Refers to a private, dedicated telecommunications lines or "circuits" along the network of a local telephone company or alternative local exchange carrier (such as ICI), which line or circuit runs to or from the POPs of long distance carriers. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier's POPs to the POPs of another long distance carrier, or from the business or government customer to its long distance carrier's POPs. Special access services do not require the use of switches.

  Switch--Refers to, in modern telephony, an electronic device that selects and connects circuits together to create a path for a telecommunications transaction. These devices are available to handle voice and data.

  Switched access services--Refers to transportation of switched traffic along dedicated lines between a local exchange providers' central offices and a long distance carriers' POPs.

  Switched local services--Refers to local "dial tone" services such as those offered by the LECs. These services are now becoming open to competition in many states.

  Switched traffic--Refers to telecommunications traffic that traverse any switched network (i.e., not on dedicated lines). This traffic is switched at a carrier's facility.

  Systems integration--Refers to a professional service comprised of consulting, engineering, furnishing, installing, and/or maintaining various hardware and software systems for a particular customer purpose.

  VSAT (Very Small Aperture Terminal)--Refers to a means of transporting and delivering data via satellite transmission.

                     [DIAGRAM OF ICI INTEGRATED SERVICES]

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPA-NY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information....................................................   4
Incorporation of Certain Documents by Reference..........................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  13
Use of Proceeds..........................................................  18
Price Range of Common Stock..............................................  19
Dividend Policy..........................................................  19
Dilution.................................................................  19
Capitalization...........................................................  20
Selected Financial and Other Operating Data..............................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  30
Management...............................................................  48
The Selling Stockholders.................................................  51
Description of Capital Stock.............................................  52
Underwriting.............................................................  55
Legal Matters............................................................  56
Experts..................................................................  56
Index to Financial Statements............................................ F-1
Glossary................................................................. A-1

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                          [LOGO OF ICI APPEARS HERE]

                           INTERMEDIA COMMUNICATIONS
                                OF FLORIDA, INC.

                              3,996,689 SHARES OF
                                 COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                 INCORPORATED

                                       , 1996

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration and NASD fee), all of which will be borne by the Company:

      Securities and Exchange Commission filing fee................... $ 94,320
      NASD fee........................................................ $ 27,853
      Legal fees and expenses......................................... $150,000
      Blue Sky fees and expenses...................................... $ 25,000
      Accountant's fees and expenses.................................. $100,000
      Trustee fees.................................................... $ 15,000
      Printing fees................................................... $180,000
      Miscellaneous................................................... $ 57,827
                                                                       --------
          Total....................................................... $650,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

     1.1(1) --Form of Underwriting Agreement for the offering of the Senior
             Discount Notes.
     1.2(1) --Form of Underwriting Agreement for the offering of the Shares.
     4.1(1) --Form of Indenture, dated as of        , 1996 between the Company
             and SunTrust Bank, Central Florida, National Association, as
             Trustee.
     4.2    --Form of Senior Discount Note (included in Exhibit 4.1).
     5.1(2) --Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of
             Shares and Senior Discount Notes.
     8.1    --Opinion of Kronish, Lieb, Weiner & Hellman LLP re: certain tax matters is contained in their opinion filed as Exhibit 5.1 to this
             Registration Statement.
    12.1(2) --Computation of Ratio of Earnings to Combined Fixed Charges and
             Preferred Stock Dividends.
    23.1    --Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.
    23.2(2) --Consent of Ernst & Young LLP.
    23.3(2) --Consent of Mendelsohn Kary Bell & Natoli, P.C.
    24.1(1) --Powers of Attorney.
    25.1(3) --Statement of Eligibility under the Trust Indenture Act of 1939 and Form T-1.

- - --------
(1) Previously filed.
(2) Filed herewith.
(3) Previously filed under separate cover.

ITEM 17. UNDERTAKINGS.

  The undersigned hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TAMPA, ON THIS 8TH DAY OF MAY, 1996.

                                          Intermedia Communications
                                          of Florida, Inc.

                                                    /s/ David C. Ruberg
                                          By: _________________________________
                                                      David C. Ruberg
                                             Chairman of the Board, President
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

Principal Executive Officer:

         /s/ David C. Ruberg           Chairman of the
- - -------------------------------------   Board, President          May 8, 1996
           DAVID C. RUBERG              and Chief Executive
                                        Officer
Principal Financial and Accounting Officers:


                  *                    Chief Financial                 , 1996
- - -------------------------------------   Officer and Senior
         RONALD L. TOLLIVER             Vice President

                  *                    Controller and Chief            , 1996
                                        Accounting Officer

- - -------------------------------------
          JEANNE M. WALTERS

Other Directors:

                  *                    Director                        , 1996
- - -------------------------------------
            JOHN C. BAKER

                  *                    Director                        , 1996

- - -------------------------------------
           GEORGE F. KNAPP

*By:  ______/s/ David C. Ruberg______
 DAVID C. RUBERG AS ATTORNEY-IN-FACT

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
     1.1(1) --Form of Underwriting Agreement for the offering of the
             Senior Discount Notes.
     1.2(1) --Form of Underwriting Agreement for the offering of the
             Shares.
     4.1(1) --Form of Indenture, dated as of        , 1996 between the
             Company and Sun Trust Bank, Central Florida, National
             Association as Trustee.
     4.2    --Form of Senior Discount Note (included in Exhibit 4.1).
     5.1(2) --Opinion of Kronish, Lieb, Weiner & Hellman LLP re:
             legality of Shares and Senior Discount Notes.
     8.1    --Opinion of Kronish, Lieb, Weiner & Hellman LLP re: certain tax matters is contained in their opinion filed as Exhibit
             5.1 to this Registration Statement.
    12.1(2) --Computation of Ratio of Earnings to Combined Fixed Charges
             and Preferred Stock Dividends.
    23.1    --Consent of Kronish, Lieb, Weiner & Hellman LLP is
             contained in their opinion filed as Exhibit 5.1 to this
             Registration Statement.
    23.2(2) --Consent of Ernst & Young LLP.
    23.3(2) --Consent of Mendelsohn Kary Bell & Natoli, P.C.
    24.1(1) --Powers of Attorney.
    25.1(3) --Statement of Eligibility under the Trust Indenture Act of
             1939 and Form T-1.

- - --------
(1) Previously filed.
(2) Filed herewith.
(3) Previously filed under separate cover.